SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
(the “Agreement”)

among

BANK OF AMERICA, N.A.
(“Buyer”);

LOANDEPOT BA WAREHOUSE, LLC
(“Seller”)

and

LOANDEPOT.COM, LLC
(“Guarantor” and “Pledgor”)

dated as of

August 20, 2021

Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
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ARTICLE 1 DEFINITIONS AND PRINCIPLES OF CONSTRUCTION    2
1.1    Defined Terms    2
1.2    Principles of Constructions    2
ARTICLE 2 AMOUNT AND TERMS OF TRANSACTIONS    2
2.1    Agreement to Enter into Transactions    2
2.2    Transaction Limits    2
2.3    Description of Underlying Assets    2
2.4    Maximum Transaction Amounts    3
2.5    Use of Proceeds    3
2.6    Price Differential    3
2.7    All Transactions are “Servicing Released”    3
2.8    Terms and Conditions of Transactions    3
2.9    Guaranty and/or Additional Security Agreements    4
ARTICLE 3 PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS    4
3.1    Policies and Procedures    4
3.2    Request for Transaction; Asset Data Record    4
3.3    Delivery of Mortgage Loan Documents    5
3.4    Haircut    6
3.5    Over/Under Account    6
3.6    Payment of Purchase Price    8
3.7    Approved Payees    9
3.8    Funding Drafts    11
3.9    Temporary Modifications    11
3.10    Delivery of Pledged Mortgage-Backed Securities    14
ARTICLE 4 REPURCHASE    14
4.1    Repurchase Price    14
4.2    Repurchase Acceleration Events    14
4.3    Reduction of Asset Value as Alternative Remedy    15
4.4    Designation as Noncompliant Mortgage Loan as Alternative Remedy    15
4.5    Illegality or Impracticability    15
4.6    Payments Pursuant to Sale to Approved Investors    16
4.7    Application of Payments from loanDepot Parties or Approved Investors    16
4.8    Method of Payment    17
4.9    [Reserved]    17
4.10    [Reserved]    17
4.11    Book Account    17
4.12    Full Recourse    17
4.13    Alternative Rate    17
ARTICLE 5 FEES    18
5.1    Payment of Fees    18
ARTICLE 6 SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS AND REPURCHASE TRANSACTIONS    18
6.1    Grant of Security Interest in Purchased Assets; Precautionary Grant of Security Interest in Underlying Assets    18
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6.2    Servicing    20
6.3    Margin Account Maintenance    23
6.4    Custody of Mortgage Loan Documents    25
6.5    Release of Mortgage Loan Documents    26
6.6    True Sales; Repurchase Transactions    26
ARTICLE 7 CONDITIONS PRECEDENT    27
7.1    Initial Transaction    27
7.2    All Transactions    28
7.3    [Reserved].    30
7.4    Satisfaction of Conditions    30
ARTICLE 8 REPRESENTATIONS AND WARRANTIES    30
8.1    Representations and Warranties Concerning loanDepot Parties    30
8.2    Representations and Warranties Concerning Purchased Assets    30
8.3    Continuing Representations and Warranties    31
8.4    Amendment of Representations and Warranties    31
ARTICLE 9 AFFIRMATIVE COVENANTS    31
9.1    Financial Statements and Other Reports    31
9.2    Inspection of Properties and Books    32
9.3    Notice    32
9.4    [Reserved].    34
9.5    Servicing of Mortgage Loans    34
9.6    Evidence of Purchased Assets    34
9.7    Protection of Purchased Assets and Underlying Assets    35
9.8    Further Assurances    35
9.9    Fidelity Bonds and Insurance    35
9.10    Wet Mortgage Loans    35
9.11    ERISA    35
9.12    Beneficial Ownership Certification    36
9.13    MERS    36
9.14    Special Purpose Entity Provisions    37
9.15    Participation Interests as Securities    37
ARTICLE 10 NEGATIVE COVENANTS    37
10.1    No Initial Public Offering Without Consent    37
10.2    Debt and Subordinated Debt    37
10.3    Loss of Eligibility    37
10.4    Financial Covenants and Ratios    37
10.5    Loans to Officers, Employees and Shareholders    37
10.6    Liens on Underlying Assets and Purchased Assets; Liens on Other Assets    37
10.7    Transactions with Affiliates    38
10.8    Consolidation, Merger, Sale of Assets and Change of Control    38
10.9    Payment of Dividends and Retirement of Stock    38
10.10    Purchased Assets    39
10.11    Underwriting, Third Party Origination and Interest Rate Risk Management Practices    39
10.12    Regulation W    39

ARTICLE 11 DEFAULTS AND REMEDIES    39
11.1    Events of Default    39
11.2    Remedies    42
11.3    Reserved    43
11.4    Sale of Purchased Assets    43
11.5    No Obligation to Pursue Remedy    43
11.6    Reimbursement of Costs and Expenses    44
11.7    Application of Proceeds    44
11.8    Rights of Set-Off    44
11.9    Reasonable Assurances    45
ARTICLE 12 INDEMNIFICATION    45
12.1    Indemnification    45
12.2    Payment of Taxes    46
12.3    Agreement Not to Assert Claims    47
12.4    Survival    47
ARTICLE 13 TERM AND TERMINATION    47
13.1    Term    47
13.2    Termination    48
13.3    Extension of Term    48
ARTICLE 14 GENERAL    48
14.1    Integration; Servicing Provisions Integral and Non-Severable    48
14.2    Amendments    49
14.3    No Waiver    49
14.4    Remedies Cumulative    49
14.5    Assignment    49
14.6    Successors and Assigns    49
14.7    Participations    50
14.8    Invalidity    50
14.9    Additional Instruments    50
14.10    Survival    50
14.11    Notices    50
14.12    Personal Identification Number    51
14.13    Governing Law    52
14.14    Counterparts    52
14.15    Headings    52
14.16    Joint and Several Liability of Each Seller    52
14.17    Confidential Information    52
14.18    Intent    53
14.19    Right to Liquidate    54
14.20    Insured Depository Institution    54
14.21    Netting Contract    54
14.22    Reimbursement of Expenses    55
14.23    Examination and Oversight by Regulators    55
14.24    Waiver of Jury Trial    55
14.25    Amendment and Restatement    55
14.26    Tax Treatment    55

14.27    ISDA Stay Protocol    55

EXHIBITS
Exhibit A:    Glossary of Defined Terms
Exhibit B:    Irrevocable Closing Instructions
Exhibit C:    Secretary’s Certificate
Exhibit D:    Corporate Resolutions
Exhibit E:    [Reserved]
Exhibit F:    Assignment of Closing Protection Letter
Exhibit G:    Assignment of Fidelity Bond and Errors and Omission Policy
Exhibit H:    Form of Power of Attorney
Exhibit I:     Acknowledgement of Password Confidentiality Agreement
Exhibit J:     Wiring Instructions
Exhibit K:     Form of Servicer Notice and Acknowledgement
Exhibit L:     Representations and Warranties
Exhibit M:    Form of Confirmation of Temporary Modification
Exhibit N:    Form of Trade Assignment
Exhibit O:    Form of Seller’s Release
Exhibit P:    Form of Warehouse Lender’s Release

SCHEDULES
Schedule 1:    Filing Jurisdictions and Offices

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
THIS SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is made and entered into as of August 20, 2021 by and between Bank of America, N.A., a national banking association (“Buyer”), loanDepot BA Warehouse, LLC, a Delaware limited liability company (“Seller”), and acknowledged, guaranteed and agreed to by loanDepot.com, LLC, a Delaware limited liability company (“Guarantor” or “Pledgor”, as the context requires and together with the Seller, each a “loanDepot Party” and collectively, the “loanDepot Parties”).
RECITALS
A.    Buyer and Guarantor, formerly as seller, entered into that certain Amended and Restated Master Repurchase Agreement, dated as of July 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Original Agreement”).
B.    Buyer and loanDepot Parties desire to amend the Original Agreement in its entirety by amending and restating it subject to the terms and conditions of this Agreement.
C.    Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer certain Eligible Participation Interests and all related rights in and interests related to such Eligible Participation Interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such Eligible Participation Interests at a date certain or on demand after the Purchase Date, against the transfer of funds by Seller (representing the Repurchase Price for such Eligible Participation Interests) (each such transaction and, as applicable, the Purchase Price Increase, a “Transaction”).
D.     From time to time, the Seller may request Purchase Price Increases due to the Transaction involving Participation Interests sold to Buyer under this Agreement with the allocation of an Underlying Asset to the Participation Interests resulting in the increase in Asset Value of the Participation Interests.
E.    The Guarantor owns the legal title to the Underlying Assets and issues Participation Interests in each such Underlying Asset to the Seller directly, as applicable. In connection with the initial Transaction, subject to the terms and conditions set forth herein, (i) Seller will sell to Buyer an Eligible Participation Certificate which represents the Eligible Participation Interests, and (ii) as additional credit enhancement in connection with the Transactions hereunder and as a condition precedent to the Buyer entering into the Transactions hereunder, Guarantor shall deliver a guaranty in favor of Buyer and pledge to Buyer a first priority security interest in and to the Eligible Underlying Assets and any other related collateral, including Residual Collateral, pursuant to the terms hereof.
F.    Thereafter, as part of any subsequent Transactions, (x) the Guarantor may originate or acquire Eligible Mortgage Loans and issue Participation Interests therein to the Seller, and Seller may request to sell and Buyer may purchase, subject to the terms and conditions of this Agreement, Additional Participation Interests.
G.    Buyer has agreed to consider entering into such Transactions, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, loanDepot Parties and Buyer agree as follows:
ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION
1.1Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.
1.2Principles of Constructions.
(a)Accounting Terms. Accounting terms not otherwise defined herein shall have the meanings given under GAAP.
(b)Number. All terms defined in this Agreement may be used in the singular or the plural, as the context requires.
(c)Successors and Assigns. Reference to any party shall mean that party and its successors and assigns permitted by the terms of this Agreement.
ARTICLE 2
AMOUNT AND TERMS OF TRANSACTIONS
2.1Agreement to Enter into Transactions. Subject to the terms and conditions of this Agreement and provided that no Event of Default or Potential Default has occurred and is continuing, Buyer agrees, from time to time during the term of this Agreement, to consider entering into Transactions with Seller; provided, however, that the Buyer shall be under no obligation to enter into Transactions with Seller and the total aggregate Transactions outstanding at any one time shall not exceed the Aggregate Transaction Limit and the aggregate type of Transactions outstanding at any one time shall not exceed the applicable Type Sublimit.
2.2Transaction Limits. The Aggregate Transaction Limit and each Type Sublimit shall be as set forth in the Transactions Terms Letter. Buyer shall have the right, in its sole and good faith discretion, to reduce, whether permanently or temporarily, and without refund of any fee or other amount previously paid by loanDepot Parties, the Aggregate Transaction Limit and/or each Type Sublimit. In the event of any reduction pursuant to this Section 2.2, Buyer shall give loanDepot Parties prior notice thereof, which notice shall designate (a) the effective date of any such reduction, (b) the amount of the reduction and (c) the Transaction and/or Type Sublimit limit(s) to which such reduction amount shall apply. Buyer shall not be liable to any loanDepot Party for any costs, losses or damages arising from or relating to a reduction by Buyer in the Aggregate Transaction Limit or any Type Sublimit.
2.3Description of Underlying Assets. With respect to each Transaction, loanDepot Parties shall cause to be subject to such Transaction with Buyer Participation Interests in Underlying Assets with an Asset Value not less than, at any date, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Underlying Asset shall be the type of Asset as specified in the Transactions Terms Letter as the Type, and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy

Code section 101(47)(A). If there is uncertainty as to the Type of an Underlying Asset, Buyer, in its sole and good faith discretion, shall determine the correct Type for such Underlying Asset.
2.4Maximum Transaction Amounts. Each Transaction shall not exceed the lesser of:
(a)the applicable Type Sublimit, as determined by the Type of Underlying Asset;
(b)the Aggregate Transaction Limit, minus the aggregate amount of all other Transactions outstanding, if any; and
(c)the Asset Value of the related Underlying Asset(s).
2.5Use of Proceeds. loanDepot Parties shall use the Purchase Price of each Transaction solely for the purpose of enabling Guarantor to originate or acquire Underlying Assets and Seller to acquire the related Purchased Assets from Guarantor, as applicable.
2.6Price Differential.
(a)Pricing Rate. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets for all purposes except accounting and tax purposes, Seller shall pay Buyer a price differential on the Purchase Price for each Purchased Asset from the Date of Disbursement until, but not including, the date of repurchase, at an annual rate equal to the sum of the Applicable Pricing Rate plus the applicable Margin; provided, however, that if an Underlying Asset is deemed to be a Noncompliant Mortgage Loan, thereafter, the related Purchase Price shall bear a price differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for a Noncompliant Mortgage Loan. Notwithstanding the foregoing, if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Purchase Price shall bear a price differential from the date due until paid in full at an annual rate equal to the Default Rate.
(b)Time for Payment. Accrued interest for each Purchase Price shall be due and payable on each Payment Date which occurs prior to the date on which the Repurchase Price is paid. On the date that the Repurchase Price is paid, all accrued interest not otherwise paid by Seller shall be due and payable.
(c)Computations. All computations of price differentials and fees payable hereunder shall be based upon a year of three-hundred sixty (360) days.
2.7All Transactions are “Servicing Released”. Each Participation Certificate sold by Seller to Buyer pursuant to Transactions under this Agreement includes the participation interests in the related servicing rights related to the Underlying Assets and all Transactions under this Agreement are “servicing released” purchase and sale transactions for all intents and purposes, it being understood that the Purchase Price paid by Buyer to Seller for each Participation Certificate includes a premium that compensates Seller for such servicing rights related to such Underlying Asset and upon payment of the Purchase Price by Buyer to Seller, Buyer becomes the owner of the Participation Interests which represent the 100% beneficial ownership of the related Underlying Asset and the servicing rights related thereto.
2.8Terms and Conditions of Transactions. The terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by Buyer at its sole and good faith discretion by providing prior notice to loanDepot Parties. For the avoidance of doubt, any such changes shall not apply to Transactions entered into prior to the effective date of such modifications and in no event shall the modifications apply to any Transaction on a retroactive basis.
2.9Guaranty and/or Additional Security Agreements. As may be determined necessary by Buyer from time to time in its sole and good faith discretion, loanDepot Parties agree to cause to be executed and delivered to Buyer the Guaranty and such other additional security agreements as may be agreed by the parties hereto as additional support for loanDepot Parties’ obligations hereunder, which Guaranty and/or additional security agreements shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).
ARTICLE 3ARTICLE 3
PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS
3.1Policies and Procedures. In connection with the Transactions contemplated hereunder, loanDepot Parties shall comply with all applicable policies and procedures of Buyer as may currently exist or as hereafter created. Such policies and procedures may be in writing, published on Buyer’s website(s) or otherwise contained in the Handbook. Buyer shall have the right to change, revise, amend or supplement its policies and procedures and the Handbook from time to time to conform to current legal requirements or Buyer practices by giving advance notice thereof to loanDepot Parties.
3.2Request for Transaction; Asset Data Record.
(a)Request for Transaction. Seller shall request a Transaction by delivering to Buyer, electronically or in writing, an Asset Data Record for each Underlying Asset intended to be the subject of the Transaction no later than the Transaction Request Deadline. Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller. If Buyer decides to enter into a Transaction, Buyer shall confirm to Seller the terms of Transactions electronically or in writing. Buyer reserves the right to reject any Transaction request that Buyer determines, in its sole and good faith discretion, fails to comply with the terms and conditions of this Agreement or Buyer’s then current policies and procedures.
(b)Failure to Enter into Transaction; Cancellation of Transaction. If Seller fails five (5) times or more to enter into a Transaction after Seller has requested a Transaction and submitted an Asset Data Record in connection with such request, for each Transaction requested by Seller thereafter for which Seller fails to enter into such Transaction, Seller shall pay Buyer the Breakage Fee and reimburse Buyer for any reasonable out-of-pocket losses, costs and expenses incurred by Buyer in connection with such failure to enter into the Transaction, including, without limitation, costs relating to re-employment of funds obtained by Buyer and fees payable to terminate the arrangements through which such funds were obtained. In addition, if following disbursement by Buyer of the Purchase Price relating to any Transaction, Seller cancels such Transaction, regardless of the number of Transactions Seller has previously cancelled, Seller shall pay Buyer a price differential on such Purchase Price from the Date of Disbursement until, but not including, the date the Purchase Price is returned to Buyer.

(c)Form of Asset Data Record. Buyer shall have the right to revise or supplement the form of the Asset Data Record from time to time by giving prior notice thereof to Seller.
3.3Delivery of Mortgage Loan Documents.
(a)Dry Mortgage Loans. Prior to any Transaction the subject of which is a Purchased Asset related to a Dry Mortgage Loan (including eMortgage Loans), loanDepot Parties shall deliver to Buyer or its Custodian, or authorize and direct the Closing Agent to deliver to Buyer or its Custodian, the related Mortgage Loan Documents; provided that, with respect to an eMortgage Loan, loanDepot Parties shall deliver to Custodian each of Buyer’s and Guarantor’s MERS Org IDs, and shall cause (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer, (iii) the Location status of the related eNote to be transferred to Custodian, and (iv) the Delegatee status of the related eNote to be transferred to Custodian, in each case using MERS eDelivery and the MERS eRegistry (collectively, the “eNote Delivery Requirements”).
(b)Wet Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Wet Mortgage Loan, loanDepot Parties shall deliver to Buyer or its Custodian, or authorize and direct the Closing Agent to deliver to Buyer or its Custodian, the related Mortgage Loan Documents within the Wet Mortgage Loans Maximum Dwell Time.
(c)Government Mortgage Loans. If a Purchased Asset related to a Government Mortgage Loan is the subject of a Transaction, loanDepot Parties shall, at the request of Buyer, deliver to Buyer or its Custodian, within forty five (45) calendar days following the date of such Transaction, a mortgage insurance policy issued under an FHA insurance program or a guaranty for the full and timely payment of principal and interest issued by the VA or the RD, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA, or the RD.
(d)Mortgage Loan Documents in loanDepot Parties’ Possession. At all times during which the Mortgage Loan Documents related to any Underlying Asset are in the possession of loanDepot Parties, and until such Underlying Asset is released by Buyer from the related Transaction hereunder, loanDepot Parties shall hold such Mortgage Loan Documents in trust separate and apart from loanDepot Parties’ own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto. Such Mortgage Loan Documents should be clearly marked as subject to delivery to Buyer.
(e)Other Mortgage Loan Documents in loanDepot Parties’ Possession. With respect to each Underlying Asset, until the Participation Interest and the related security interest in such Underlying Asset is released by Buyer from the related Transaction hereunder, loanDepot Parties shall hold in trust separate and apart from loanDepot Parties’ own documents and assets and for the exclusive benefit of Buyer all mortgage loan documents related to such Underlying Asset and not delivered to Buyer, including, without limitation, the Other Mortgage Loan Documents, as applicable. All such mortgage loan documents shall be clearly marked as subject to delivery to Buyer.

(f)Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Pooled Mortgage Loan, in addition to satisfying the other relevant delivery requirements specified in this Section 3.3, Seller shall comply with the conditions to the eligibility of Pooled Mortgage Loans and the related Mortgage-Backed Securities specified in the Transactions Terms Letter.
3.4Haircut. With respect to each Transaction, Seller shall ensure that there are sufficient funds on deposit in the Over/Under Account such that following the withdrawal of the Haircut by Buyer, the balance of the Over/Under Account is equal to or greater than the minimum required balance, as set forth in the Transactions Terms Letter.
3.5Over/Under Account.
(a)Minimum Balance. Seller shall at all times maintain a margin balance in the Over/Under Account of not less than that amount set forth in the Transactions Terms Letter, which account shall be used to assist in settling the Transactions and any other obligations under this Agreement. Buyer shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Buyer’s own funds or funds deposited by or held for others. Upon the occurrence of a Potential Default or an Event of Default, Buyer shall have the right, in its sole and good faith discretion, to increase the minimum margin balance Seller is required to maintain in the Over/Under Account by giving notice to Seller thereof. If Seller fails to deposit funds in the Over/Under Account to comply with any such required increase within the time frame required by Buyer, Buyer shall have the right, in its sole and good faith discretion, to retain in the Over/Under Account any amounts received by Buyer on behalf of Seller or otherwise credited to the Over/Under Account to comply with any such required increases, including, without limitation, any purchase proceeds received by Buyer from any Approved Investor pursuant to Section 4.6. Buyer shall not be liable to any loanDepot Party for any costs, losses or damages arising from or relating to the increase of the minimum margin balance that Seller is required to maintain in the Over/Under Account or retention of excess funds by Buyer to comply with any such increase.
(b)Deposits.
(i)Seller. Seller shall deposit margin in the form of funds in the Over/Under Account in accordance with the terms of this Agreement, including, without limitation, Section 3.4 and Section 3.5(a).
(ii)Buyer. Buyer shall credit to the Over/Under Account all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date Buyer receives or has received both (1) a payment by Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy; provided, however, that funds and Purchase Advices received by Buyer after that time set forth in the Transactions Terms Letter, shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default or Potential Default has occurred and is continuing, Buyer is not obligated to receive approval from

loanDepot Parties prior to accepting any amounts received and releasing the related Purchased Assets.
(iii)Settlement Statement. Buyer shall deliver to Seller via facsimile or make available to Seller via the Internet within one (1) Business Day following settlement of a Transaction, or as soon thereafter as is reasonably possible, a settlement statement, which includes an explanation of all amounts credited by Buyer to the Over/Under Account to settle the Transaction.
(c)Withdrawals.
(i)Seller. If the amount credited to the Over/Under Account creates a balance in excess of the minimum margin balance required pursuant to Section 3.5(a) above, provided that no Potential Default or Event of Default has occurred and is continuing, Seller may submit a written request to Buyer for return or payment of such excess funds. If any such request is received by Buyer prior to 10:00 a.m. (Pacific time) on a Business Day, Buyer shall use commercially reasonable efforts to wire such requested excess funds to Seller by the end of such Business Day and in no event no later than two (2) Business Days after Buyer’s receipt of such request. Notwithstanding anything contained in this Section 3.5(c)(i) to the contrary, Buyer reserves the right to reject any request for excess funds from the Over/Under Account if Buyer determines, in its sole and good faith discretion, that such excess funds shall be used to satisfy loanDepot Parties’ outstanding obligations under this Agreement or are subject to other rights as provided in this Agreement.
(ii)Buyer. Buyer may, from time to time and without separate authorization by any loanDepot Party or notice to any loanDepot Party, withdraw funds from the Over/Under Account to settle amounts owed in accordance with the terms of this Agreement or to otherwise satisfy loanDepot Parties’ obligations under this Agreement, including, without limitation:
(1)    with respect to any Transaction, to deliver the Haircut to the Closing Agent;

(2)    to reimburse itself for any reasonable costs and expenses incurred by Buyer in connection with this Agreement, as permitted herein;

(3)    to pay itself any price differential on a Purchase Price that is due and owing;

(4)    to Seller, as provided in Section 3.5(c)(i);

(5)    as security for the performance of loanDepot Parties’ obligations hereunder;

(6)    without limiting the generality of Section 3.5(c)(ii)(5), as security for a Transaction as provided in Section 6.3(a) or as repayment of a Repurchase Price as provided in Section 6.3(b); and

(7)    in the exercise of Buyer’s or its Affiliates rights under Section 6.3(d) or Section 11.8.

(d)Failure to Maintain Balance. If, at any time, Seller fails to maintain in the Over/Under Account the minimum margin balance as required hereunder, in addition to any other rights and remedies that Buyer may have against loanDepot Parties, Buyer shall have the right, at its sole and good faith discretion, to immediately stop entering into Transactions with Seller and/or to charge Seller accrued interest on that portion of the minimum margin balance that Seller has failed to maintain, at the Default Rate, from the time that such balance failed to be maintained until the time that funds are deposited into or held in the Over/Under Account to comply with such minimum margin balance requirements hereunder. Without limiting the generality of the foregoing, it is understood and agreed that should the balance in the Over/Under Account become negative, Seller will continue to owe Buyer accrued interest as provided herein.
(e)Security Interest. Any funds of any loanDepot Party at any time deposited or held in the Over/Under Account, whether such funds are required to be deposited and held in the Over/Under Account pursuant to this Section 3.5 or otherwise, are hereby pledged by Seller as security for its obligations under this Agreement, and each loanDepot Party hereby grants a security interest in such funds to Buyer, and such pledge and security interest shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).
3.6Payment of Purchase Price.
(a)Payment of Purchase Price. On the Purchase Date for each Transaction, the Purchased Assets, including the Participation Interests in the servicing rights related to the Underlying Assets (including on account of any Purchase Price Increase), shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller simultaneously with the delivery to Buyer of the Purchased Assets (together with a security interest in the related Underlying Assets) relating to each Transaction. With respect to the Purchased Assets being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets, including the Participation Interests in the servicing rights related to the Underlying Assets, together with all right, title and interest in and to the proceeds of any related Underlying Assets. All payments of Purchase Price to Seller will be allocated first to the Participated Facility Amount until the Participated Facility Amount is fully utilized. Subsequent payments of Purchase Price to Seller will be allocated to the Non-Participated Facility Amount. For the avoidance of doubt, allocation of Purchase Price to the Participated Facility Amount or the Non-Participated Facility Amount are solely for purposes of Buyer issuing payments under the Pass-Through Participations as applicable. Any subsequent payments of Purchase Price to Seller and repayments of Repurchase Price to Buyer shall first be allocated to the Non-Participated Facility Amount.
(b)Methods of Payment. On the Purchase Date for each Transaction:
(i)Buyer may pay the Purchase Price (A) by wire transfer in accordance with Seller’s wire instructions in Exhibit J, (B) if Seller is approved to receive the Purchase Price via cashiers check and has requested to receive the Purchase Price via cashiers check, by cashiers check or (C) if Seller is approved to present funding drafts to Buyer and Seller has requested to receive the Purchase Price via funding draft, by funding draft, subject to the requirements of Section 3.8. Unless Seller is approved to receive the Purchase Price via cashiers check or funding draft and Seller has requested that payment be made using one of these methods for a particular Transaction, Buyer shall pay the Purchase Price for all Transactions by wire transfer. Notwithstanding the foregoing, Buyer shall not be obligated to pay the Purchase Price under any method of payment to any Closing Agent or warehouse lender that is not an Approved Payee. Further, the payment of the Purchase Price by Buyer to any Closing Agent or warehouse lender that is not an Approved Payee shall not make such Closing Agent or warehouse lender an Approved Payee. Any funds disbursed by Buyer to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Seller acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Buyer’s approval procedures or circumstances beyond the reasonable control of Buyer, the payment of a Purchase Price using one or more of the methods described above may be delayed. Further, Seller acknowledges that a funding draft may not constitute “good funds” under certain state laws and funds will not be released to the payee until Buyer, in its sole and good faith discretion, has reviewed and accepted the funding draft following presentment of the draft to the payor bank. Buyer shall not be liable to loanDepot Parties for any costs, losses or damages arising from or relating to any such delays, or
(ii)Notwithstanding the foregoing, where a Purchased Asset or an Underlying Asset is the subject of third party financing, Buyer may pay all or any portion of the Purchase Price directly to the warehouse lender or other lender that has a security interest in such Purchased Asset or Underlying Asset, as applicable, to satisfy the related indebtedness and obtain a release of such security interest.
(c)Transaction Limitations and Other Restrictions Relating to Closing Agents. Notwithstanding that a particular Transaction request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Buyer’s applicable policies and procedures (as contained in the Handbook or otherwise) regarding payments to Closing Agents, Buyer may refuse to pay the Purchase Price to such Closing Agent.
(d)Return of Purchase Price. If a Wet Mortgage Loan related to a Purchased Asset subject to a Transaction is not closed within forty-eight (48) hours following the payment of the Purchase Price, Seller shall immediately return, or cause to be immediately returned, the Purchase Price to Buyer. If the Purchase Price was paid by cashiers check or funding draft, Seller shall immediately void, or cause to be immediately voided (i.e. direct the Closing Agent to immediately void) the cashiers check or funding draft, as applicable. Further, Seller shall pay Buyer all fees and any price differential thereon immediately upon notification from Buyer; provided, however, that price differential shall continue to accrue until the Purchase Price is returned to Buyer or the voided cashiers check is received and cancelled by Buyer, as applicable. If a cashier’s check has been issued with respect to any Transaction, Buyer shall not be obligated to wire funds or issue another cashiers check to fund such Transaction until the original voided cashiers check has been received and cancelled by Buyer.
3.7Approved Payees.
(a)Closing Agents. In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer the following documents:
(i)if the title company issuing the title policy that covers the applicable Underlying Asset has not issued to Buyer a blanket Closing Protection Letter, which covers closings conducted by this Closing Agent in the jurisdiction where this closing will take place:
(1)    a valid blanket Closing Protection Letter, in a form acceptable to Buyer, issued to Guarantor or Buyer by the title company, which is issuing the title insurance policy that covers the related Underlying Asset, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(2)    a valid Closing Protection Letter, in a form acceptable to Buyer, issued to Guarantor or Buyer by the title company, which is issuing the title insurance policy that covers the related Underlying Assets, that covers the closing of this specific Underlying Asset and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(3)     with respect to those jurisdictions outlined in the Handbook for which Closing Protection Letters are not available or are limited in their applicability, any other documents Buyer may reasonably require, including without limitation, an assignment to Buyer of loanDepot Parties’ rights under their fidelity bond and errors and omissions policy substantially in the form of Exhibit G hereto; and

(ii)evidence that the Irrevocable Closing Instructions, in the applicable form and signed by the loanDepot Parties and Buyer, have been delivered to such Closing Agent, other than in the case of eNotes.
(b)Warehouse Lenders. In order for a warehouse lender to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer a written request, including the name and address of the warehouse lender, demonstrating a need for such designation. Notwithstanding the foregoing, Buyer reserves the right to refuse to designate any warehouse lender as an Approved Payee, or, alternatively, to require additional terms and conditions in order for Buyer to pay a Purchase Price to the warehouse lender.
(c)Approval Process. Buyer shall review the applicable documents and notify Seller within two (2) Business Days as to whether such Closing Agent or warehouse lender has been designated by Buyer, in its sole and good faith discretion, to be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any Closing Agent or warehouse lender as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent or warehouse lender which Buyer determines, in its sole and good faith discretion, materially and adversely affects the Closing Agent or warehouse lender or otherwise makes the Closing Agent or warehouse lender unacceptable as an Approved Payee.
3.8Funding Drafts.
(a)Blank Funding Drafts. If Seller is approved by Buyer to receive Purchase Prices by funding draft, Buyer, at its discretion, shall provide Seller with a limited number of blank drafts. Seller shall store such blank drafts in a secure location and employ sufficient security procedures to ensure that each funding draft issued by Seller is authorized, authentic and complete. As requested by Buyer, Seller shall submit to Buyer an accounting of all blank drafts provided to Seller, certified by Seller’s president or chief financial officer. Seller shall notify Buyer immediately if it discovers that any blank drafts are missing or otherwise not accounted for.
(b)Completion of Funding Drafts. With respect to any Purchase Price to be paid by funding draft, Seller shall not complete a funding draft until after it has submitted an Asset Data Record for the related Transaction to Buyer that includes the number of the draft that is to be used for the Purchase Price. Seller is responsible for completing each funding draft clearly and accurately. Buyer shall not be obligated to accept any funding draft that contains incorrect information, is illegible or is not signed by at least two (2) authorized officers of Seller. If Seller makes an error in completing a funding draft, Seller shall void the draft and return the voided draft to Buyer with its accounting of blank drafts. Further, Seller shall notify Buyer immediately in order to confirm a new draft number with respect to the Purchase Price. Buyer shall not have an obligation to accept any funding draft if the draft number does not match that approved by Buyer in connection with a specific Transaction.
(c)Acceptance of Funding Drafts. The payment of the Purchase Price by funding draft is subject to Buyer’s acceptance of the funding draft following presentment to the payor bank. Buyer will accept a funding draft upon confirmation of Seller’s compliance with the terms of this Agreement, including, without limitation, receipt by Buyer of the Asset Data Record prior to the date the funding draft was written, information contained on the funding draft is consistent with that previously provided to Buyer and the payee is an Approved Payee, as applicable. If Buyer rejects a funding draft for any reason, the Purchase Price for such Transaction may be paid by a new funding draft, provided all applicable procedures are followed, or by an alternate payment method.
(d)Condition Precedent. As a condition precedent to Seller issuing a funding draft, Seller shall have delivered to Buyer:
(i)a completed signature card, in form and substance satisfactory to the bank on which the funding drafts are drawn; and
(ii)a certificate of Seller’s corporate secretary, dated as of the current date, as to the incumbency and authenticity of the signatures of the officers of Seller authorized to sign funding drafts and the resolutions of the board of directors authorizing such officers to sign funding drafts on behalf of Seller.

3.9Temporary Modifications.
(a)Temporary Modification to Aggregate Transaction Limit. From time to time, loanDepot Parties may request that Buyer agree to a temporary increase or decrease of the Aggregate Transaction Limit (a “Temporary Modification to Aggregate Transaction Limit”). In addition to Buyer’s rights under Section 2.2 of this Agreement to reduce the Aggregate Transaction Limit at any time, Buyer shall have the sole and absolute discretion to agree to or decline such request for a Temporary Modification to Aggregate Transaction Limit, in whole or in part, and no agreement to such Temporary Modification to Aggregate Transaction Limit shall be implied from Buyer’s failure to respond to any such request. If Buyer agrees to any such Temporary Modification to Aggregate Transaction Limit, Buyer and loanDepot Parties shall complete a Confirmation that reflects the agreed upon terms for such Temporary Modification to Aggregate Transaction Limit. Such Temporary Modification to Aggregate Transaction Limit will be effective on the effective date specified in the Confirmation, only upon the execution of such Confirmation by Buyer and loanDepot Parties, and such Confirmation, together with the Transactions Terms Letter and this Agreement, shall constitute conclusive evidence of the terms agreed to among Buyer and loanDepot Parties with respect thereto. In the event of any conflict between the Transactions Terms Letter, this Agreement and such Confirmation, the terms of the Confirmation shall control with respect to the related Temporary Modification to Aggregate Transaction Limit.
For so long as a Temporary Modification to Aggregate Transaction Limit agreed to as provided in the foregoing paragraph is effective, (i) the Temporary Modification to Aggregate Transaction Limit shall be incorporated into the facility and subject to all of terms of this Agreement, the Transactions Terms Letter and the other Principal Agreements as if part of the initial facility, (ii) the Aggregate Transaction Limit shall include the Temporary Modification to Aggregate Transaction Limit for all purposes of the Transactions Terms Letter and this Agreement, and (iii) all calculations based on the Aggregate Transaction Limit shall include the Temporary Modification to Aggregate Transaction Limit, including without limitation, Unused Facility Fee, Type Sublimits and the Minimum Over/Under Account Balance. Unless otherwise terminated pursuant to this Agreement, the Temporary Modification to Aggregate Transaction Limit shall terminate on the termination date specified in the Confirmation. Seller hereby acknowledges and agrees that it shall maintain a Minimum Over/Under Account Balance in the amount required while such Temporary Modification to Aggregate Transaction Limit was in effect until loanDepot Parties have reduced the total aggregate Transactions outstanding to the Aggregate Transaction Limit in accordance with the preceding sentence.

(b)Temporary Modification to Minimum Over/Under Account Balance. From time to time, loanDepot Parties may request that Buyer agree to a temporary increase or decrease of the Minimum Over/Under Account Balance (a “Temporary Modification to Minimum Over/Under Account Balance”). Buyer shall have the sole and absolute discretion to agree to or decline such request for a Temporary Modification to Minimum Over/Under Account Balance, in whole or in part, and no agreement to such Temporary Modification to Minimum Over/Under Account Balance shall be implied from Buyer’s failure to respond to any such request. If Buyer agrees to any such Temporary Modification to Minimum Over/Under Account Balance, Buyer and loanDepot Parties shall complete a Confirmation that reflects the agreed upon terms for such Temporary Modification to

Minimum Over/Under Account Balance. Such Temporary Modification to Minimum Over/Under Account Balance will be effective on the effective date specified in the Confirmation, only upon the execution of such Confirmation by Buyer and loanDepot Parties, and such Confirmation, together with the Transactions Terms Letter and this Agreement, shall constitute conclusive evidence of the terms agreed to among Buyer and loanDepot Parties with respect thereto. In the event of any conflict between the Transactions Terms Letter, this Agreement and such Confirmation, the terms of the Confirmation shall control with respect to the related Temporary Modification to Minimum Over/Under Account Balance.
For so long as a Temporary Modification to Minimum Over/Under Account Balance agreed to as provided in the foregoing paragraph is effective, (i) the Temporary Modification to Minimum Over/Under Account Balance shall be incorporated into the facility and subject to all of terms of this Agreement, the Transactions Terms Letter and the other Principal Agreements as if part of the initial facility, (ii) the Minimum Over/Under Account Balance shall include the Temporary Modification to Minimum Over/Under Account Balance for all purposes of the Transactions Terms Letter and this Agreement, and (iii) all calculations based on the Minimum Over/Under Account Balance shall include the Temporary Modification to Minimum Over/Under Account Balance. Unless otherwise terminated pursuant to the Agreement, the Temporary Modification to Minimum Over/Under Account Balance shall terminate on the termination date specified in the Confirmation. Upon the termination of any Temporary Modification to Minimum Over/Under Account Balance that has decreased the Minimum Over/Under Account Balance, Seller shall deposit funds into the Over/Under Account and maintain such Over/Under Account in accordance with Section 3.5(a) and (b) of this Agreement.

(c)Temporary Modification to Type Sublimit. From time to time, loanDepot Parties may request that Buyer agree to a temporary increase or decrease of a Type Sublimit (a “Temporary Modification to Type Sublimit”). Buyer shall have the sole and absolute discretion to agree to or decline such request for a Temporary Modification to Type Sublimit, in whole or in part, and no agreement to such Temporary Modification to Type Sublimit shall be implied from Buyer’s failure to respond to any such request. If Buyer agrees to any such Temporary Modification to Type Sublimit, Buyer and Seller shall complete a Confirmation that reflects the agreed upon terms for such Temporary Modification to Type Sublimit. Such Temporary Modification to Type Sublimit will be effective on the effective date specified in the Confirmation, only upon the execution of such Confirmation by Buyer and loanDepot Parties, and such Confirmation, together with the Transactions Terms Letter and this Agreement, shall constitute conclusive evidence of the terms agreed to among Buyer and loanDepot Parties with respect thereto. In the event of any conflict between the Transactions Terms Letter, this Agreement and such Confirmation, the terms of the Confirmation shall control with respect to the related Temporary Modification to Type Sublimit.
For so long as a Temporary Modification to Type Sublimit agreed to as provided in the foregoing paragraph is effective, (i) the Temporary Modification to Type Sublimit shall be incorporated into the facility and subject to all of terms of this Agreement, the Transactions Terms Letter and the other Principal Agreements as if part of the initial facility, (ii) the related Type Sublimit shall include the Temporary Modification to Type Sublimit for all purposes of the Transactions Terms Letter and this Agreement, and (iii)

all calculations based on the related Type Sublimit shall include the Temporary Modification to Type Sublimit. Unless otherwise terminated pursuant to this Agreement, the Temporary Modification to Type Sublimit shall terminate on the termination date specified in the Confirmation. Upon the termination of any Temporary Modification to Type Sublimit that has increased a Type Sublimit, Seller shall repurchase Purchased Assets subject to such Type Sublimit in order to reduce such Type Sublimit to the original Type Sublimit.
3.10Delivery of Pledged Mortgage-Backed Securities. With respect to Underlying Assets that are Pooled Mortgage Loans, Buyer shall release its interests in such Underlying Assets and the Participation Interests related thereto simultaneously with the Settlement Date of a Mortgage-Backed Security backed by a Pool containing such Underlying Assets. Provided that such Mortgage-Backed Security has been issued in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace the related Underlying Assets as the Asset that is subject to the Participation Interests subject to the related Transaction.
ARTICLE 4
REPURCHASE
4.1Repurchase Price.
(a)Payment of Repurchase Price. The Repurchase Price for each Purchased Asset shall be payable in full and by wire transfer in accordance with Buyer’s wire instructions in Exhibit J upon the earliest to occur of (i) the Repurchase Date of the Purchased Asset, (ii) the occurrence of any Repurchase Acceleration Event with respect to the related Transaction or (iii) the expiration or termination of this Agreement. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset or Underlying Asset. While it is anticipated that Seller will repurchase each Purchased Asset on its related Repurchase Date, Seller may repurchase any Purchased Asset (or obtain the release of the Buyer’s security interest in any Underlying Asset) hereunder on demand without any pre-payment penalty or premium.
(b)Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is paid by Seller), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Assets (and release of the Buyer’s security interest in the related Underlying Assets) and the simultaneous transfer of the Repurchase Price to an account of Buyer, or transfer to Buyer of additional Participation Interests related to Additional Underlying Assets (in each case as further described at Section 6.5), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee. loanDepot Parties are obligated to obtain the Mortgage Loan Documents from Custodian at loanDepot Parties’ expense on the Repurchase Date. Notwithstanding the foregoing, Buyer shall not be deemed to have terminated or conveyed its interests in such Purchased Assets or Underlying Assets if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 6.3(b).
(c)All payments of Repurchase Price to Buyer shall be allocated first to the Non-Participated Facility Amount until the aggregate outstanding Purchase Price in respect of the Non-Participated Facility Amount is reduced to zero. Once the aggregate outstanding

Purchase Price in respect of the Non-Participated Facility Amount is reduced to zero, subsequent payments of Repurchase Price to Buyer will be allocated to the Participated Facility Amount.
4.2Repurchase Acceleration Events. The occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to a Transaction:
(a)Buyer in its sole and good faith discretion has determined that the related Underlying Asset is a Defective Mortgage Loan;
(b)thirty (30) calendar days elapse from the date the Mortgage Loan Documents relating to the Underlying Asset were delivered to an Approved Investor and such Approved Investor has not returned the Mortgage Loan Documents or purchased the Underlying Asset, unless an extension is granted by Buyer, in its sole and good faith discretion;
(c)ten (10) Business Days elapse from the date a Mortgage Loan Document relating to the Underlying Asset was delivered to a loanDepot Party for correction or completion, without being returned to Buyer or its designee;
(d)loanDepot Parties fail to deliver to Buyer the related Mortgage Loan Documents within the Wet Mortgage Loans Maximum Dwell Time or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the Wet Mortgage Loans Maximum Dwell Time;
(e)regardless of whether an Underlying Asset is a Defective Mortgage Loan, a foreclosure or similar type of proceeding is initiated with respect to the Underlying Asset;
(f)the further sale of the Underlying Asset by loanDepot Parties; and
(g)with respect to any Underlying Asset that is a Pooled Mortgage Loan or Mortgage-Backed Security, if the loanDepot Parties have failed to deliver the related Trade Assignment to Buyer in accordance with the requirements set forth in Section 7.2(h).
4.3Reduction of Asset Value as Alternative Remedy. In Buyer’s sole and good faith discretion, in lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Asset or Underlying Asset, as applicable, (to as low as zero) and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Section 741(5) and (8), respectively.
4.4Designation as Noncompliant Mortgage Loan as Alternative Remedy. In Buyer’s sole and good faith discretion, in lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to deem the related Underlying Asset a Noncompliant Mortgage Loan, provided that (a) after such Underlying Asset is deemed to be a Noncompliant Mortgage Loan, the aggregate original Asset Value of all Noncompliant Mortgage Loans does not exceed the Type Sublimit for Noncompliant Mortgage Loans; (b) the Asset Value of the Noncompliant Mortgage Loan is greater than the Repurchase Price or Seller provides additional Participation Interests related to Additional Underlying Assets or repays part of the Repurchase Price as provided in Section 6.3 in each case as a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and (c) loanDepot Parties deliver to Buyer all documentation relating to the Purchased Assets and related Underlying Asset reasonably requested by Buyer.
4.5Illegality or Impracticability. Notwithstanding anything to the contrary in this Agreement, if Buyer determines in its sole and good faith discretion that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement (a) the commitment of Buyer hereunder to enter into or to continue to maintain Transactions shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be due and payable upon the earlier to occur of (i) the date required by any financial institution providing funds to Buyer, (ii) sale of the Purchased Assets in accordance with the terms of this Agreement, and (iii) the date as of which Buyer determines that such Transactions are unlawful or impractical. Buyer shall not be liable to any loanDepot Party for any costs, losses or damages arising from or relating from any actions taken by Buyer in good faith pursuant to this Section 4.5.
4.6Payments Pursuant to Sale to Approved Investors. loanDepot Parties shall direct each Approved Investor purchasing an Underlying Asset to pay directly to Buyer, by wire transfer of immediately available funds, the full purchase price, without set-off, as set forth in the applicable Purchase Commitment. In addition, loanDepot Parties shall provide Buyer with a Purchase Advice relating to such payment. loanDepot Parties shall not direct the Approved Investor to pay to Buyer an amount less than the full purchase price set forth in the applicable Purchase Commitment or modify or otherwise change the wire instructions for payment of the purchase price provided to Approved Investor by Buyer. Buyer shall apply all amounts received for the account of Seller in accordance with Section 4.7 below and credit all amounts due Seller to the Over/Under Account in accordance with Section 3.5(b)(ii) above. Buyer may reject any amount received from an Approved Investor and not release its security interest in the related Underlying Asset if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full purchase price, without set-off, as set forth in the applicable Purchase Commitment or (c) the amount received is not sufficient to pay the Repurchase Price. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s sole option and discretion, if the amount received from the Approved Investor does not equal or exceed the Repurchase Price, Buyer may accept the amount received from the Approved Investor and deduct the remaining amounts owed by Seller from the Over/Under Account or demand payment of such remaining amount from Seller. If a loanDepot Party receives any funds intended for Buyer, such loanDepot Party shall segregate and hold such funds in trust for Buyer and immediately pay to Buyer all such amounts by wire transfer of immediately available funds together with providing Buyer with a settlement statement for the transaction.
4.7Application of Payments from loanDepot Parties or Approved Investors. Unless Buyer determines otherwise, payments made directly by Seller or an Approved Investor to Buyer shall be applied in the following order of priority:
(a)first, to any amounts due and owing to Buyer pursuant to Section 6.3.
(b)second, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and related to the Transaction in connection with which the payment is made;
(c)third, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and not related to a specific Transaction;

(d)fourth, to the price differential then due and owing and the outstanding Purchase Price, in each case, on the Purchased Asset (and allocated to the related Underlying Asset in connection with which the payment is made);
(e)fifth, to the price differential due and owing and the outstanding Purchase Prices, in each case, on any other Purchased Assets (and related Underlying Assets); and
(f)sixth, to the amount of all other obligations then due and owing by Seller to Buyer under this Agreement and the other Principal Agreements.
Buyer and Seller intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8). After the settlement payments have been applied as set forth above, Buyer shall deposit in the Over/Under Account any amounts that remain.

4.8Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds to such account designated by Buyer from time to time. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the price differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of loanDepot Parties with respect to any Transaction shall be applied to loanDepot Parties’ account in accordance with Section 3.5(b)(ii) and Section 4.7 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Taxes imposed by any Governmental Authority, other than Excluded Taxes, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Taxes other than Excluded Taxes. All payments to be made by or on behalf of loanDepot Parties with respect to any Transaction shall be made without set-off, counterclaim or other defense.
4.9[Reserved]
4.10[Reserved]
4.11Book Account. Buyer and loanDepot Parties shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid. As a courtesy to loanDepot Parties, Buyer shall provide such information to loanDepot Parties via the Internet or by telephone or facsimile, if loanDepot Parties are unable to access the information via the Internet. Notwithstanding the foregoing, loanDepot Parties shall be responsible for maintaining their own book account and records of Transactions entered into by Seller and Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due. Failure of Buyer to provide loanDepot Parties with information regarding any Transaction shall not excuse loanDepot Parties’ timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.
4.12Full Recourse. The obligations of Seller from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Seller.
4.13Alternative Rate. If prior to any Payment Date, Buyer determines in its sole discretion that: (i) adequate and reasonable means do not exist for ascertaining One-Month LIBOR, including, without limitation, because One-Month LIBOR is not available or published on a current basis, and such circumstances are unlikely to be temporary; (ii) the administrator of One-Month LIBOR or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which One-Month LIBOR shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to Buyer, that will continue to provide One-Month LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or (iii) mortgage loan financing facilities similar to this facility, currently being executed, or that include language similar to that contained in this Section 4.13, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace One-Month LIBOR, Buyer shall give prompt notice thereof to loanDepot Parties, whereupon the Applicable Pricing Rate from the date specified in such notice, which may be the Scheduled Unavailability Date, for such period, and for all subsequent periods until such notice has been withdrawn by Buyer, shall be based on (x) one or more SOFR-Based Rates or (y) another alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such alternative benchmark rates and, in each case, including any mathematical or other adjustments to such benchmark rates giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such benchmark rates, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Buyer from time to time in its sole discretion and may be periodically updated (any such rate, a “Successor Rate”). Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Buyer, such Successor Rate shall be applied in a manner as otherwise determined by Buyer in its sole discretion. In connection with the implementation of a Successor Rate, Buyer shall have the right to make Successor Rate Conforming Changes, as determined by Buyer in its sole discretion from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Successor Rate Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.
ARTICLE 5
FEES
5.1Payment of Fees. Seller shall pay to Buyer those fees set forth in this Agreement or the Transactions Terms Letter when they become due and owing. Without limiting the generality of the foregoing, the initial Facility Fee shall be paid on or before the Effective Date and if this Agreement is renewed, thereafter on or before the anniversary of the Effective Date. Further, the Unused Facility Fee and the Minimum Facility Amount Spread Maintenance Premium shall be paid quarterly in arrears, on the first day of the months of January, April, July and October, for each preceding calendar quarter. Buyer shall be entitled to withdraw from the Over/Under Account or retain from payments made by Seller or an Approved Investor, subject to Section 4.6, any fees permitted under this Agreement that are due and owing. If such amounts on deposit in the Over/Under Account or payments received in connection with a Transaction are not sufficient to pay Buyer all fees owed, Buyer shall notify Seller and Seller shall pay to Buyer, within one (1) Business Day, all unpaid fees.
ARTICLE 6
SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS AND REPURCHASE TRANSACTIONS

6.1Grant of Security Interest in Purchased Assets; Precautionary Grant of Security Interest in Underlying Assets. With respect to the Purchased Assets, although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.6 and the expressed intent of the parties, if any

Transactions are deemed to be loans, as security for the performance of all of Seller’s obligations hereunder, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets.
    As a precautionary measure in the event that (x) the conveyance of any Purchased Asset or Participation Interests in any Underlying Assets by Pledgor to Seller is determined not to be a true sale or contribution or the separate existence of Seller from Pledgor is otherwise disregarded at any point or (y) if any determination is made that the Participation Interests in the servicing rights related to the Underlying Asset or Participation Interests therein were not sold or pledged by loanDepot Parties to Buyer or that the Participation Interests in the servicing rights are not an interest in such Underlying Assets and are severable from such Underlying Assets despite Buyer’s and loanDepot Parties’ express intent herein to treat them as included in the purchase and sale transaction, (1) Pledgor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon, without duplication, the Purchased Assets and the related Residual Collateral (collectively, the “Precautionary Credit Enhancement”) and (2) each loanDepot Party hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon, its respective right, title and interest in and to the Related Credit Enhancement (together with the Purchased Assets and Precautionary Credit Enhancement, the “Collateral”).
Each loanDepot Party acknowledges that it has no rights to the servicing rights or the Participation Interests in the servicing rights related to any Underlying Assets or any Participation Interests in such servicing rights.
The Collateral is hereby pledged as further security for the applicable loanDepot Parties’ obligations to Buyer hereunder.
Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Collateral.
Possession of any Collateral consisting of promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer.
At any time and from time to time, upon the written request of Buyer, and at the sole expense of loanDepot Parties, loanDepot Parties will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Collateral and the liens created hereby. loanDepot Parties also hereby authorize Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by applicable law. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.
If Seller shall, as a result of its ownership of the Participation Interests, become entitled to receive or shall receive any certificate evidencing any Participation Interest, any option rights, whether in addition to, in substitution for, as a conversion of, or in exchange for the Participation Interests, or otherwise in respect thereof, Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or if requested, deliver the Participation Interests, re-registered in the name of Buyer, to be held by the Buyer subject to the terms hereof as additional security for the obligations of Seller hereunder. Any sums paid upon or in respect of the Participation Interests upon the liquidation or dissolution of Seller, or otherwise shall be paid over to the Buyer as additional security for the obligations of Seller hereunder. If any sums of money or property so paid or distributed in respect of the Participation Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Seller as additional security for the obligations of Seller hereunder.
Buyer shall have the right, but not the obligation to exercise all voting and member rights with respect to the Participation Interests. Notwithstanding the foregoing and consistent with the provisions hereof, prior to the occurrence of an Event of Default which is continuing, Seller shall be permitted to exercise all voting rights with respect to the Participation Interests and Buyer shall exercise any such rights on behalf of Seller under this paragraph solely in accordance with Seller’s written instructions; provided, however, Buyer may in its sole discretion (x) remove a Servicer or terminate a Servicing Agreement in connection with a Servicing Termination Event or (y) consent to a waiver of a material breach or consent to a material modification of a Servicing Agreement. In no event shall Buyer be required to cast or exercise a vote or other action taken which would impair the Participation Interests, or which would be inconsistent with or result in a violation of any provision of this Agreement. Without limiting the generality of the foregoing, Buyer shall have no obligation to, (i) vote to enable, or take any other action to permit the Seller to issue any interests of any nature or to issue any other interests convertible into or granting the right to purchase or exchange for any interests of such entity, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Participation Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, Pledgor’s interest in the Participation Interest except for the Lien provided for by this Agreement, or (iv) enter into any agreement or undertaking restricting the right or ability of Pledgor or Buyer to sell, assign or transfer the Participation Interests.
The parties acknowledge that the Participation Interests have been sold by Pledgor to Seller pursuant to a Participation Agreement. Notwithstanding the foregoing, each loanDepot Party acknowledges and agrees that their respective rights with respect to the Purchased Assets, Underlying Assets and Residual Collateral (including without limitation its security interest in the Residual Collateral) are and shall continue to be at all times junior and subordinate to the rights of Buyer under this Agreement. The parties further acknowledge that the Buyer shall enter into Transactions and Purchase Price Increases hereunder with respect to Purchased Assets and Residual Collateral, free and clear of any obligations under the Participation Agreement and that such Participation Agreement shall not confer any obligations or liabilities on Buyer to any loanDepot Party. For the sake of clarity, if Buyer releases its security interest granted by Seller to Buyer hereunder in any Purchased Assets in accordance with the terms hereof, Buyer’s security interest in the related Underlying Assets and related Residual Collateral granted by Pledgor to Buyer hereunder shall be released concurrently therewith.
6.2Servicing.
(a)Servicing Rights Owned by Buyer; Buyer’s Right to Appoint Servicer. In recognition that each Participation Interest (including the related servicing rights of the Underlying Assets) is sold by Seller to Buyer on a servicing released basis and Buyer is the owner of the servicing rights related to each Underlying Asset, Buyer shall have the sole right to appoint the Servicer for each Underlying Asset.
(b)Appointment of Servicer. Subject to Buyer’s right to appoint a successor Servicer at its sole discretion, Buyer hereby appoints Guarantor or the Servicer, as applicable, to subservice the Underlying Assets on behalf of Buyer as agent for Buyer for the period between the Purchase Date and the Repurchase Date of the Purchased Assets relating to such Underlying Assets. The right of Guarantor or the Servicer, as applicable, to service the Underlying Assets is on an interim basis only and does not provide or confer a contractual, ownership or other right for Guarantor or the Servicer, as applicable, to service the Underlying Assets, it being understood that upon payment of the Purchase Price, Buyer owns the Participation Interests in the related servicing rights and may assume servicing or appoint a Successor Servicer at any time. Further, the fact that Guarantor or the Servicer may be entitled to a servicing fee for interim servicing of the Underlying Assets or that Buyer may provide a separate notice of default to Guarantor or the Servicer regarding the servicing of the Underlying Assets shall not affect or otherwise change Buyer’s ownership of the Participation Interests related to the servicing rights related to the Underlying Assets.
(c)Interim Servicing Period; No Servicing Fee or Income. For each Transaction, Servicer’s right to interim service an Underlying Asset shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier of (i) thirty (30) days after the related Purchase Date or (ii) the Repurchase Date. If the interim servicing period expires with respect to any Underlying Asset for any reason other than Seller repurchasing such Purchased Asset and obtaining the release of such Underlying Asset, then such interim servicing period shall automatically terminate if not renewed by Buyer. In connection with any such renewal, the Servicer shall continue to interim service the Underlying Asset for a thirty (30) day extension period. Absent any such extension of the interim servicing period, the Servicer shall transfer servicing or cause the transfer of servicing, of the Underlying Asset (which shall include the delivery of all servicing records related to such Underlying Asset) to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Underlying Asset, Guarantor shall have no right to service the related Underlying Asset nor shall Buyer have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Seller shall promptly transfer the servicing of the related Underlying Asset to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. Buyer shall have no obligation to pay the Servicer nor shall the Servicer have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of an Underlying Asset.
(d)Servicing Agreement. If there is a Servicer of the Underlying Assets other than Guarantor, loanDepot Parties shall enter into a Servicing Agreement with the Servicer on behalf of Buyer, which such Servicing Agreement shall be on terms agreed to by Buyer, and which shall include, at a minimum, (i) a recognition by the Servicer of Buyer’s interests and rights to the Participation Interests in the Underlying Assets as provided under this Agreement, including, without limitation, Buyer’s ownership of the Participation Interests in the servicing rights related to the Underlying Assets; (ii) an obligation for the Servicer to subservice the Underlying Assets consistent with the degree of skill and care that the Servicer customarily requires with respect to similar Mortgage Loans owned or managed by it but in no event no less than in accordance with Accepted Servicing Practices; (iii) an obligation to comply with all applicable federal, state and local laws and regulations; (iv) an obligation to maintain all state and federal licenses necessary for it to perform its subservicing responsibilities; (v) an obligation not to impair the rights of Buyer in any Underlying Assets or any payment thereto and (vi) an obligation to collect all sums payable in respect of the Underlying Assets on behalf of

Buyer, in trust. Further, such Servicing Agreement shall contain express reporting requirements and other rights to allow Buyer to inspect the records of the Servicer with respect to the Underlying Assets. Buyer may terminate the subservicing of any Underlying Asset with the then existing Servicer in accordance with either Section 6.2(f) or Section 6.2(n).
(e)Servicing Obligations of Guarantor. To the extent Guarantor shall subservice any Underlying Asset on behalf of Buyer, Guarantor shall:
(i)Subservice and administer the Underlying Assets on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of any Agency, and the requirements of any applicable Purchase Commitment and the Approved Investor, so that the eligibility of the Underlying Asset for purchase under such Purchase Commitment is not voided or reduced by such servicing and administration;
(ii)Subject to Subsection 6.2(g), and to the extent not otherwise held by the Custodian, Guarantor shall at all times maintain and safeguard the Mortgage Loan File for the Underlying Asset, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer pursuant to Section 3.3, and accurate and complete records of its servicing of the Underlying Asset; Guarantor’s possession of such Mortgage Loan File is for the sole purpose of subservicing such Underlying Asset and such retention and possession by Guarantor is in a custodial capacity only;
(iii)Buyer may, at any time during Guarantor’s business hours on reasonable notice, examine and make copies of such documents and records, or require delivery of the originals of such documents and records to Buyer or its designee;
(iv)At Buyer’s request, Guarantor shall promptly deliver to Buyer reports regarding the status of any Underlying Asset being subserviced by it, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could cause a Material and Adverse Change on such Underlying Asset, Buyer’s security interest in such Underlying Asset or the collateral securing such Underlying Asset; Guarantor is required to deliver such reports until the repurchase of the Underlying Asset by Seller; and
(v)Guarantor shall immediately notify Buyer if Guarantor becomes aware of any payment default that occurs under an Underlying Asset.
(f)Sale or Transfer of Servicing Rights by Buyer. Following the occurrence and continuance of an Event of Default, Buyer may sell or transfer any rights to service an Underlying Asset without the prior written consent of loanDepot Parties or any Servicer.
(g)Release of Mortgage Loan Files. Guarantor shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Buyer, except when such release is required as incidental to Guarantor’s subservicing of the Underlying Asset, is required to complete the Purchase Commitment, or as required by law.

(h)Right to Appoint Successor Servicer. Buyer reserves the right, in its sole discretion, to appoint a successor servicer to subservice any Underlying Asset (each a “Successor Servicer”). In the event of such an appointment, loanDepot Parties or the Servicer, as applicable, shall perform all acts and take all action so that any part of the Mortgage Loan File and related servicing records held by loanDepot Parties or the Servicer, together with all funds and other receipts relating to such Underlying Asset, are promptly delivered to the Successor Servicer. loanDepot Parties shall have no claim for servicing fees, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.
(i)Reserved.
(j)Reserved.
(k)Reserved.
(l)Servicer Notice. loanDepot Parties shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Underlying Assets and ownership of the Participation Interests in the servicing rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the subservicing of the Underlying Assets.
(m)Notification of Servicer Defaults. If a loanDepot Party should discover that, for any reason whatsoever, any entity responsible to a loanDepot Party by contract for managing or servicing any such Underlying Asset has failed to perform fully a loanDepot Party’s obligations under this Agreement or any of the obligations of such entities with respect to the Underlying Assets, such loanDepot Party shall promptly notify Buyer.
(n)Termination. Buyer shall have the right at any time and for any reason to immediately terminate the loanDepot Parties’ or the Servicer’s right, as applicable, to subservice the Underlying Assets without payment of any penalty or termination fee. loanDepot Parties shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Underlying Assets to a successor subservicer appointed by Buyer in its sole and good faith discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer pursuant to an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.
(o)Buyer’s Right to Service. Buyer or its designee, at the Buyer’s sole discretion, shall be entitled to service some or all of the Underlying Assets, including, without limitation, receiving and collecting all sums payable in respect of same. Upon Buyer’s determination and written notice to loanDepot Parties or the Servicer, as applicable, that Buyer desires to service some or all of the Underlying Assets, loanDepot Parties shall promptly cooperate, or shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer or its designee, at loanDepot Parties’ sole expense. Upon Buyer’s or its designee’s servicing of the Underlying Assets, (i) Buyer may, in its own name or in the name of loanDepot Parties or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for the Underlying Asset(s), but shall be under no obligation to do so; (ii)

loanDepot Parties shall, if Buyer so requests, pay to Buyer all amounts received by loanDepot Parties upon or in respect of the Underlying Asset(s) or other Purchased Assets, advising Buyer as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held by it as part of the Purchased Assets or applied against any outstanding Repurchase Price owed Buyer.
6.3Margin Account Maintenance.
(a) Asset Value. Buyer shall have the right to determine the Asset Value of each         Underlying Asset at any time.
(b)Margin Deficit and Margin Call. If Buyer shall determine at any time that (A) the Asset Value of an Underlying Asset subject to a Transaction is less than the related Purchase Price for such Underlying Asset, (B) the aggregate Asset Value of all Underlying Assets subject to each Transaction is less than the aggregate outstanding Purchase Price for such Transaction, or (C) the aggregate Asset Value of all Underlying Assets for all such Transactions is less than the aggregate outstanding Purchase Price for such Transactions (in any such case, a “Margin Deficit”), then Buyer may, at its sole option and by notice to loanDepot Parties (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:
(i)transfer to Buyer or its designee cash or, at Buyer’s sole option Additional Participation Interests (“Additional Purchased Assets”) related to Eligible Underlying Assets approved by Buyer (“Additional Underlying Assets”) so that (A) the individual Asset Value of the Underlying Asset, (B) the aggregate Asset Value of all Underlying Assets subject to each Transaction, or (C) the aggregate Asset Value of all Eligible Underlying Assets subject to Transactions will thereupon equal or exceed the individual or aggregate outstanding Purchase Price(s) as applicable; or
(ii)pay one or more Repurchase Prices in an amount sufficient to reduce the related Purchase Price so that the related Purchase Price (or the related aggregate Purchase Price) is less than or equal to the Asset Value of the Underlying Asset related to the Purchased Asset (or the aggregate Asset Value of the Purchased Assets and related Underlying Assets, as applicable).
(iii)For the sake of clarity, it is hereby understood and agreed that the foregoing margining provisions are generally subject to the close-out and netting mechanics set forth in that certain Master Margining, Setoff and Netting Agreement, dated as of November 29, 2013, among Buyer, Seller and Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Netting Agreement”). Any Margin Deficit calculated pursuant to the terms of this Section 6.3 shall be allocated, pro rata, to the Participated Facility Amount and the Non-Participated Facility Amount, and shall be subject to the Netting Agreement. For the avoidance of doubt, the portion of the Margin Deficit allocated to the Participated Facility Amount shall be subject to the Pass-Through Participations.
If Buyer delivers a Margin Call to loanDepot Parties on or prior to 9:00 a.m. (Pacific time) on any Business Day, then Seller shall transfer cash or Additional Purchased Assets, as applicable, to Buyer no later than 2:00 p.m. (Pacific time) that same day. If

Buyer delivers a Margin Call to loanDepot Parties after 9:00 a.m. (Pacific time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Assets no later than 2:00 p.m. (Pacific time) on the next subsequent Business Day. Notice of a Margin Call may be provided by Buyer to loanDepot Parties electronically or in writing, such as via electronic mail or posting such notice on Buyer’s customer website(s).

(c)Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.
(d)Over/Under Account. Buyer may, in its sole and good faith discretion, withdraw from the Over/Under Account amounts equal to any Margin Deficit which is not otherwise satisfied by Seller within the time frames provided in this Section 6.3.
(e)Credit to Repurchase Price. Any cash transferred to Buyer pursuant to this Section 6.3 shall be credited to the Repurchase Price of the related Transaction(s).
6.4Custody of Mortgage Loan Documents.
(a)Custodial Arrangements. Buyer may appoint any Person to act as the Custodian to hold possession of the Mortgage Loan Documents (or a portion thereof) and to take actions at the direction of Buyer. loanDepot Parties hereby consent to any and all such appointments and agree to deliver the Mortgage Loan Documents to the Custodian upon the direction of Buyer. loanDepot Parties further agree that (i) the Custodian shall be exclusively the agent, bailee and/or custodian of Buyer; (ii) receipt of the Mortgage Loan Documents by the Custodian shall be constructive receipt by Buyer of the Mortgage Loan Documents; (iii) loanDepot Parties shall not have and shall not attempt to exercise any degree of control over the Custodian or any Mortgage Loan Document held by the Custodian; and (iv) Buyer shall not be liable for any act or omission by the Custodian selected by Buyer with reasonable care.
(b)Temporary Withdrawal of Mortgage Loan Documents for Correction. Buyer may, in its sole and good faith discretion, permit Guarantor to withdraw, for a period not to exceed ten (10) Business Days, specified Mortgage Loan Documents for the purpose of correcting or completing such documents; provided, however, that unless otherwise agreed to by Buyer in writing, in no event shall Mortgage Loan Documents relating to more than fifteen (15) Underlying Assets be released at any one time. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(b), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or the proceeds thereof are received by, Buyer.
(c)Delivery of Mortgage Loan Documents to Approved Investors. Provided that no Potential Default or Event of Default has occurred and is continuing, upon the written request of Guarantor, Buyer may, at its option and in its sole and good faith discretion, deliver to an Approved Investor set forth in the related Purchase Commitment, or its custodian, the Mortgage Loan Documents relating to a specified Underlying Asset. All such Underlying Assets and the related Mortgage Loan Documents shall at all times be covered by one or more Bailee Agreements, and Buyer or its designee will not release Mortgage Loan Documents to an Approved Investor unless Buyer or its Custodian has received a signed Bailee Agreement from the Approved Investor. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(c), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or proceeds thereof are received by, Buyer. If the Approved Investor does not purchase an Underlying Asset as contemplated by the related Purchase Commitment, Guarantor shall, upon the request of Buyer, assist Buyer in the recovery of any Mortgage Loan Documents not returned by the Approved Investor to Buyer.
(d)Delivery of Mortgage Loan Documents Relating to Mortgage-Backed Securities. Upon the written request of Guarantor, Buyer may, at its option and in its sole and good faith discretion, deliver to the certifying custodian the Mortgage Loan Documents relating to those Underlying Assets that will be pooled to support a Mortgage-Backed Security. All such Underlying Assets and the related Mortgage Loan Documents shall at all times be covered by a Bailee Agreement, and Buyer or its designee will not release Mortgage Loan Documents to a certifying custodian unless Buyer or its designee has received a signed tri-party custodial agreement from such custodian, in a form acceptable to Buyer. Buyer shall have no obligation to release any Mortgage Loan Documents to any certifying custodian that will not sign a custodial agreement acceptable to Buyer. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(d), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or proceeds thereof are received by, Buyer. loanDepot Parties shall pay for all costs of the certifying custodian and use its best efforts to ensure that the issuer delivers the Mortgage-Backed Securities to the certifying custodian.
6.5Release of Mortgage Loan Documents. Provided that no Event of Default or Potential Default has occurred and is continuing, Seller may repurchase a Participation Interest and cause the release of Buyer’s security interest in the related Underlying Asset by either:
(a)paying, or causing an Approved Investor to pay, to Buyer, subject to Sections 4.6 and 4.7 above, the Repurchase Price; or
(b)transferring to Buyer Additional Participation Interests relating to Additional Underlying Assets satisfactory to Buyer and/or cash, in aggregate amounts sufficient to cover the amount by which the aggregate amount of Transactions then outstanding hereunder (plus accrued interest and accrued fees with respect thereto) exceeds the Asset Value of the existing Purchased Assets, excluding the Purchased Assets (and related Underlying Assets) to be released.
Upon receipt of the applicable amount, as set forth above, Buyer shall (i) with respect to Underlying Assets, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to the applicable loanDepot Party or such loanDepot Party’s designee, if such documents have not already been delivered pursuant to a Bailee Agreement and (ii) with respect to related Mortgage-Backed Securities, deliver the Mortgage-Backed Security to the applicable loanDepot Party or Approved Investor, as applicable, on a delivery versus payment basis. If such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.3(b). Buyer shall have no obligation to release the related Participation Interest or terminate its security interest in such Underlying Asset or Mortgage-Backed Security until such Margin Call is satisfied.

6.6True Sales; Repurchase Transactions. For the avoidance of doubt, Buyer and loanDepot Parties confirm that the Transactions contemplated by this Agreement are intended to be true sales and absolute assignments of the Participation Interests with respect to the Underlying Assets by Seller to Buyer, and not borrowings secured by the Underlying Assets. Participation Interests in all Purchased Assets and security interests in related Underlying Assets shall pass to Buyer upon payment of the Purchase Price. Accordingly, beginning on the Purchase Date and prior to the Repurchase Date, Buyer may in its sole discretion and without notice to loanDepot Parties engage in repurchase transactions with respect to any or all of the Participation Interests in the Underlying Assets or otherwise pledge, hypothecate, assign, transfer or convey any or all of the Participation Interests in the Underlying Assets (such transactions, “Repurchase Transactions”), provided, however, that to the extent Buyer engages in any Repurchase Transactions, it shall have reacquired ownership in the Participation Interests in the Underlying Assets prior to the Repurchase Date. loanDepot Parties shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase Transactions. loanDepot Parties shall not take any action inconsistent with Buyer’s ownership of a Participation Interest in an Underlying Asset and shall not claim any legal, beneficial or other interest in such a Participation Interest in an Underlying Asset other than the limited right and obligations to provide servicing of such Underlying Assets where Buyer designates Guarantor as servicer as provided in Section 6.2.
ARTICLE 7
CONDITIONS PRECEDENT
7.1Initial Transaction. As conditions precedent to Buyer considering whether to enter into the initial Transaction hereunder:
(a)loanDepot Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer:
(i)this Agreement signed by loanDepot Parties;
(ii)the Transactions Terms Letter signed by loanDepot Parties;
(iii)an Electronic Tracking Agreement signed by the relevant loanDepot Parties;
(iv)[reserved];
(v)a Power of Attorney signed by each loanDepot Party;
(vi)a certified copy of each loanDepot Party’s articles or certificate of incorporation and bylaws (or corresponding organizational documents if such party is not a corporation) and, if required by Buyer, a certificate of good standing issued by the appropriate official in such loanDepot Party’s jurisdiction of organization, dated no less recently than one (1) month prior to the date hereof;
(vii)a certificate of each loanDepot Party’s corporate secretary, substantially in the form of Exhibit C hereto, dated as of the Effective Date, as to the incumbency and authenticity of the signatures of the officers of such loanDepot Party executing the relevant Principal Agreements and the resolutions of the board of directors of such loanDepot Party (or its equivalent governing body or Person), substantially in the form of Exhibit D hereto;

(viii)independently audited financial statements of Guarantor (and its Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Buyer, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Buyer;
(ix)if more than six (6) months has passed since the close of the most recently ended fiscal year, interim financial statements of Guarantor (and its Subsidiaries, on a consolidated basis) covering the period from the first day of the current fiscal year to the last day of the most recently ended month;
(x)[reserved];
(xi)copies of loanDepot Parties’ errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Seller with Section 9.9 below;
(xii)[reserved];
(xiii)an Acknowledgement of Confidentiality of Password Agreement;
(xiv)the initial Facility Fee, if applicable;
(xv)a Servicer Notice, if applicable;
(xvi)reserved;
(xvii)if required, a Servicing Agreement signed by the Servicer and Seller;
(xviii)a copy of Guarantor’s Underwriting Guidelines for Mortgage Loans, as amended from time to time;
(xix)a Master Participation Agreement signed by the relevant loanDepot Parties;
(xx)the Participation Certificate re-registered in the name of the Buyer; and
(xxi)such other documents as Buyer or its counsel may reasonably request.
(b)Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financial Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first-priority security interest in the Underlying Assets and related Purchased Assets and other Residual Collateral should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest.

(c)Buyer shall have determined that it has satisfactorily completed its due diligence review of Guarantor’s operations, business, financial condition and underwriting and origination of Mortgage Loans.
7.2All Transactions. As conditions precedent to Buyer considering whether to enter into any Transaction hereunder, or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Pooled Mortgage Loans on the related Pooling Date or a Transaction in respect of Pooled Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:
(a)loanDepot Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than the Transaction Request Deadline:
(i)an Asset Data Record for the Underlying Asset, which Asset Data Record may be an individual record or part of a group report and shall be authenticated by Seller with the PIN or the handwritten signature of an authorized officer of Seller;
(ii)the Mortgage Loan Documents relating to the Underlying Asset, unless such Underlying Asset is a Wet Mortgage Loan;
(iii)a copy of the Purchase Commitment for the related Underlying Asset, unless the Transactions Terms Letter states otherwise;
(iv)[reserved];
(v)a schedule identifying each Underlying Asset related to a Participation Interest subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage, a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014, a Permitted Non-Qualified Mortgage Loan or a Bond Loan – 1st Lien, as applicable; and
(vi)such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time.
(b)an amount equal to the Haircut plus the minimum required balance, as set forth in Section 3.5(a), shall be on deposit in the Over/Under Account;
(c)all Facility Fees, Unused Facility Fees and Minimum Facility Amount Spread Maintenance Premium that are due have been paid by (x) prior to a Potential Default or Event of Default, Seller and (y) on and after the occurrence of a Potential Default or Event of Default, loanDepot Parties;
(d)loanDepot Parties shall have designated an Approved Payee, if applicable, to whom such funds shall be delivered;
(e)the representations and warranties of loanDepot Parties set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction. At the request of Buyer, Buyer shall have received an officer’s certificate signed by a responsible officer of loanDepot Parties certifying as to the truth and accuracy of same;

(f)if required by Buyer, each of Seller and Guarantor shall have performed all agreements to be performed by it hereunder, and after giving effect to the requested Transaction, there shall exist no Event of Default or Potential Default hereunder;
(g)no Potential Default, Event of Default or a Material and Adverse Change shall have occurred and be continuing;
(h)loanDepot Parties hereby acknowledge that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. loanDepot Parties hereby acknowledge and agree to deliver to Buyer, in form and substance satisfactory to Buyer and not later than 1:00 p.m. (New York City time) on the date on which such seventy-two (72) hour period commences, each related Trade Assignment (solely to the extent such Pooled Mortgage Loan is not pooled with Mortgage Loans financed by a third party pursuant to a joint pooling arrangement) executed by Guarantor, together with a true and complete copy of the related Purchase Commitment for any Pooled Mortgage Loans or Mortgage-Backed Security subject to the proposed Transaction that are subject to a Purchase Commitment; and
(i)Buyer will not enter into Transactions with respect to Jumbo Aggregation Mortgage Loans unless cash management arrangements satisfactory to Buyer are put in place.
For the avoidance of doubt, notwithstanding that foregoing conditions may be satisfied with respect to any Transaction request, Buyer shall be under no obligation to enter into any Transaction, including, without limitation, Transactions the subject of which are Participation Interests related to eMortgage Loans, and whether the Buyer enters into any Transaction shall be at the sole and good faith discretion of Buyer.

7.3[Reserved].
7.4Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by loanDepot Parties of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non-performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by loanDepot Parties to have been agreed by Buyer must be in writing. Buyer shall not be liable to loanDepot Parties for any costs, losses or damages arising from Buyer’s determination that loanDepot Parties has not satisfactorily complied with any applicable condition precedent.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1Representations and Warranties Concerning loanDepot Parties. Each loanDepot Party represents and warrants to and covenants with Buyer that the representations and warranties on Exhibit L hereto are true and correct as of the Effective Date through and until the date on which all obligations of loanDepot Parties under this Agreement are fully satisfied.
8.2Representations and Warranties Concerning Purchased Assets. Each loanDepot Party represents and warrants to and covenants with Buyer that, as of the related Purchase Date through and until the date on which such Participation Interests related to such Underlying Asset is repurchased by Seller, (a) each Underlying Asset is an Eligible Mortgage Loan, and (b) the representations and warranties contained on Exhibit L hereto are true and correct with respect to each Underlying Asset.
8.3Continuing Representations and Warranties. By submitting an Asset Data Record hereunder, loanDepot Parties shall be deemed to have represented and warranted the truthfulness and completeness of the representations and warranties set forth in Exhibit L hereto.
8.4Amendment of Representations and Warranties. From time to time as determined necessary by Buyer, Buyer may amend the representations and warranties set forth in Exhibit L hereto. Any such amendment shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis.
ARTICLE 9
AFFIRMATIVE COVENANTS
Each loanDepot Party hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of loanDepot Parties to be paid or performed under the Principal Agreements:
9.1Financial Statements and Other Reports.
(a)Interim Statements. Guarantor shall deliver to Buyer financial statements of Guarantor, including statements of income and changes in shareholders’ equity for the period from the beginning of such fiscal year to the end of such month or quarter, within the time frame required in the Transactions Terms Letter, and the related balance sheet as of the end of such month or quarter, within the time frame required in the Transactions Terms Letter, all in reasonable detail and certified by the chief financial officer of Guarantor, subject, however, to year-end audit adjustments;
(b)Annual Statements. Guarantor shall deliver to Buyer, within the time frame required in the Transactions Terms Letter, audited financial statements of Guarantor, including statements of income and changes in shareholders’ equity for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an unqualified opinion of a certified public accounting firm reasonably satisfactory to Buyer including a management representation letter signed by the chief financial officer of Guarantor stating that the financial statements fairly present the financial condition and results of operations of Guarantor as of the end of, and for, such year;
(c)Officer’s Certificate. Together with the financial statements required to be delivered pursuant to Sections 9.1(a) and (b), Guarantor shall deliver to Buyer an officer’s certificate substantially in a form to be provided by Buyer;

(d)Audit Reports.     Promptly upon receipt thereof, Guarantor shall deliver to Buyer a copy of each report submitted to Guarantor by its independent public accountant in connection with any annual, interim or special audit of Guarantor;
(e)Hedging Reports. Guarantor shall deliver to Buyer, or cause to be delivered to Buyer, not later than 10:00 a.m. (Pacific time) on each Monday, or Tuesday if Monday is not a Business Day, or as reasonably requested by Buyer, a reconciliation report, in a form reasonably satisfactory to Buyer, including, without limitation, a report of all outstanding Transactions and their related Purchase Commitments, availability under unused Purchase Commitments and all amounts outstanding and available under other warehouse lines of credit, repurchase agreements and similar credit facilities. To the extent Guarantor retains any Person(s) to perform hedging services on behalf of Guarantor, Guarantor hereby grants Buyer authority to contact, request and receive hedging reports directly from such Person(s) at no cost to Buyer. Further, Guarantor shall instruct such Person(s), upon reasonable notice from Buyer and during normal business hours, to answer candidly and fully, at no cost to Buyer, any and all questions that Buyer may address to them in reference to the hedging reports of Guarantor. Guarantor may have its representatives in attendance at any meetings between Buyer and such Person(s) held in accordance with this authorization; and
(f)Reports and Information Regarding Underlying Assets. To the extent not prohibited by law or regulation, Guarantor shall deliver to Buyer, with reasonable promptness, upon Buyer’s request: (i) copies of any reports related to the Underlying Assets, (ii) copies of all documentation in connection with the underwriting and origination of any Underlying Asset that evidences compliance with, (x) with respect to all Underlying Assets other than Bond Loans – 1st Liens and Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule and, (y) with respect to all Underlying Assets other than Bond Loans – 1st Liens, Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014 and Permitted Non-Qualified Mortgage Loans, the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Underlying Assets.
(g)Other Reports. As may be reasonably requested by Buyer from time to time, Guarantor shall deliver to Buyer, to the extent not prohibited by law or regulation, within thirty (30) days of filing or receipt (i) copies of all regular or periodic financial or other reports, if any, that Guarantor files with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Guarantor from any Approved Investor, Insurer or licensing authority. Guarantor shall also deliver to Buyer, with reasonable promptness, such further information reasonably related to the business, operations, properties or financial condition of Guarantor, in such detail and at such times as Buyer, in its sole and good faith discretion, may request. Guarantor understands and agrees that all reports and information provided to Buyer by or relating to Guarantor may be disclosed to Buyer’s Affiliates.
9.2Inspection of Properties and Books. As required by applicable law and prudent mortgage banking practices, loanDepot Parties shall keep accurate and complete records of the Underlying Assets. At no cost to Buyer, each loanDepot Party shall permit authorized representatives of Buyer to discuss the business, operations, assets and financial condition of such loanDepot Party with its officers and employees and to examine its books of account and make copies and/or extracts thereof, upon reasonable notice to such loanDepot Party at such loanDepot Party’s place of business during normal business hours.

Further, loanDepot Parties will provide their accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly and fully, at no cost to Buyer, any and all questions that any authorized representative of Buyer may address to them in reference to the financial condition or affairs of loanDepot Parties. loanDepot Parties may have their respective representatives in attendance at any meetings between the officers or other representatives of Buyer and loanDepot Parties’ accountants held in accordance with this authorization.
9.3Notice. Each loanDepot Party shall give Buyer prompt (except for clause (o), with respect to which notice shall be provided no later than three (3) Business Days after receipt of such notice of settlement, or consent order by the applicable loanDepot Party) written notice, in reasonable detail, of:
(a)[reserved];
(b)any action, suit or proceeding instituted by or against any loanDepot Party in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against any loanDepot Party, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against any loanDepot Parties, involves a potential liability, on an individual or aggregate basis, equal to or greater than ten percent (10%) of Guarantor’s Tangible Net Worth, or questions or challenges the validity or enforceability of any of the Principal Agreements or questions or challenges compliance of any Underlying Asset with, (x) with respect to any Underlying Asset other than Bond Loans – 1st Liens and Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule or (y) with respect to any Underlying Asset other than Bond Loans – 1st Liens, Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014 and Permitted Non-Qualified Mortgage Loans, the QM Rule;
(c)the filing, recording or assessment of any federal, state or local tax lien against it, or any of its assets that would have a material adverse effect on the rights and remedies of Buyer under any of the Principal Agreements;
(d)the occurrence of any Potential Default or Event of Default;
(e)the actual or threatened suspension, revocation or termination of Guarantor’s licensing or eligibility, in any respect, as an approved, licensed lender, seller, mortgagee or servicer;
(f)the suspension, revocation or termination of any existing and material credit or investor relationship to facilitate the sale and/or origination of residential mortgage loans; provided that notice and the required report information shall be delivered to Buyer in the first monthly report issued after such suspension, revocation or termination;
(g)(x) any demand(s), whether on an individual or aggregate basis, by an Approved Investor or Insurer for (i) the repurchase of a mortgage loan(s) if the unpaid principal balance of the mortgage loan(s) subject to such demand(s) is equal to or greater than two hundred and fifty thousand ($250,000) dollars or (ii) indemnification if the demanded indemnification amount(s) is equal to or greater than fifty thousand ($50,000) dollars, or (y) the rejection of an Underlying Asset for purchase by an Approved Investor or other third party purchaser or the exclusion of an Underlying Asset from a securitization pool due to the objection of any party to such securitization, together with a report by such purchaser or other party and/or any other information received by the loanDepot Parties detailing the rationale for such rejection or exclusion; provided that notice and the required report and information shall be delivered to Buyer in the first monthly report issued after the occurrence of such rejection or exclusion;
(h)any potential or existing Underlying Asset where a director, officer, shareholder, member, partner or owner of any loanDepot Party is the Mortgagor or guarantor or where the related Mortgaged Property is being sold by a director, officer, shareholder, member, partner or owner of any loanDepot Party if (i) such potential or existing Underlying Asset is not originated on an arms-length basis or in strict compliance with Guarantor’s Underwriting Guidelines or (ii) the sale of such related Mortgaged Property is not made on an arms-length basis;
(i)any Purchased Asset or Underlying Asset ceases to be an Eligible Participation Interest or Eligible Underlying Asset, as applicable, for the security of the Transactions;
(j)any Approved Investor that threatens in writing to set-off amounts owed by any loanDepot Party to such Approved Investor against the purchase proceeds owed by the Approved Investor to such loanDepot Party for the Underlying Assets (excluding amounts owed by such loanDepot Party to the Approved Investor which are directly related to the Underlying Assets and which are allowed to be set-off by the Approved Investor pursuant to the Bailee Agreement);
(k)any change in the Executive Management of Guarantor;
(l)any other action, event or condition of any nature that may lead to or result in a material adverse effect on the business, operations, assets or financial condition of any loanDepot Party or that, without notice or lapse of time or both, would constitute a default under any agreement, instrument or indenture to which such loanDepot Party is a party or to which such loanDepot Party, its properties or assets may be subject;
(m)any (i) change to the location of its chief executive office/chief place of business from that specified in Section 8.1(t), (ii) change in the name, identity or corporate structure (or the equivalent) or change in the location where any loanDepot Party maintains its records with respect to the Purchased Assets, or (iii) reincorporation or reorganization of any loanDepot Party under the laws of another jurisdiction;
(n)any change to the date on which any loanDepot Party’s fiscal year begins from such loanDepot Party’s current fiscal year beginning date;
(o)any settlement with, or issuance of a consent order by, any Governmental Authority, in which the fines, penalties, settlement amounts or any other amounts owed by any loanDepot Party thereunder exceeds $10,000,000 in the aggregate; and
(p)upon any loanDepot Party becoming aware of any Control Failure with respect to an Underlying Asset that is an eMortgage Loan or any eNote Replacement Failure.
9.4[Reserved].
9.5Servicing of Mortgage Loans. Subject to Section 6.2 above, Guarantor shall subservice all Underlying Assets at Guarantor’s expense and without charge of any kind to Buyer. Guarantor may delegate its obligations hereunder to subservice the Underlying Assets (subject to Section 6.2) to an independent servicer provided that such independent subservicer and the related Servicing Agreement has been approved by Buyer. The failure of Guarantor to obtain the prior approval of Buyer regarding the delegation of its subservicing obligations to an independent subservicer shall be considered an Event of Default hereunder. In any event, Guarantor or its delegate shall subservice such Underlying Assets with the degree of care and in accordance with the subservicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac and Ginnie Mae.
9.6Evidence of Purchased Assets. loanDepot Parties shall indicate on their computer records that each Underlying Asset has been included in the Mortgage Loans backed by Participation Interests that are Purchased Assets and, at the request of Buyer, place on each of its written records pertaining to the Underlying Assets a legend, in form and content satisfactory to Buyer, indicating that such Underlying Asset has been pledged to Buyer.
9.7Protection of Purchased Assets and Underlying Assets. Each loanDepot Party shall allow Buyer (a) to inspect any Mortgaged Property relating to an Underlying Asset; (b) to appear in or intervene in any proceeding or matter affecting any Underlying Asset or other Purchased Assets or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect Buyer’s ownership or security of the Purchased Assets or the value thereof, or the rights and powers of Buyer; (d) to contest by litigation or otherwise any lien asserted against the Purchased Assets, Underlying Assets or Residual Collateral or against the related Mortgaged Property, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Underlying Asset and take any action it may deem appropriate to collect any Purchased Assets or Residual Collateral or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that Buyer may incur with respect to any of the foregoing and any expenditures it may make to protect or preserve the Purchased Assets or Residual Collateral or the rights of Buyer, shall be for the account of Seller. Seller shall repay the same to Buyer upon demand with interest, at the Default Rate, from the date any such expenditure shall have been made until it is repaid.
9.8Further Assurances. Each of the loanDepot Parties shall, at its expense, promptly procure, execute and deliver to Buyer, upon request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of loanDepot Parties in this Agreement.
9.9Fidelity Bonds and Insurance. Guarantor shall maintain an insurance policy, in a form and substance satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by loanDepot Parties, or any officer, director, employee or agent of loanDepot Parties, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount as required by the Fannie Mae Guide. loanDepot Parties shall provide 30 days prior written notice to Buyer of any material change to such policy.
9.10Wet Mortgage Loans. In connection with the funding of each Wet Mortgage Loan, Guarantor shall provide to the applicable Closing Agent, in addition to the Irrevocable Closing Instructions, final closing instructions, which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter; provided, however, that Guarantor shall not use these final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Guarantor shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval. If the Closing Agent is not a title insurance company, Guarantor shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Buyer by the title insurance company stipulated in the final closing instructions; or (b) provide to Buyer (1) a Closing Protection Letter covering the closing issued to Guarantor by the title insurance company stipulated in the final closing instructions and (2) an Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Buyer as the assignee.
9.11ERISA. As soon as reasonably possible, and in any event within fifteen (15) days after any loanDepot Party knows or has reason to believe that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of such loanDepot Party setting forth details respecting such event or condition and the action, if any, that such loanDepot Party or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such loanDepot Party or an ERISA Affiliate with respect to such event or condition):
(a)any Reportable Event or failure to meet minimum funding standards, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;
(b)the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by a loanDepot Party or an ERISA Affiliate to terminate any Plan;
(c)the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a loanDepot Party, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(d)the complete or partial withdrawal from a Multiemployer Plan by a loanDepot Party, any Subsidiary or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by a loanDepot Party, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
(e)the institution of a proceeding by a fiduciary of any Multiemployer Plan against a loanDepot Party, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and
(f)the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if a loanDepot Party, any Subsidiary or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

9.12Beneficial Ownership Certification. On the date of this Agreement and on each one-year anniversary thereafter, each loanDepot Party shall either (i) ensure that such loanDepot Party has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects, or (ii) deliver to Buyer an updated Beneficial Ownership Certification, if the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in any respect. At all times, loanDepot Parties shall use their reasonable best efforts to provide Buyer with prompt notice upon becoming aware that the information provided in the most recent Beneficial Ownership Certification is no longer true and correct and shall deliver an updated Beneficial Ownership Certification to Buyer promptly thereafter.
9.13MERS. Guarantor will comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Underlying Assets that are registered with MERS and, with respect to Underlying Assets that are eMortgage Loans, the maintenance of the related eNotes on the MERS eRegistry for as long as such Underlying Assets are so registered.
9.14Special Purpose Entity Provisions. Seller shall comply in all respects with Section 9(i) of the LLC Agreement.
9.15Participation Interests as Securities. The parties acknowledge and agree that the Participation Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code. Each loanDepot Party covenants and agrees that the Participation Interests (i) are not and will not be dealt in or traded on securities exchanges or securities markets, and (ii) are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Each loanDepot Party shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of all Participation Interests to Buyer. Neither Seller nor Guarantor shall issue any new classes under existing Participation Certificates that are subject to Transactions hereunder without Buyer’s prior written consent, which shall not be unreasonably withheld.
ARTICLE 10
NEGATIVE COVENANTS
Each loanDepot Party hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of any loanDepot Party to be paid or performed under this Agreement, each loanDepot Party shall comply with the following:
10.1No Initial Public Offering Without Consent. Unless otherwise waived by Buyer, no loanDepot Party shall permit or consummate any IPO without the prior written consent of Buyer.
10.2Debt and Subordinated Debt. No loanDepot Party shall, either directly or indirectly, without the prior written consent of Buyer, pay any Debt or Subordinated Debt if such payment shall cause a Potential Default or Event of Default. Further, if a Potential Default or an Event of Default shall have occurred and for as long as such is occurring, no loanDepot Party shall, either directly or indirectly, without the prior written consent of Buyer, make any payment of any kind thereafter on such Debt or Subordinated Debt until all obligations of loanDepot Parties hereunder have been paid and performed in full.
10.3Loss of Eligibility. Guarantor shall not, either directly or indirectly, without the prior written consent of Buyer, take, or fail to take, any action that would cause Guarantor to lose all or any part of its status as an eligible lender, seller, mortgagee or servicer or willfully terminate its status as an eligible lender, seller, mortgagee or servicer without forty-five (45) days prior written notice to Buyer.

10.4Financial Covenants and Ratios. Guarantor shall at all times comply with any financial covenants and/or financial ratios set forth in the Transactions Terms Letter.
10.5Loans to Officers, Employees and Shareholders. No loanDepot Party shall, either directly or indirectly, without the prior written consent of Buyer, make any personal loans or advances to any officers, employees, shareholders, members, partners or owners of such loanDepot Party in an aggregate amount exceeding ten percent (10%) of loanDepot Parties’ collective Tangible Net Worth; provided, however, that each loanDepot Party shall be entitled to make a personal loan or advance to a majority shareholder, member, partner or owner of such loanDepot Party without the prior written consent of Buyer provided that (i) a Potential Default or an Event of Default is not existing and will not occur as a result thereof and (ii) such loan or advance is clearly reflected on such loanDepot Party’s financial reports provided to Buyer.
10.6Liens on Underlying Assets and Purchased Assets; Liens on Other Assets. Each loanDepot Party acknowledges that with each Transaction the Seller shall have sold the Participation Interests related to Underlying Assets and granted to Buyer a first priority security interest in the Purchased Assets, and the Guarantor shall have granted to Buyer a precautionary first priority security interest in the Underlying Assets and Residual Collateral. Accordingly, each loanDepot Party shall not create, incur, assume or suffer to exist any lien upon the Underlying Assets or the Purchased Assets, other than as granted to Buyer herein. Further, each loanDepot Party shall not, or create, incur, assume or suffer any lien upon any of its other property and assets without the prior written consent of Buyer; provided, however, that such loanDepot Party may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing or will not occur as a result thereof, incur, assume or suffer to exist liens on its other property and assets for the following purposes (a) liens for taxes not yet due or taxes being contested in good faith discretion and by appropriate proceedings for which adequate reserves have been established; (b) liens in favor of Fannie Mae, Ginnie Mae or Freddie Mac on the right of such loanDepot Party to service Mortgage Loans sold to the Agencies; or (c) liens incurred by such loanDepot Party in the ordinary course of such loanDepot Party’s mortgage banking business including, without limitation, master repurchase agreements, warehouse lines of credit, and securitization.
10.7Transactions with Affiliates. No loanDepot Party shall, directly or indirectly, enter into any transaction with its Affiliates, if any, without the prior written consent of Buyer, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate, (b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that each loanDepot Party may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if (i) such transaction is in the ordinary course of such loanDepot Party’s mortgage banking business and (ii) such transaction is upon fair and reasonable terms no less favorable to such loanDepot Party had such loanDepot Party entered into a comparable arm length’s transaction with a Person which is not an Affiliate.
10.8Consolidation, Merger, Sale of Assets and Change of Control. No loanDepot Party shall (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its property or assets, or (d) allow a Change of Control to occur with respect to such loanDepot Party, without prior written consent of Buyer; provided, however, that each loanDepot Party may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if such loanDepot Party is the surviving and controlling entity and (ii) in the ordinary course of Guarantor’s mortgage banking business, sell equipment that is uneconomic or obsolete and acquire mortgage loans for resale and sell mortgage loans, mortgage servicing rights, and mortgage related securities.
10.9Payment of Dividends and Retirement of Stock. Following written notice to Buyer (such notice to be delivered to Buyer in the officer’s certificate delivered pursuant to Section 9.1(c)), loanDepot Parties shall have the right, without the prior written consent of Buyer, to declare or pay any dividends upon its shares of stock now or hereafter outstanding, except dividends payable in the Capital Stock of Guarantor, or make any distribution of assets to its shareholders, whether in cash, property or securities and acquire, purchase, redeem or retire shares of its Capital Stock now or hereafter outstanding for value (collectively, a “Distribution”). Notwithstanding the foregoing, if a Potential Default or an Event of Default has occurred and is continuing or will occur as a result of such Distribution, no loanDepot Party shall make any Distribution other than Permitted Tax Distributions, without the prior written consent of Buyer.
10.10Purchased Assets. No loanDepot Party shall (a) attempt to resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement) any of the Underlying Assets or other Purchased Assets or Residual Collateral or any interest therein, or without prior written consent of Buyer (b) amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Underlying Asset except if such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to an Underlying Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Underlying Asset. Notwithstanding the foregoing, the Guarantor may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices and the Agency guides; provided, that Guarantor shall promptly notify the Buyer of any amendment, modification or waiver.
10.11Underwriting, Third Party Origination and Interest Rate Risk Management Practices. Guarantor shall provide notice of material changes in underwriting, third party origination and interest rate risk management practices of Guarantor that exist as of the Effective Date. By way of example but not limitation, any change to add a new line of Mortgage Loan products shall be considered material changes.
10.12Regulation W. loanDepot Parties shall not, to their actual knowledge, use the proceeds from the transfer of funds from Buyer to any loanDepot Party to effect transactions with any affiliate (as defined in 12 CFR §223.2 or 12 USC §371c) of Buyer.
10.13    LLC Agreement. loanDepot Parties shall not, without the prior written consent of Buyer, amend, modify, waive or supplement, or grant any consent in respect of, any provision of the LLC Agreement (including, without limitation, Section 9(i) thereof).
ARTICLE 11
DEFAULTS AND REMEDIES
11.1Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:
(a)failure of Seller to (A)(i) repurchase the Purchased Assets on the applicable Repurchase Date, (ii) repurchase the Purchased Assets pursuant to Section 3.9, or (iii) perform its obligations under Section 6.3(b), in each such case, as of the date such obligation is required to be performed, or (B) failure of any loanDepot Party to pay any other amount due under the Principal Agreements within two (2) Business Days following the applicable due date;
(b)(i) any loanDepot Party or any Subsidiary or Affiliate of such loanDepot Party shall default under, or fail to perform as required under, or shall otherwise breach the terms of any loan agreement, note, mortgage, security agreement, indenture, guaranty, instrument, contract or other agreement between a loanDepot Party or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or (ii) any loanDepot Party or any Subsidiary or Affiliate of such loanDepot Party shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by Seller or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder or shall otherwise fail to pay a matured Debt obligation in excess of $10,000,000;
(c)[reserved];
(d)[reserved];
(e)any of loanDepot Parties’ representations or warranties made in Section 8.1 and/or Section 8.2 or in any statement or certificate at any time given by a loanDepot Party in writing pursuant hereto or in connection herewith shall be materially false or misleading in any respect on the date as of which made and such occurrence shall not have been remedied within three (3) Business Days after receipt of notice from Buyer of such occurrence;
(f)the failure of any loanDepot Party to perform, comply with or observe any term, covenant or agreement applicable to such loanDepot Party as contained in Articles 9 and 10 of this Agreement, irrespective of any cure period;
(g)the failure of any loanDepot Party to perform, comply with or observe any other term, covenant or agreement applicable to such loanDepot Party as contained in this Agreement and such occurrence shall not have been remedied within thirty (30) days after receipt of notice from Buyer of such occurrence;
(h)an Insolvency Event shall have occurred with respect to any loanDepot Party or any of their respective Affiliates or Subsidiaries; or such loanDepot Party shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements; or Buyer shall have determined in good faith that such loanDepot Party is unable to meet its financial commitments as they come due;
(i)one or more judgments or decrees shall be entered against any loanDepot Party involving a liability of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days after entry thereof;
(j)any Plan maintained by any loanDepot Party, any Subsidiary of any loanDepot Party or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof any loanDepot Party’s liability, any such Subsidiary’s liability or any ERISA Affiliate’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then current value of assets accumulated in such Plan by more than one hundred thousand ($100,000) dollars (or in the case of a termination involving any loanDepot Party as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount);
(k)any loanDepot Party or any Subsidiary of any loanDepot Party or any ERISA Affiliate, in each case, as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding one hundred thousand ($100,000) dollars, or (ii) an aggregate amount exceeding one million ($1,000,000) dollars;
(l)any loanDepot Party shall purport to disavow its obligations hereunder or shall contest the validity or enforceability of the Principal Agreements or Buyer’s interest in any Underlying Asset, Purchased Asset or Residual Collateral;
(m)[reserved];
(n)a Material and Adverse Change shall occur;
(o)[reserved];
(p)any Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated, without the consent of Buyer (other than, with respect to the Custodial Agreement, due to the resignation of the Custodian for reasons other than a breach by Guarantor of the Custodial Agreement), or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Assets;
(q)the occurrence of a Servicer Termination Event;
(r)if any loanDepot Party is a member of MERS, any loanDepot Party’s membership in MERS is terminated for any reason and such termination shall continue uncured or unremedied for five (5) Business Days;
(s)failure of any loanDepot Party to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);
(t)a default shall occur and be continuing beyond the expiration of any applicable grace period under any other Principal Agreement;
(u)any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of any loanDepot Party or any its Affiliates or Subsidiaries; (ii) displace the management of any loanDepot Party or any of its Affiliates or Subsidiaries or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of any loanDepot Party or any of its Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and any such action provided for in this subsection (u) shall not have been discontinued or stayed within forty-five (45) days;
(v)a Change of Control shall occur with respect to any loanDepot Party without obtaining the prior written consent of Buyer;
(w)Guarantor’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor as a “going concern” or reference of similar import;
(x)a loanDepot Party has entered into any settlement with, or consented to the issuance of a consent order by, any Governmental Authority in which the fines, penalties, settlement amounts or any other amounts owed by such relevant loanDepot Party thereunder exceeds $10,000,000 in the aggregate; provided, that an Event of Default shall be deemed not to occur if Buyer, in its sole discretion, within five (5) Business Days following receipt of notice from loanDepot Parties pursuant to Section 9.3(o), of the relevant loanDepot Party’s entry into any such settlement or consent order, provides written approval to loanDepot Parties (which may be via electronic mail), that such settlement or consent order by the relevant loanDepot Party is reasonably acceptable to Buyer; or
(y)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of any loanDepot Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any loanDepot Party or any ERISA Affiliate shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (v) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material and Adverse Change or (vii) the assets of any loanDepot Party, any Subsidiary of any loanDepot Party, or any ERISA Affiliate become plan assets within the meaning of 29 CFR Section 2510.3-101 as modified by section 3(42) of ERISA.
With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s sole and good faith discretion and each loanDepot Party hereby agrees to be bound by and comply with any such determination by Buyer. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.
11.2Remedies. Upon the occurrence and during the continuation of an Event of Default, Buyer may, by notice to loanDepot Parties, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be immediately due and payable whereupon the same shall become immediately due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate. Further, it is understood and agreed that upon the occurrence of an Event of Default, each loanDepot Party shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall any loanDepot Party declare and pay any dividends, incur additional Debt or Subordinated Debt, make payments on existing Debt or Subordinated Debt or otherwise distribute or transfer any of any loanDepot Party’s property and assets to any Person without the prior written consent of Buyer; provided, however, that for as long as such Event of Default is occurring, any loanDepot Party may incur and pay trade Debt that is, or was, incurred in the ordinary course of business of such loanDepot Party’s mortgage banking business. Upon the occurrence of any Event of Default, Buyer may also:
(a)enter the office(s) of any loanDepot Party and take possession of any of the Purchased Assets and/or the Underlying Assets and Residual Collateral including any records related thereto;
(b)communicate with and notify Mortgagors of the Underlying Assets and obligors under other Purchased Assets or on any portion thereof, whether such communications and notifications are in verbal, written or electronic form, including, without limitation, communications and notifications that the Underlying Assets have been pledged to Buyer and that all payments thereon are to be made directly to Buyer or its designee; settle compromise, or release, in whole or in part, any amounts owing on the Underlying Assets or other Purchased Assets or any portion of the Purchased Assets, on terms acceptable to Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Purchased Assets; and where any Underlying Assets or Purchased Assets is in default, foreclose upon and enforce security interests in, such Purchased Assets by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;
(c)collect payments from Mortgagors and/or assume servicing of, or contract with a third party to subservice, any or all Underlying Assets requiring servicing and/or perform any obligations required in connection with Purchase Commitments, such third party’s fees to be paid by loanDepot Parties. In connection with collecting payments from Mortgagors and/or assuming servicing of any or all Underlying Assets, Buyer may take possession of and open any mail addressed to any loanDepot Party, remove, collect and apply all payments for any loanDepot Party, sign any loanDepot Party’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, loanDepot Parties shall promptly forward to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, both in paper and electronic format, in each case, as same relate to the Underlying Assets;
(d)proceed against any loanDepot Parties under this Agreement; and/or
(e)pursue any rights and/or remedies available at law or in equity against any loanDepot Party.
11.3Reserved
11.4Sale of Purchased Assets. Following an Event of Default, Buyer may securitize or otherwise sell the Purchased Assets or Residual Collateral with no obligation to reacquire title as provided in Section 6.6 and Buyer shall incur no liability as a result of such transaction. For the avoidance of doubt, Buyer may sell the Purchased Assets, the Underlying Assets and/or Residual Collateral as part of a pool comprised of, all or part of, the Purchased Assets, the Underlying Assets and/or Residual Collateral and other mortgage loans owned by Buyer; in such instance, the value of the Purchased Assets, the Underlying Assets and/or Residual Collateral, as applicable, shall be determined on a pro rata basis. Seller hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Purchased Assets, the Underlying Assets and/or Residual Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if Buyer accepts the first offer received and does not offer the Purchased Assets, the Underlying Assets and/or Residual Collateral, or any part thereof, to more than one offeree.
11.5No Obligation to Pursue Remedy. loanDepot Parties waive any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Purchased Assets or Residual Collateral or pursue its rights and remedies as against the Purchased Assets, Underlying Assets or Residual Collateral in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of loanDepot Parties against holders of mortgages prior in lien to the lien of any Underlying Asset or Residual Collateral included in the Purchased Assets or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by loanDepot Parties. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.
11.6Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Underlying Asset or Residual Collateral, including, without limitation, payment of delinquent Taxes or assessments and insurance premiums. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.
11.7Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Purchased Assets, the Underlying Assets and/or Residual Collateral shall be applied by Buyer:
(a)first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;
(b)second, to the payment of any other amounts due under this Agreement other than the aggregate Repurchase Price;
(c)third, to the payment of the aggregate Repurchase Price;
(d)fourth, to the payment to Seller, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds. If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the aggregate Repurchase Price and all other amounts due hereunder, Seller shall remain liable for any deficiency.

11.8Rights of Set-Off. Buyer shall have the following rights of set-off:
(a)If any loanDepot Party shall default in the payment or performance of any of its obligations under this Agreement, Buyer shall have the right, at any time, and from time to time, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of Seller against and on account of the obligations and liabilities of such loanDepot Party under this Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Underlying Assets or other third parties. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off claims and apply property held by Buyer with respect to any Transaction against obligations and liabilities owed by any loanDepot Party to Buyer with respect to any other Transaction. Buyer may set off all other sums or obligations owed by Buyer to such loanDepot Party against all of loanDepot Parties’ obligations to Buyer, whether under this Agreement, under a Transaction or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.
(b)In addition to the rights in subsection (a), Buyer and its Affiliates (collectively, “Bank of America Related Entities”), shall have the right to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Bank of America Related Entity to or for the credit of the account of any loanDepot Party and its Affiliates against and on account of the obligations of loanDepot Party under any agreement(s) between such loanDepot Party and/or its Affiliates, on the one hand, and the Bank of America Related Entity, on the other hand, irrespective of whether or not the Bank of America Related Entity shall have made any demand hereunder and whether or not said obligations shall have matured. In exercising the foregoing right to set-off, any Bank of America Related Entity shall be entitled to withdraw funds in the Over/Under Account which are being held for or owing to Seller to set-off against any amounts due and owing by Seller to the Bank of America Related Entity. If a Bank of America Related Entity other than Buyer intends to exercise its right to set-off in this subsection (b), such Bank of America Related Entity shall provide loanDepot Parties prior notice thereof, and upon loanDepot Parties’ receipt of such notice, if the basis for such right to set-off is a loanDepot Party’s breach or default of its obligations to the Bank of America Related Entity, loanDepot Parties shall have three (3) Business Days to cure any such breach or default in order to avoid such set-off.
11.9Reasonable Assurances. If, at any time during the term of the Agreement, Buyer has reason to believe that any loanDepot Party is not conducting its business in accordance with, or otherwise is not satisfying: (i) all applicable statutes, regulations, rules, and notices of federal, state, or local governmental agencies or instrumentalities, all applicable requirements of Approved Investors and Insurers and prudent industry standards or (ii) all applicable requirements of Buyer, as set forth in this Agreement, then, Buyer shall have the right to demand, pursuant to notice from Buyer to loanDepot Parties specifying with particularity the alleged act, error or omission in question, reasonable assurances from loanDepot Parties that such a belief is in fact unfounded, and any failure of loanDepot Parties to provide to Buyer such reasonable assurances in form and substance reasonably satisfactory to Buyer, within the time frame specified in such notice, shall itself constitute an Event of Default hereunder, without a further cure period. loanDepot Parties hereby authorize Buyer to take such actions as may be necessary or appropriate to confirm the continued eligibility of loanDepot Parties for Transactions hereunder, including without limitation (i) ordering credit reports and (ii) contacting Mortgagors, licensing authorities and Approved Investors or Insurers.
ARTICLE 12
INDEMNIFICATION
12.1Indemnification. Each loanDepot Party shall indemnify and hold harmless Buyer, its Affiliates and any of their respective officers, directors, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever that may be imposed upon, incurred by or asserted against Buyer, its Affiliates and their respective officers, directors, employees and agents in any way relating to or arising out of the Principal Agreements or any other document referred to therein or any of the transactions contemplated thereby, except for liabilities, losses and damages solely resulting from the gross negligence or willful misconduct of Buyer and its Affiliates.
12.2Payment of Taxes.
(a)All payments made by any loanDepot Party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), but excluding income taxes (however denominated), branch profits taxes, franchise taxes, any other net income-based tax imposed by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof, U.S. withholding taxes imposed under FATCA and taxes attributable to Buyer’s failure to comply with Section 12.2(c) and (d) (such exclusions from Taxes, “Excluded Taxes”), all of which shall be paid by any loanDepot Party for its own account not later than the date when due. If any loanDepot Party is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Indemnified Taxes (as defined below), a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, loanDepot Parties agree to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing, excise, property or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement (“Other Taxes”). Taxes other than Excluded Taxes shall be referred to in this Agreement as “Indemnified Taxes”.
(b)loanDepot Parties shall, within ten (10) days after demand therefor, indemnify and hold Buyer harmless from and against the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes arising with respect to the Underlying Assets, the Principal Agreements and other documents related thereto and fully indemnify and hold Buyer harmless from and against any and all liabilities or expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes or Other Taxes delivered to loanDepot Parties by Buyer shall be conclusive absent manifest error.
(c)Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall provide loanDepot Parties with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify loanDepot Parties of its legal inability to do so. For any period with respect to which a Foreign Buyer has failed to provide loanDepot Parties with the appropriate IRS forms prescribed by this Section 12.2(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which such form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Indemnified Taxes or indemnification under Section 12.2(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, loanDepot Parties shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.
(d)Nothing contained in this Section 12.2 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer.
(e)Any Buyer that is a "United States Person" as defined in Section 7701(a)(30) of the Internal Revenue Code (as amended from time to time) shall deliver to the loanDepot Parties on or prior to the Effective Date (and from time to time thereafter upon the reasonable request of the loanDepot Parties), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax.
12.3Agreement Not to Assert Claims. Each loanDepot Party agrees not to assert any claim against Buyer, its Affiliates and any of their respective officers, directors, employees and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby.

12.4Survival. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.
ARTICLE 13
TERM AND TERMINATION
13.1Term. Provided that no Event of Default or Potential Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Expiration Date set forth in the Transactions Terms Letter. Following expiration or termination of this Agreement, all indebtedness due Buyer under the Principal Agreements shall be immediately due and payable without notice to loanDepot Parties and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing loanDepot Parties in default, all of which are hereby expressly waived by each loanDepot Party.
13.2Termination.
(a)Buyer may, with or without cause, terminate this Agreement at any time by providing notice to loanDepot Parties. Each loanDepot Party acknowledges and understands that Buyer is under no obligation whatsoever to continue the term of this Agreement for any period of time and may terminate this Agreement at any time for any reason. By way of example but not limitation, Buyer may immediately terminate this Agreement by providing notice to loanDepot Parties if (i) this Agreement or any Transaction is deemed by a court or by statute to not constitute a “repurchase agreement,” a “securities contract,” or a “master netting agreement,” as each such term is defined in the Bankruptcy Code, (ii) payments or security offered hereunder are deemed by a court or by statute not to constitute “settlement payments” or “margin payments” as each such term is defined in the Bankruptcy Code, (iii) this Agreement or any Transaction is deemed by a court or by statute not to constitute an agreement to provide financial accommodations as described in Bankruptcy Code Section 365(c)(1) or (iv) Buyer determines that there has been fraud, misrepresentation or any similar intentional conduct on behalf of any loanDepot Party, its officers, directors, employees, agents and/or its representatives with respect to any of such loanDepot Party’s obligations, responsibilities or actions undertaken in connection with this Agreement.
(b)Upon termination of this Agreement for any reason, all outstanding amounts due to Buyer under the Principal Agreements shall be immediately due and payable without notice to loanDepot Parties and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing loanDepot Parties in default, all of which are hereby expressly waived by each loanDepot Party; provided, that if Buyer terminates this Agreement without cause, Buyer may, but shall have no obligation to, grant loanDepot Parties an extension of time, specified by Buyer in its sole discretion, to pay such outstanding amounts. Further, any termination of this Agreement shall not affect the outstanding obligations of loanDepot Parties under this Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive any termination of this Agreement. Buyer shall not be liable to loanDepot Parties for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 13.2.

13.3Extension of Term. Upon mutual agreement of loanDepot Parties and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer, in its sole and good faith discretion, may deem necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Each loanDepot Party acknowledges and understands that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.
ARTICLE 14
GENERAL
14.1Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and servicing rights of the Underlying Assets related to Participation Interests subject to Transactions hereunder are integral, interrelated, and are non-severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for the Purchased Assets and the related Underlying Assets. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Purchased Assets and security interest in the related Underlying Assets by having the ability to sell the servicing rights related thereto free from any claims or encumbrances. Further, the fact that Servicer may be entitled to a servicing fee for interim servicing of the Underlying Assets or that Buyer may provide a separate notice of default to Servicer regarding the servicing of the Underlying Assets shall not affect or otherwise change the intent of loanDepot Parties and Buyer regarding the integral and non-severable nature of the provisions in the Agreement related to servicing and servicing rights nor will such facts affect or otherwise change Buyer’s ownership of the Participation Interests in the servicing rights related to the Underlying Assets related to the Participation Interests subject to Transactions hereunder.
14.2Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.
14.3No Waiver. No failure or delay on the part of loanDepot Parties or Buyer in exercising any right, power or privilege hereunder and no course of dealing between loanDepot Parties and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
14.4Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that loanDepot Parties or Buyer would otherwise have. No notice or demand on loanDepot Parties in any case shall entitle loanDepot Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.
14.5Assignment. The Principal Agreements may not be assigned by any loanDepot Party to any Person without the prior written consent of Buyer, which consent may be withheld by Buyer in Buyer’s sole discretion. The Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Purchased Assets or Residual Collateral, may, at any time, be transferred or assigned, in whole or in part, by Buyer with the prior written consent of loanDepot Parties not to be unreasonably withheld, delayed or conditioned, and upon Buyer’s receipt of such consent with respect to such transfer or assignment, any transferee or assignee thereof may enforce the Principal Agreements and such security interest directly against loanDepot Parties; provided, that no such consent shall be required (i) if such transfer or assignment is to any of Buyer’s Affiliates or (ii) upon the occurrence of an Event of Default, and upon Buyer providing notice to loanDepot Parties such transferee or assignee thereof may enforce the Principal Agreements and such security interest directly against loanDepot Parties.
14.6Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
14.7Participations. Buyer may from time to time sell or otherwise grant participations in this Agreement, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of Buyer and (ii) may exercise any and all rights of set-off or banker’s lien with respect thereto, in each case as fully as though loanDepot Parties were directly obligated to the holder of such participation in the amount of such participation; provided, however, that loanDepot Parties shall not be required to send or deliver to any of the participants other than Buyer any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Buyer.
14.8Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.
14.9Additional Instruments. loanDepot Parties shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.
14.10Survival. All representations, warranties, covenants and agreements herein contained on the part of loanDepot Parties shall survive any Transaction and shall be effective so long as this Agreement is in effect or there remains any obligation of loanDepot Party hereunder to be performed.
14.11Notices.
(a)All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile (with a copy sent by email), addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:
If to loanDepot Parties:    The addresses set forth in the Transactions Terms Letter

If to Buyer:    Bank of America, N.A.
31303 Agoura Road
Mail Code: CA6-917-02-63

Westlake Village, California 91361
Attention: [***]
Telephone: [***]
Facsimile: [***]
Email: [***]

With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: [***]
Telephone:  [***]
Facsimile: [***]
Email: [***]

Bank of America, N.A.
One Bank of America Center
150 North College Street
Mail Code: NC1-028-28-03
Charlotte, North Carolina 28255
Attention: [***]
Telephone: [***]
Facsimile: [***]
Email: [***]
All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the third (3rd) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the receiving party of a facsimile confirming receipt, if delivered by facsimile. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.

(b)All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).
If to loanDepot Parties:    That email address(es) specified in the Transactions Terms Letter, if any.

If to Buyer:    [***]

14.12Personal Identification Number. Each loanDepot Party shall adopt a Personal Identification Number or PIN to be entered into the computer system in connection with all documents transmitted from such loanDepot Party to Buyer electronically. Further, any document required to be signed by loanDepot

Parties may be signed by handwritten signature or transmitted electronically in conjunction with the PIN, except any written notification designating or changing the PIN and those documents required to be delivered pursuant to Section 7.1(a) above, which must be signed by hand. Each loanDepot Party shall provide Buyer with written notification of its PIN and any changes thereto; provided, however, that any change to the PIN may not become effective for twenty-four (24) hours following Buyer’s confirmation of receipt of such notice by such loanDepot Party. loanDepot Parties and Buyer agree that transmitting a document in conjunction with the PIN shall have the same force and effect as a handwritten signature and shall be sufficient to verify that loanDepot Parties originated such document. Each loanDepot Party shall employ security procedures to ensure that all transmissions of documents accompanied by the PIN are authorized, authentic, reliable and complete and shall promptly notify Buyer if such loanDepot Party discovers the PIN has been improperly disclosed to any Person. Notwithstanding the foregoing or any other breach of security, Buyer shall be entitled to rely upon the PIN of each loanDepot Party until such time as (a) a loanDepot Party provides Buyer with written instructions to the contrary and (b) Buyer has sufficient time to notify the appropriate employees and modify its computerized systems.
14.13Governing Law. This Agreement and the rights and obligations of the parties under the Principal Agreements shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledged and agree that venue in such courts shall be convenient and appropriate for all purposes.
14.14Counterparts. This Agreement, the other Principal Agreements, and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and the other Principal Agreements (each a “Communication”) may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed simultaneously in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Buyer of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
14.15Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.
14.16Joint and Several Liability of Each Seller. To the extent there is more than one Person which is named as a Seller under this Agreement, each such Person shall be jointly and severally liable for the rights, covenants, obligations and warranties and representations of “Seller” as contained herein and the actions of any Person (including another Seller) or third party shall in no way affect such joint and several liability.
14.17Confidential Information. To effectuate this Agreement, Buyer and loanDepot Parties may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between either party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree:
(a)not to use the Confidential Information except in furtherance of this Agreement;
(b)to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and
(c)not to disclose Confidential Information to anyone other than employees, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party; (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of loanDepot Parties with an Affiliate of Buyer for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with loanDepot Parties.
If any party or any of its successors, subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the nonbreaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief.

In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by loanDepot Parties in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to loanDepot Parties’ direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii) and (iv), loanDepot Parties shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), loanDepot Parties shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless loanDepot Parties have (x) provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) redacted all pricing information and other commercial terms.

14.18Intent. Each loanDepot Party and Buyer recognize and intend that:
(a)this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code. loanDepot Parties and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a);
(b)Buyer’s right to liquidate the Purchased Assets and the related Underlying Assets and Residual Collateral delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, (ii) comply with a Margin Call, or (iii) satisfy the provision of additional security agreements to provide enhancements to satisfy a deficiency in the Over/Under Account, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5);
(c)any payments or transfers of property by Seller (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8);
(d)each of (i) the additional security agreements delivered by loanDepot Parties to Buyer pursuant to Section 2.9 hereof, (ii) the pledge of the amounts on deposit or held in the Over/Under Account pursuant to Section 3.5(e) hereof, and (iii) the pledge of the Related Credit Enhancement and Precautionary Credit Enhancement in Section 6.1 hereof, each constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code; and
(e)Each of the loanDepot Parties and Buyer agree that this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, the Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.
14.19Right to Liquidate. It is understood that Buyer’s right to liquidate the Purchased Assets and the related Underlying Assets and Residual Collateral delivered to it in connection with Transactions hereunder or to terminate or accelerate obligations under this Agreement or any individual Transaction, are contractual rights for same as described in Sections 555 and 559 of the Bankruptcy Code.

14.20Insured Depository Institution. If a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act (as amended, the “FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA and any rules, orders or policy statements thereunder except insofar as the type of assets subject to such Transaction would render such definition inapplicable.
14.21Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to the FDICIA except insofar as one or more of the parties hereto is not a “financial institution” as that term is defined in the FDICIA.
14.22Reimbursement of Expenses. If any claim, legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of a dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other reasonable costs in that claim, action, arbitration or proceeding, in addition to any other relief to which such party may be entitled.
14.23Examination and Oversight by Regulators. loanDepot Parties agree that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. loanDepot Parties shall comply with all requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer.
14.24Waiver of Jury Trial. Each loanDepot Party and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.
14.25Amendment and Restatement. Buyer and Guarantor entered into the Original Agreement. Buyer and loanDepot Parties desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety. The amendment and restatement of the Original Agreement shall become effective on the Effective Date, and each of Buyer and each loanDepot Party shall hereafter be bound by the terms and conditions of this Agreement and the other Principal Agreements. This Agreement amends and restates the terms and conditions of the Original Agreement, and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Original Agreement. Accordingly, all of the agreements and obligations incurred pursuant to the terms of the Original Agreement are hereby ratified and affirmed by the parties hereto and remain in full force and effect. For the avoidance of doubt, it is the intent of Buyer and loanDepot Parties that the security interests and liens granted in the Purchased Assets pursuant to Section 6.1 of the Original Agreement shall continue in full force and effect. All references to the Original Agreement in any Principal Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. As between Buyer and loanDepot Parties, notwithstanding that one or more Principal Agreements may refer to the Guarantor as the seller thereunder, such reference shall not impact the validity or enforceability of such Principal Agreement in any respect, and to the extent necessary in the context thereof, such reference shall be deemed to refer to the applicable loanDepot Party hereunder.
14.26Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal income tax purposes and any corresponding provisions of state, local and foreign law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.
14.27ISDA Stay Protocol. Buyer and each loanDepot Party agree that (i) to the extent that prior to the date hereof Buyer and such loanDepot Party have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), solely with respect to Buyer and such loanDepot Party the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Protocol Covered Agreement” and each such party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) if clause (i) does not apply to Buyer and such loanDepot Party, to the extent that prior to the date hereof Buyer and such loanDepot Party have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are, solely with respect to Buyer and such loanDepot Party, incorporated into and form a part of this Agreement and Buyer and such loanDepot Party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply to Buyer and such loanDepot Party, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org, and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement solely with respect to Buyer and such loanDepot Party, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Buyer shall be deemed a “Covered Entity” and such loanDepot Party shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both Buyer and a loanDepot Party become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph.  In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Buyer replaced by references to the covered affiliate support provider.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:            BANK OF AMERICA, N.A.

                By:    /s/ Adam Robitshek
                Name:     Adam Robitshek
                Title:     Director

SELLER:            LOANDEPOT BA WAREHOUSE, LLC

                By: /s/ Patrick Flanagan
                Name:     Patrick Flanagan
                Title:     President

Acknowledged and Agreed to by:

GUARANTOR:        LOANDEPOT.COM, LLC

                By: /s/ Jeff DerGurahian
                Name:     Jeff DerGurahian
                Title:     Executive Vice President

PLEDGOR:            LOANDEPOT.COM, LLC

                By: /s/ Jeff DerGurahian
                Name:     Jeff DerGurahian
                Title:     Executive Vice President

EXHIBIT A
GLOSSARY OF DEFINED TERMS
Ability to Repay Rule: 12 CFR 1026.43(c), including all applicable official staff commentary.
Accepted Servicing Practices: With respect to any Underlying Asset, those accepted and prudent mortgage servicing practices and procedures (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Underlying Asset in the jurisdiction where the related Mortgaged Property is located.
Acknowledgement of Confidentiality of Password Agreement: That certain Acknowledgement of Confidentiality of Password Agreement attached hereto as Exhibit I.
Additional Jumbo Aggregation Price Differential: The additional price differential in respect of Jumbo Aggregation Mortgage Loans payable by Seller quarterly in arrears on the Payment Date following each Calculation Period; provided, however, that no Additional Jumbo Aggregation Price Differential shall be due on a Payment Date if the Non-Aggregation Quarterly Utilization during such Calculation Period was greater than the specified percentage set forth in the Transactions Terms Letter.
Additional Participation Interests: The incremental, proportionate increase (if any) to the value of Participation Certificates, resulting from the acquisition of Additional Underlying Assets by Guarantor and, as applicable, the issuance of related Participation Interests to the Seller.
Additional Purchased Assets: As defined in Section 6.3 of this Agreement.
Additional Underlying Assets: Those additional Eligible Underlying Assets related to the Additional Participation Interests.
Affiliate: With respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing. For removal of doubt, none of MTH Mortgage, LLC, MSC Mortgage, LLC, TRI Pointe Connect, LLC, Day One Mortgage, LLC, Farm Bureau Mortgage, LLC, LGI Mortgage Solutions LLC, Henlopen Mortgage, LLC, BRP Home Mortgage, LLC, CUSA Affordable Housing, LLC, Commercial Agency USA, LLC, any joint venture formed by the Guarantor or LD Holdings Group LLC after the date hereof, in which the Guarantor or LD Holdings Group LLC directly or indirectly holds less than a 50% ownership interest, or the Permitted Holders shall be considered an Affiliate for purposes of this Agreement or any other Program Document.
Agency: Fannie Mae, Freddie Mac, or Ginnie Mae.
Agency Eligible Escrow Mortgage Loan: An Agency Eligible Mortgage Loan or Government Mortgage Loan in respect of which (i) the full original principal amount of such Mortgage Loan has not been fully advanced or disbursed as of the related origination date, (ii) all subsequent advances or disbursements are made in accordance with the Agency guidelines and (iii) has been approved by Buyer in its sole discretion.

Agency Eligible Mortgage Loan: A Mortgage Loan or a Cooperative Loan that is originated in Strict Compliance with the Agency guidelines and the eligibility requirements specified for the applicable Agency program, and is eligible for sale to or securitization by such Agency.
Agency-Required eNote Legend: The legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth on Exhibit 19 to the Custodial Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
Aggregate Transaction Limit: The maximum aggregate principal amount of Transactions that may be outstanding at any one time, as set forth in the Transactions Terms Letter.
Anti-Money Laundering Laws: As defined in paragraph (v) of Exhibit L attached to this Agreement under the heading “Representations and Warranties Concerning Seller”.
Applicable Agency Documents: The applicable Agency documents and forms required to be completed and delivered by loanDepot Parties to the Custodian or otherwise made available to the Custodian pursuant to the related Custodial Agreement for the purpose of facilitating the pooling for Agency sale or securitization and certification of Pooled Mortgage Loans.
Applicable Pricing Rate: With respect to any date of determination, the greater of (i) One-Month LIBOR or a Successor Rate and (ii) 0%. It is understood that the Applicable Pricing Rate shall be adjusted on a daily basis.
Approved Investor: Fannie Mae, Freddie Mac, Ginnie Mae or a financially responsible private institution, which is deemed acceptable by Buyer in its sole and good faith discretion, purchasing Underlying Assets from Guarantor pursuant to a Purchase Commitment.
Approved Payee: A Closing Agent or warehouse lender approved by Buyer in accordance with Section 3.7.
Asset: A Mortgage Loan, or in the case of a Pooled Mortgage Loan, the resulting Mortgage-Backed Security pursuant to Section 3.10, as the context may require.
Asset Data Record: A document, in the form required by Buyer and as may from time to time be amended by Buyer, as such form may be set forth in the Handbook, completed by Seller and submitted to Buyer with respect to each Underlying Asset.
Asset Value: With respect to each Underlying Asset and for any date of determination, an amount equal to the following, as applicable, as the same may be reduced in accordance with Section 4.3, and, in the case of each Underlying Asset, as shall include the Participation Interests in the related servicing rights:
(a)    if the Underlying Asset has Standard Status, the product of the related Type Purchase Price Percentage and the least of: (i) the Market Value of such Underlying Asset; (ii) the unpaid principal balance of such Underlying Asset; (iii) the purchase price paid by Guarantor for such Underlying Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, if applicable;
(b)    if the Underlying Asset is a Noncompliant Mortgage Loan, the product of the related Type Purchase Price Percentage for a Noncompliant Mortgage Loan and the least of: (i) the Market Value of such Underlying Asset; (ii) the unpaid principal balance of such Underlying Asset; (iii) the purchase price paid by Guarantor for such Underlying Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, if applicable; or
(c)    if the Underlying Asset is a Defective Mortgage Loan, zero.
Assignment: A duly executed assignment to Buyer in recordable form of an Underlying Asset, of the indebtedness secured thereby and of all documents and rights related to such Underlying Asset.
Assignment of Closing Protection Letter: An assignment assigning and subrogating Buyer to all of Guarantor’s rights in a Closing Protection Letter, substantially in the form of Exhibit F hereto.
Assignment of Fidelity Bond and Errors and Omission Policy: An assignment assigning and subrogating Buyer to all of loanDepot Parties’ rights in a Fidelity Bond and Errors and Omissions Policy, substantially in the form of Exhibit G hereto.
Assignment of Proprietary Lease: The specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.
Authoritative Copy: With respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.
Bailee Agreement: A bailee agreement substantially in the form acceptable to Buyer.
Bailee Letter: As defined in the Custodial Agreement.
Bankruptcy Code: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.
Beneficial Ownership Certification: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.
Bilateral Agreement: As defined in Section 14.27 of this Agreement.
Bilateral Terms: As defined in Section 14.27 of this Agreement.
Bond Loans – 1st Liens: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Guarantor has obtained a Purchase Commitment on or prior to the related Purchase Date.
Bond Loans – 2nd Liens: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Guarantor has obtained a Purchase Commitment on or prior to the related Purchase Date.
Breakage Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller to Buyer if Seller fails to consummate a Transaction after Seller has submitted an Asset Data Record in connection with such requested Transaction.

Business Day: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York and the State of California or as may otherwise be published on Buyer’s website(s).
Buyer: As set forth in the introductory paragraph of this Agreement.
Buyer’s Correspondent Guidelines: The standards, procedures and guidelines of Buyer and its Affiliates for underwriting Mortgage Loans, a copy of which has been made available to Seller.
Calculation Period: With respect to: (a) the initial Payment Date on which an Unused Facility Fee is due, the period beginning on the Effective Date and ending on the last day of the quarter in which such Effective Date occurs, (b) the initial Payment Date on which Additional Jumbo Aggregation Price Differential is due, the period beginning on January 26, 2018 and ending on the last day of the related calendar quarter, (c) for each subsequent Payment Date on which an Unused Facility Fee, Minimum Facility Amount Spread Maintenance Premium or Additional Jumbo Aggregation Price Differential is due, the prior calendar quarter and (d) with respect to the date this Agreement is terminated pursuant to the terms herein, the period beginning on the first day of the quarter in which such termination is to occur and ending on the Expiration Date.
Capital Stock: As to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).
Cash Equivalents: Any (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of $70,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or p-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Cashiers Check Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller for each disbursement made by a cashiers check issued to Seller or its Approved Payee.
Change of Control: Change of Control shall mean any of the following:
(a)    any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 51% or more of the equity securities of loanDepot, Inc., a Delaware corporation, entitled to vote for members of the board of directors or equivalent governing body of Seller on a fully-diluted basis;
(b)     the sale or disposition of all or substantially all of any loanDepot Party’s assets (or consummation of any transaction, or series of related transactions, having similar effect);
(c)    the dissolution or liquidation of any loanDepot Party;
(d)     Guarantor ceases to own directly or indirectly 100% of the Capital Stock of Seller; or
(e)    any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing; or
(f)    if any loanDepot Party is a Delaware limited liability company, any loanDepot Party enters into any transaction or series of transactions to adopt, file effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated.
Closed-End Second Lien Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan for a fixed amount drawn at closing and underwritten in accordance with Guarantor’s Underwriting Guidelines for second lien mortgages, as same have been approved by Buyer.
Closing Agent: The Person designated by loanDepot Parties and approved by Buyer in accordance with Section 3.7 to receive Purchase Prices from Buyer, for the account of loanDepot Parties, for the purpose of funding an Underlying Asset.
Closing Protection Letter: A document issued by a title insurance company to Guarantor and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure Guarantor and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.
COBRA: As defined in paragraph (l) of Exhibit L attached to this Agreement under the heading “Representations and Warranties Concerning Seller”.
Code: The Internal Revenue Code of 1986, as amended.
Collateral: As defined in Section 6.1 of this Agreement.
Confidential Information: As defined in Section 14.17 of this Agreement.

Confirmation: A confirmation of temporary modification in the form of Exhibit M hereto.
Contingent Obligations: Any obligation of loanDepot Parties arising from an existing condition or situation that involves uncertainty as to outcome and that will be resolved by the occurrence or nonoccurrence of some future event, including, without limitation, any obligation guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided; however, that endorsements of instruments for deposit or collection in the ordinary course of business shall not be included. With respect to guarantees, the amount of the Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation in respect of the guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by Buyer.
Control: With respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
Control Failure: With respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Buyer, (ii) Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry (other than pursuant to a Bailee Letter), (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.
Controller: With respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.
Conventional Conforming Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that fully conforms to all underwriting standards, loan amount limitations and other requirements of that standard Agency mortgage loan purchase program accepting only the highest quality mortgage loans underwritten without dependence on expanded criteria provisions, or that is approved by Desktop Underwriter or Loan Prospector.
Cooperative Agency Mortgage Loan: An Agency Eligible Mortgage Loan that is a Cooperative Loan.
Cooperative Corporation: With respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
Cooperative Jumbo Mortgage Loan: A Jumbo Mortgage Loan that is a Cooperative Loan.
Cooperative Loan: A mortgage loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

Cooperative Project: With respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

Cooperative Shares: With respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a Stock Certificate.

Cooperative Unit: With respect to a Cooperative Loan, a specific unit in a Cooperative Project.
Correspondent Mortgage Loan: A Mortgage Loan originated by a third party originator and acquired by Guarantor in accordance with Guarantor’s correspondent Mortgage Loan program.
CRA Aggregation Mortgage Loan: An Agency Eligible Mortgage Loan or Government Mortgage Loan that is intended to be sold to an Approved Investor, other than an Agency, for purposes of such Approved Investor, at its sole discretion, seeking credits for the Community Reinvestment Act (“CRA”) (1977) (12 U.S.C. 2901-Regulations 12 CFR parts 25, 228, 345, and 195).
Current Assets: Those assets set forth in the consolidated balance sheet of loanDepot Parties, prepared in accordance with GAAP, as current assets, defined as those assets that are now cash or will by their terms or disposition be converted to cash within one (1) year of the date of the determination.
Current Liabilities: Those liabilities set forth in the consolidated balance sheet of loanDepot Parties, prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one (1) year of the date of determination.
Custodial Agreement: That certain Second Amended and Restated Custodial Agreement, dated as of August 3, 2020, among Buyer, Guarantor and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Custodian: Deutsche Bank National Trust Company or such other custodian selected by Buyer in its sole and good faith discretion.
Date of Disbursement: The date of disbursement shall mean (i) with respect to a wire transfer, the date such funds are wired, (ii) with respect to a cashiers check, the date such check is issued by the bank and (iii) with respect to a funding draft, the date that the draft is posted by the bank on which the draft is drawn.
Debt: The debt of any Person consisting of, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations as lessee under leases that shall have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of such Person; (g) obligations under direct or indirect guarantees in respect of and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above; and (h) all Contingent Obligations.
Default Rate: As determined by Buyer’s in its sole discretion, a rate up to the lesser of (i) a rate equal to the sum of (a) the Applicable Pricing Rate, (b) the related Type Margin and (c) 500 basis points (5.00%) and (ii) the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of New York, per annum.
Defective Loan Fee: A fee equal to five hundred dollars ($500) payable by Seller for each Underlying Asset that is or becomes a Defective Mortgage Loan.

Defective Mortgage Loan: An Underlying Asset:
(a)    that has not been released in connection with the repurchase of the related Purchased Asset within the Maximum Dwell Time for a Noncompliant Mortgage Loan or is ineligible to be a Noncompliant Mortgage Loan because the aggregate original Asset Value of other Underlying Assets that are deemed to be Noncompliant Mortgage Loans is equal to or greater than the Type Sublimit for Noncompliant Mortgage Loans;
(b)    that is the subject of fraud by any Person involved in the origination of such Mortgage Loan and such fraud shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so;
(c)    where the related Mortgaged Property is the subject of material damage or waste and such damage or waste shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so;
(d)    in connection with which any other breach of a warranty or representation set forth in Section 8.2 occurs and remains uncured for a period of ten (10) calendar days;
(e)    in connection with which a default occurs under the Underlying Asset and remains uncured for a period of ten (10) calendar days; or
(f)    where the related Mortgagor fails to make the first payment due under the Mortgage Note on or before the applicable due date, including any days of grace, and such default shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so; provided, however, that with respect to any Nonperforming/Subperforming Mortgage Loan where specific payment conditions have been set forth in the Transactions Terms Letter, such Nonperforming/Subperforming Mortgage Loan shall only be deemed a Defective Mortgage Loan for failure of the Mortgagor to make payment if such failure constitutes a breach of the such specific payment conditions.
Delaware LLC Act: Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.
Delegatee: With respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.
Depository: The Federal Reserve Bank of New York, or as otherwise defined in the glossary promulgated by the applicable Agency.
Distribution: As defined in Section 10.9 of this Agreement.
Dividing LLC: A Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.
Division: The division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

Document Deposit Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller for each Mortgage Loan Document delivered to Buyer after the initial delivery date of the related Mortgage Loan File.
Dry Mortgage Loan: A Mortgage Loan for which Buyer or its Custodian has possession of the related Mortgage Loan Documents, in a form and condition acceptable to Buyer, prior to the payment of the Purchase Price.
Effective Date: That effective date set forth in the Transactions Terms Letter.
Electronic Agent: MERSCORP Holdings, Inc., or its successor in interest or assigns.
Electronic Record: With respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage Loan File electronically created and that are stored in an electronic format, if any.
Electronic Tracking Agreement: One or more Electronic Tracking Agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers and servicing rights ownership of Underlying Assets held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form acceptable to Buyer.
Eligible Bank: A bank selected by loanDepot Parties and approved by Buyer in writing and authorized to conduct trust and other banking business in any state in which loanDepot Parties conduct operations.
Eligible Mortgage Loan: An Underlying Asset that meets the eligibility criteria set forth in the Transactions Terms Letter.
Eligible Participation Certificate: A Participation Certificate that meets the eligibility criteria set forth in the Transactions Terms Letter.
Eligible Participation Interests: Each Participation Interest, including related additional Participation Interests, sold or proposed to be sold to Buyer in a Transaction that satisfies each of the following criteria: (i) as to which the representations and warranties in Exhibit L to this Agreement and Section 8.3 are true and correct, (ii) is wholly and directly owned by Seller, (iii) is evidenced by a Participation Certificate, (iv) represents a 100% participation interest in the Eligible Underlying Assets, (v) has been issued pursuant to the Participation Agreement, as approved by Buyer in its sole and absolute discretion (vi) is otherwise approved by Buyer in its discretion, and (vii) satisfies such other eligibility criteria as may be set forth in the Transactions Terms Letter or otherwise mutually agreed to by Buyer and loanDepot Parties; provided, that notwithstanding the failure of the Participation Interests to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Type Purchase Price Percentage adjustments as Buyer may require, designate in writing any such non-conforming Participation Interests as an Eligible Participation Interests.
Eligible Underlying Asset: With respect to any Transaction (i) from and after the related Purchase Date, an Eligible Mortgage Loan, and (ii) from and after the related Pooling Date, an Eligible Mortgage Loan that is a Pooled Mortgage Loan, as the context may require.
eMortgage Loan: An Underlying Asset with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage Loan File may be created electronically and not by traditional paper documentation with a pen and ink signature.

eNote: With respect to any eMortgage Loan, the electronically created and stored Mortgage Note that is a Transferable Record.
eNote Delivery Requirement: As defined in Section 3.3(a) of this Agreement.
eNote Replacement Failure: As defined in the Custodial Agreement.
ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
ERISA Affiliate: Any person (as defined in section 3(9) of ERISA) that together with any loanDepot Party or any of its Subsidiaries would be a member of the same “controlled group” or treated as a single employer within the meaning of Section 414 of the Code or ERISA Section 4001.
E-SIGN: The Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.
eVault: An electronic repository established and maintained by an eVault Provider for delivery and storage of eNotes.
eVault Provider: Document Systems, Inc. d/b/a DocMagic, or its successor in interest or assigns, or such other entity agreed upon by Custodian and Buyer.
Excluded Taxes: As defined in Section 12.2(a) of this Agreement.
Executive Management: Guarantor’s (i) chairman of the board of directors, (ii) chief executive officer, (iii) president, (iv) chief financial officer, (v) chief operations officer, and (vi) chief legal officer, as applicable.
Expanded Criteria Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten to the same high credit standards as a Conventional Conforming Mortgage Loan except with respect to loan programs and parameters that may have broader specifications of eligibility.
Event of Default: Any of the conditions or events set forth in Section 11.1.
Expiration Date: The Expiration Date set forth in the Transactions Terms Letter for the expiration of this Agreement.
Facility Fee: The non-refundable, annual commitment fee, as set forth in the Transactions Terms Letter.
Fannie Mae: The Federal National Mortgage Association and any successor thereto.
Fannie Mae Guide: The Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.
FATCA: Sections 1471 through 1474 of the Code as in effect on the date of this Agreement, and the Treasury Regulations and IRS administrative guidance promulgated thereunder or with respect thereto.
FHA: The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

FHA Mortgage Insurance: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Federal Housing Administration Act and provided by the FHA.
FHA Mortgage Insurance Contract: A contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
FHA Regulations: The regulations promulgated by HUD under the FHA Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Government Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.
FHA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “FHA streamline refinance” program and FHA regulations.
FICO Score: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the origination date of a Mortgage Loan; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be middle credit score.
File Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller upon submission of the related Asset Data Record whether or not the Transaction is actually made.
Foreign Buyer: As defined in Section 12.2(c) of this Agreement.
Foreign National Mortgage Loan: A first lien Agency Eligible Mortgage Loan (i) that is eligible only for Fannie Mae, (ii) as to which the related Mortgagor is a citizen of any country other than the United States, (iii) that is a secondary residence, (iv) that is originated and underwritten in compliance with the Guarantor’s Underwriting Guidelines, and (v) that is approved by Buyer in its sole discretion.
Freddie Mac: The Federal Home Loan Mortgage Corporation and any successor thereto.
Funding Draft Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller for each payment of the Purchase Price by funding draft.
GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.
Ginnie Mae: Government National Mortgage Association or any successor thereto.
Ginnie Mae EBO Mortgage Loan: Any Mortgage Loan that satisfies the following criteria: (i) such Mortgage Loan previously backed a mortgage-backed security guaranteed by Ginnie Mae; (ii) a loanDepot Party acquired such Mortgage Loan through Ginnie Mae’s early buy-out program; (iii) such loanDepot Party and the related Mortgagor have consummated a modification in respect of the terms of such Mortgage Loan; and (iv) such Mortgage Loan is eligible for sale to or securitization by Ginnie Mae pursuant to the terms of the Ginnie Mae Guide.

Ginnie Mae Guide: The Ginnie Mae Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.
Ginnie Mae Program: The Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.
Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is:
(a)    subject to FHA Mortgage Insurance under a FHA Mortgage Insurance Contract and is so insured, or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, was originated in Strict Compliance with the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations;
(b)    subject to a guarantee by the VA under a VA Loan Guaranty Agreement, or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, was originated in Strict Compliance with VA Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the VA Regulations; or
(c)    eligible to be guaranteed by the RD under a RD Loan Guaranty Agreement, and is so guaranteed pursuant to the provisions of the RD Regulations, and was originated in Strict Compliance with RD Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the RD Regulations.
Governmental Authority: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
Guarantee: A guarantee signed by a guarantor, in a form acceptable to Buyer.
Guarantor: As set forth in the introductory paragraph of this Agreement.
Guarantor’s Underwriting Guidelines: The standards, procedures and guidelines of Guarantor for underwriting Mortgage Loans, including any updates thereto from time to time, in each case as acceptable to Buyer in its sole discretion.
Handbook: The guide prepared by Buyer containing additional policies and procedures, as same may be amended from time to time.
Haircut: With respect to each Transaction, if the Purchase Price is less than par, an amount equal to the difference between par and the Purchase Price, which shall be considered a “settlement payment” as defined in Bankruptcy Code Section 741(8).
Hash Value: With respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

HELOC 1st Mortgages: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is a home equity line of credit underwritten in accordance with Guarantor’s Underwriting Guidelines for HELOCs, as same have been approved by Buyer.
HELOC Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a home equity line of credit underwritten in accordance with Guarantor’s Underwriting Guidelines for HELOCs, as same have been approved by Buyer.
HomePath Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Mortgage” by Fannie Mae; provided, that such HomePath mortgage loan is not a “HomePath Renovation Mortgage” pursuant to the terms of such HomePath mortgage loan program.
HomePath Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Renovation Mortgage” by Fannie Mae pursuant to the terms of such HomePath mortgage loan program.
HomeStyle Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomeStyle Renovation mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomeStyle® Renovation Mortgage” by Fannie Mae.
Hsieh Investors: The JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC, Trilogy Management Investors Eight, LLC, and the Affiliates of each of the foregoing.
HUD: The United States Department of Housing and Urban Development or any successor thereto.
Income: With respect to any Purchased Asset or Underlying Asset at any time, any principal and/or interest thereon and all dividends, Proceeds and other collections and distributions thereon.
Indemnified Taxes: As defined in Section 12.2(a) of this Agreement.
Insolvency Event: The occurrence of any of the following events:
(a)     such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;
(b)    corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;

(c)    an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or
(d)    involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be.
Insurer: A private mortgage insurer, which is acceptable to Buyer in its sole and good faith discretion.
Interest Only Mortgage Loan: A Mortgage Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Mortgage Loan will amortize fully on or prior to its final payment date.
IPO: An initial public offering of shares of any Person and any transactions related thereto.
Irrevocable Closing Instructions: Closing instructions, including wire instructions, in the form of Exhibit B issued in connection with funds disbursed for the funding of a Wet Mortgage Loan.
IRS: As defined in Section 12.2(c) of this Agreement.
Jumbo Aggregation Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a Jumbo Mortgage Loan or Cooperative Loan that (i) Guarantor is aggregating for purposes of consummating a securitization transaction, and (ii) meets the transaction requirements set forth on the Schedules attached to the Transactions Terms Letter.
Jumbo Asset Depletion Mortgage Loan: A Jumbo Mortgage Loan that (a) is not a Qualified Mortgage and (b) was originated by Guarantor or a third party originator and acquired by Guarantor in accordance with Guarantor’s origination and/or underwriting guidelines, taking into account the related Mortgagor’s documented and qualifying income from existing assets other than wages and salaries.
Jumbo High DTI Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.
Jumbo High LTV Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.
Jumbo Interest Only Mortgage Loan: A Jumbo Mortgage Loan that is an Interest Only Mortgage Loan.
Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan or Cooperative Loan (i) with respect to which Guarantor has obtained a Purchase Commitment on or prior to the related Purchase Date, unless otherwise agreed to by Buyer (ii) for which the original loan amount is greater than the conforming limit in the jurisdiction where the related

Mortgaged Property is located, and (iii) meets the transaction requirements set forth on the applicable schedule to the Transactions Terms Letter.
Jumbo Non-Warrantable Condo Mortgage Loan: Any Jumbo Mortgage Loan as to which the related Mortgaged Property constitutes a condominium unit that was not originated in compliance with, or no longer satisfies the requirements of, the applicable Agency guidelines.
Lien: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.
Liquidity: As of any date of determination, the sum of (a) Guarantor’s unrestricted and unencumbered cash and Cash Equivalents and (b) the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.
LLC Agreement: The Limited Liability Company Agreement of the Seller dated as of May 17, 2021, as the same may be, upon written consent of the Buyer in accordance with Section 10.13, modified and supplemented and in effect from time to time.
loanDepot Party or loanDepot Parties: As set forth in the introductory paragraph of this Agreement.
Location: With respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
Manufactured Home Loan: A Conventional Conforming Mortgage Loan or Government Mortgage Loan secured by a manufactured home (as defined by HUD) provided that (a) such manufactured home is attached to a permanent foundation, is no longer transportable (mobile homes) and is considered and treated as “real estate” under applicable law (b) such manufactured home is originated in compliance with Title II under FHA 203(b) and (c) such Conventional Conforming Mortgage Loan or Government Mortgage Loan is eligible for securitization by an Agency pursuant to the terms of the applicable Agency guidelines.
Margin: With respect to each Transaction, the pricing rate set forth in the Transactions Terms Letter that shall be added to the Applicable Pricing Rate to determine the pricing rate for the Purchase Price.
Margin Call: A margin call, as defined and described in Section 6.3 of this Agreement.
Margin Deficit: A margin deficit, as defined and described in Section 6.3 of this Agreement.
Market Value: With respect to an Underlying Asset, the fair market value of the Underlying Asset as determined by Buyer in its sole discretion without regard to any market value assigned to such Underlying Asset by any loanDepot Party. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Asset be greater than the Market Value of the Underlying Asset related thereto on the Purchase Date of the Participation Interest related to such Underlying Asset. Any Mortgage Loan that is not an Eligible Underlying Asset shall have a Market Value of zero.
Master Servicer Field: With respect to an eNote, the field entitled, “Master Servicer” in the MERS eRegistry.
Material and Adverse Change: Any of the following, in each case, as such material adverse effect or material change is determined by Buyer: (i) the occurrence of a material adverse change with respect to the business, operations, properties or financial condition of any loanDepot Party, or any Affiliate that is a party to any Principal Agreement taken as a whole, (ii) any material adverse effect on the ability of any loanDepot Party, or any Affiliate that is a party to any Principal Agreement to perform its obligations under any of the Principal Agreements to which it is a party and to avoid any Event of Default, (iii) a material adverse effect on the legality, validity, binding effect or enforceability of any of the Principal Agreements against any loanDepot Party or any Affiliate that is a party to any Principal Agreement, (iv) a material adverse effect on the rights and remedies of Buyer under any of the Principal Agreements, or (v) a material adverse effect on the marketability, collectability, value or enforceability of a material portion of the Purchased Assets.
Maximum Dwell Time: The maximum number of days an Underlying Asset can be not repurchased by Seller before such Underlying Asset may be deemed to be a Noncompliant Mortgage Loan and with respect to a Noncompliant Mortgage Loan, the maximum number of days that an Underlying Asset can be deemed to be a Noncompliant Mortgage Loan before such Noncompliant Mortgage Loan may be deemed to be a Defective Mortgage Loan, all as set forth in the Transactions Terms Letter.
Minimum Over/Under Account Balance: The minimum balance required to be maintained in the Over/Under Account, as set forth in the Transactions Terms Letter.
MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
MERS eDelivery: The transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
MERS eRegistry: The electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.
MERS Org IDs: As defined in the Custodial Agreement.
MERS System: The mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.
Moody’s: Moody’s Investors Service, Inc. or any successor thereto.
Mortgage: A first-lien or second-lien mortgage, deed of trust, security deed or similar instrument on either (i) with respect to a Mortgage Loan other than a Cooperative Loan, improved real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares.
Mortgage-Backed Securities: Any security, including, without limitation, a participation certificate, that is (a) guaranteed by Ginnie Mae that represents an interest in a pool of mortgages, deeds of trusts or other instruments creating a lien on real property; (b) issued by Fannie Mae or Freddie Mac that represents interests in such a pool; or (c) privately placed and represents undivided interests in or otherwise supported by such a pool.
Mortgage Loan: Any mortgage loan of a Type identified on any schedule attached to the Transactions Terms Letter, which mortgage loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

Mortgage Loan Documents: With respect to each Underlying Asset, each document listed on Exhibit 12 to the Custodial Agreement.
Mortgage Loan File: With respect to each Mortgage Loan, that file that contains the Mortgage Loan Documents and is delivered to Buyer or its Custodian.
Mortgage Note: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.
Mortgaged Property: The real property or other Cooperative Loan collateral securing repayment of the debt evidenced by a Mortgage Note.
Mortgagor: The obligor of a Mortgage Loan.
Multiemployer Plan: A multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
Non-Participated Facility Amount: As defined in the Transactions Terms Letter.
Noncompliant Mortgage Loan: As of any date of determination, an Underlying Asset that has been:
(a)    released in connection with the repurchase of the related Purchased Asset within the Maximum Dwell Time permitted, given the type of Underlying Asset, but less than the Maximum Dwell Time for Noncompliant Mortgage Loans;
(b)    rejected by the Approved Investor set forth in the related Purchase Commitment; or
(c)    determined to be ineligible for sale as an Underlying Asset of the type originally stipulated.
Noncompliant Mortgage Loan Fee: A one-time fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller for each Underlying Asset that is deemed to be a Noncompliant Mortgage Loan.
Nonperforming/Subperforming Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first or second lien Mortgage Loan that when originated qualified as a Conventional Conforming Mortgage Loan, Government Mortgage Loan, Expanded Criteria Mortgage Loan, Subprime Mortgage Loan, Closed-End Second Lien Mortgage Loan or HELOC Mortgage Loan, however, such Mortgage Loan has a history of late payments during the past twelve months (the exact number permitted late payment to be determined by Buyer in its sole and good faith discretion) or is currently past due more than thirty (30) days.
One-Month LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination.
Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original or a copy of the recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original or a copy of the Closing Protection Letter and a copy of the Irrevocable Closing

Instructions, other than in the case of eNotes; (iv) the original or a copy of the Purchase Commitment, if any; (v) the original or a copy of the FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty, the RD Loan Guaranty Agreement or the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original or a copy of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Guarantor to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property; (xiv) the original or a copy of the executed disclosure statement; (xv) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original or a copy of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Underlying Asset that evidences compliance with, (1) with respect to all Underlying Assets other than a Bond Loan – 1st Lien or a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule and, (2) with respect to all Underlying Assets other than a Bond Loan – 1st Lien, a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014 or a Permitted Non-Qualified Mortgage Loan, the QM Rule; and (xx) all other documents relating to the Underlying Asset.
Other Taxes: As defined in Section 12.2(a) of this Agreement.
Over/Under Account: That account maintained by Buyer, as described in Section 3.5.
Parthenon Investors: Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. and PCP Managers, L.P., and the Affiliates of each of the foregoing.
Participated Facility Amount: As defined in the Transactions Terms Letter.
Participation Agreement: The Master Participation Agreement to be entered into between Seller, as initial participant, and Guarantor, pursuant to which Participation Interests in Underlying Assets are issued by the Guarantor to the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time if approved by Buyer in writing.
Participation Certificate: A participation certificate that evidences 100% of the Participation Interests issued by the Guarantor to Seller, as applicable.
Participation Interest: With respect to each Underlying Asset, (i) all of the economic, beneficial and equitable ownership interests (together with the related servicing rights) therein that are issued by the Guarantor pursuant to the Participation Agreement and owned by Seller, which Participation Interests shall be evidenced by a Participation Certificate, and (ii) any and all of the beneficial interests, including units of trust interest designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code), issued by the Guarantor in respect of the Underlying Assets including, without limitation, all its rights to participate in the operation or management of the Guarantor and all its rights to properties, assets, participation interests and distributions under the Participation Agreement in respect of such participation interests. “Participation Interests” also include all accounts receivable and general intangibles arising out of the Participation Agreement in respect of Underlying Assets, and, to the extent not otherwise included, all proceeds of any and all of the foregoing.
Pass-Through Participations: Those certain participation agreements evidenced by the LSTA Standard Terms and Conditions for Participations for Par/Near Par Trades, published as of April 24, 2014, as modified by the Collateral Annex (if applicable), and the Transaction Specific Terms, each dated as of a certain date, whereby Bank of America, N.A. sells a participation to a third party, each as amended, restated, supplemented or otherwise modified from time to time.
Payment Date: With respect to (i) Unused Facility Fees, by the thirtieth (30th) day following the end of each quarter, (ii) Over/Under Account interest, the tenth (10th) Business Day of each quarter, and (iii) price differential, the fifth (5th) Business Day of each month; provided, however, in each case, Buyer may change the Payment Date from time to time upon thirty (30) days prior notice to loanDepot Parties.
PBGC: The Pension Benefit Guaranty Corporation and any successor thereto.
Permitted Holders: The Hsieh Investors and the Parthenon Investors, each a “Permitted Holder”.
Permitted Non-Qualified Mortgage Loan: A Jumbo Interest Only Mortgage Loan, Jumbo High DTI Mortgage Loan or Jumbo Asset Depletion Mortgage Loan.
Permitted Tax Distributions: As to any taxable period of a loanDepot Party for which such loanDepot Party, if a corporation, makes an S corporation election, or if a multi-member limited liability company or a partnership, does not make an election with the Internal Revenue Service to be treated as a corporation, an annual or quarterly distribution necessary to enable each shareholder, partner or member, as applicable, of such loanDepot Party to pay income taxes attributable to such shareholder, partner or member resulting solely from such shareholder’s, partner’s or member’s allocated share of income of such loanDepot Party for such period.

Person: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
Personal Identification Number or PIN: An electronic identification number, unique to a loanDepot Party, consisting of any combination of symbols, codes, letters or numerals.
Plan: Any Multiemployer Plan or single-employer plan as defined in Section 4001(a)(15) of ERISA, that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribute of), a loanDepot Party or by a Subsidiary of a loanDepot Party or an ERISA Affiliate.
Pledgor: As set forth in the introductory paragraph of this Agreement.
Pool: A pool of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back a Mortgage-Backed Security.

Pooled Mortgage Loan: Any Mortgage Loan that is part of a Pool of Mortgage Loans certified by the Custodian to an Agency that will be exchanged on the related Settlement Date for a Mortgage-Backed Security backed by such Pool in accordance with the terms of the applicable Agency guidelines.
Pooling Date: With respect to Pooled Mortgage Loans, the date on which an Agency pool number is assigned to the related Pool.
Potential Default: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.
Power of Attorney: That certain power of attorney attached hereto as Exhibit H.
Precautionary Credit Enhancement: As defined in Section 6.1 of this Agreement.
Principal Agreements: This Agreement, the Transactions Terms Letter, the Participation Agreement, the Electronic Transfer Agreement, any Servicing Agreement, the Guarantee(s), the Custodial Agreement, the LLC Agreement, and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and any loanDepot Party in connection herewith or therewith.
Proceeds: Whatever is receivable or received when Purchased Assets or Underlying Assets or proceeds are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto.
Property Charges: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.
Proprietary Lease: The lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.
Protocol: As defined in Section 14.27 of this Agreement.
Purchase Advice: In connection with each wire transfer to be made to Buyer by loanDepot Parties or an Approved Investor, a written or electronic notification setting forth (a)(i) the loan number assigned by Guarantor or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made, or (ii) the CUSIP of any related Mortgage-Backed Security; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.
Purchase Commitment: A trade ticket or other written commitment, in form and substance satisfactory to Buyer, issued in favor of Guarantor by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Underlying Assets, along with the related correspondent or whole loan purchase agreement by and between Guarantor and the Approved Investor, in form and substance satisfactory to Buyer, governing the terms and conditions of any such purchases.
Purchase Date: The date on which Buyer purchases a Purchased Asset from Seller or a Purchase Price Increase Date. If the Purchase Price is made by wire transfer, the Purchase Date shall be the date such funds are wired. If the Purchase Price is made by a cashiers check, the Purchase Date shall be the date such check is issued by the bank. If the Purchase Price is paid by a funding draft, the Purchase Date shall be the date that the draft is posted by the bank on which the draft is drawn.

Purchase Price: The price at which each Purchased Asset (based on the related Underlying Asset) is transferred by Seller to Buyer (or in the case of a Purchase Price Increase, in connection with the increase to the Asset Value of the related Underlying Assets on the related Purchase Price Increase Date) which shall be equal to, the related Type Purchase Price Percentage multiplied by the least of: (i) the Market Value of the related Underlying Asset, (ii) the outstanding principal balance of the related Underlying Asset, (iii) the purchase price paid by loanDepot Party for such related Underlying Asset, if applicable, and (iv) the purchase price committed by the related Approved Investor, if applicable. For Pooled Mortgage Loans, the Purchase Price shall be the Type Purchase Price Percentage multiplied by the Takeout Price. For the sake of clarity, the Purchase Price for each Mortgage-Backed Security subject to a Transaction pursuant to Section 3.10 shall be the same Purchase Price that was paid for the Underlying Assets backing such Mortgage-Backed Security.
Purchase Price Increase: An increase in the Purchase Price for the Participation Interests based upon Guarantor allocating additional Underlying Assets to the Participation Interests to which such portion of the Purchase Price is allocated, as requested by Seller pursuant to the terms hereof. The allocation of Underlying Assets to the Participation Interests and corresponding increase in value of the Participation Interests shall be used to determine a Purchase Price Increase with respect to such Participation Interests pursuant to the definition of Purchase Price, and such Purchase Price Increase shall be added to the Purchase Price with respect to Participation Interests for purposes of determining the outstanding Purchase Price hereunder.
Purchase Price Increase Date: The date on which a Purchase Price Increase is made.
Purchased Assets: All now existing and hereafter arising right, title and interest of Seller in, under and to the following:
(a)    collectively, the Participation Interests, each as represented by the applicable Participation Certificate, including all beneficial ownership interests in the Underlying Assets, now owned or hereafter acquired, including all beneficial ownership interests in Mortgage Notes and Mortgages evidencing such Underlying Assets and the related Mortgage Loan Documents, for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been paid in full or a Mortgage-Backed Security has not been issued to Buyer and all Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;
(b)    all beneficial ownership interest of Seller in Mortgage-Backed Securities, now owned or hereafter acquired by Guarantor, that are supported by any Mortgage Loan constituting Purchased Assets hereunder, all right to the payment of monies in non-cash distributions on account thereof and all new, substituted and additional securities at any time issued with respect thereto;
(c)    all Income relating to the Purchased Assets and all beneficial ownership interests of Seller in all Income relating to the Underlying Assets and all rights to receive such Income;
(d)    all beneficial ownership interests of Seller under all Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Underlying Assets, and all rights to receive documentation relating thereto, and all rights to deliver such Mortgage Loans and Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Underlying Assets thereto;
(e)    all beneficial ownership interests of Seller now existing and hereafter established in any accounts maintained with broker-dealers by Guarantor for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Underlying Assets;
(f)    all beneficial ownership interests of Seller now existing and hereafter arising in any rights of Guarantor to service, administer and/or collect on the Underlying Assets hereunder and any and all rights to the payment of monies on account thereof;
(g)    all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets or Underlying Assets;
(h)    all beneficial ownership interests of Seller in (i) the servicing rights related to the Underlying Assets, (ii) all related servicing records, (iii) all rights of Guarantor to receive from any third party or to take delivery of any servicing records or other documents which constitute a part of the Mortgage Loan Files, and (iv) all rights of Guarantor to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files; including, without limitation, the Other Mortgage Loan Documents;
(i)    all beneficial ownership interests of Seller in all mortgage and other insurance and all commitments issued by Insurers, the FHA, the VA or the RD, as applicable to insure or guaranty any Underlying Asset, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements relating to such Underlying Assets and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Underlying Asset;
(j)    all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to Purchased Assets and Underlying Assets including, without limitation, the Other Mortgage Loan Documents;
(k)    all property of Seller, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the foregoing Purchased Assets are at any time deposited;
(l)    all products and Proceeds of the foregoing ;
(m)    any funds of Seller at any time deposited or held in the Over/Under Account; and
(n)    the Participation Agreement.
QFC Stay Rules: The regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
QFC Stay Terms: As defined in Section 14.27 of this Agreement.

QM Rule: 12 CFR 1026.43(e), including all applicable official staff commentary.
Qualified Mortgage: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
RD: The United States Department of Agriculture Rural Development and any successor thereto.
RD Loan Guaranty Agreement: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.
RD Regulations: The regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations.
Rebuttable Presumption Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
Recognition Agreement: An agreement among a Cooperative Corporation, a lender and a Mortgagor with respect to a Cooperative Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.
Related Credit Enhancement: With respect to each loanDepot Party, all now existing and hereafter arising right, title and interest of such loanDepot Party in, under and to the following: (i) Participation Interests in the servicing rights related the Underlying Assets; (ii) the servicing rights related to the Underlying Assets, (iii) all documentation and rights to receive documentation related to such servicing rights and the Participation Interests in the servicing rights and the servicing of each of the Underlying Assets; (iv) all Income related to the Purchased Assets and the Underlying Assets received by loanDepot Parties, (v) all rights to receive such Income; (vi) all other Purchased Assets and Underlying Assets, and (vii) all products, proceeds and distributions relating to or constituting any or all of the foregoing.
Reportable Event: An event described in Section 4043(c) of ERISA with respect to a Plan as to which the thirty (30) days’ notice requirement has not been waived by the PBGC.
Repurchase Acceleration Event: Any of the conditions or events set forth in Section 4.2.
Repurchase Date: The date on which Seller is to repurchase a Purchased Asset (and obtain the release of the Buyer’s security interest in the related Underlying Asset) subject to a Transaction from Buyer, as specified in the related Transactions Terms Letter and/or Asset Data Record, or if not so specified, the date identified to Buyer by Seller as the date that an Underlying Asset related to a Purchased Asset is to be sold pursuant to a Purchase Commitment; provided, however, that if the Repurchase Date is not a date within the Maximum Dwell Time for such related Underlying Asset, Buyer may, at its discretion, deem such Underlying Asset a Noncompliant Mortgage Loan and Buyer may pursue any rights and remedies accorded Buyer hereunder as a result thereof, including, without limitation, charging Seller any applicable fees as a result thereof. The Repurchase Date for each Purchased Asset (and related Underlying Asset) shall in no event occur later than one year after the Purchase Date of such Purchased Asset.
Repurchase Price: The price at which a Purchased Asset is to be transferred from Buyer or its designee to Seller (or an Underlying Asset is to be released to loanDepot Parties, as applicable) upon termination of a Transaction, which shall be determined as the sum of (i) the Purchase Price, (ii) any applicable fees and indemnities owed by loanDepot Parties in connection with the Purchased Assets (or Underlying Asset, as applicable) and (iii) the price differential due on such Purchase Price pursuant to Section 2.6 as of the date of such determination.
Repurchase Transaction: A repurchase transaction, as defined and described in Section 6.6 of this Agreement.
Residual Collateral: All now existing and hereafter arising right, title and interest of Guarantor in, under and to the following:
(a)    all Purchased Assets;
(b)    all Underlying Assets now owned or hereafter acquired, including all Mortgage Notes and Mortgages evidencing Underlying Assets and the related Mortgage Loan Documents, for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been paid in full or a Mortgage-Backed Security has not been issued to Buyer and all Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;
(c)    all Mortgage-Backed Securities now owned or hereafter acquired by Guarantor, that are supported by Underlying Assets, all right to the payment of monies in non-cash distributions on account thereof and all new, substituted and additional securities at any time issued with respect thereto;
(d)    all Income relating to the Underlying Assets and all rights to receive such Income;
(e)    all rights under all related Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Underlying Assets, and all rights to receive documentation relating thereto, and all rights to deliver Underlying Assets and Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Underlying Assets;
(f)    all now existing and hereafter established accounts maintained with broker-dealers by Guarantor for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets;
(g)    all now existing and hereafter arising rights to service, administer and/or collect on the Underlying Assets hereunder and any and all rights to the payment of monies on account thereof;
(h)    all servicing rights related to the Underlying Assets, all related servicing records, all rights to receive from any third party or to take delivery of any servicing records or other documents which constitute a part of the Mortgage Loan Files, and all rights to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files; including, without limitation, the Other Mortgage Loan Documents;
(i)    all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Underlying Assets;

(j)    all mortgage and other insurance and all commitments issued by Insurers, the FHA, the VA or the RD, as applicable, to insure or guaranty any Underlying Asset, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements relating to such Underlying Assets and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Underlying Assets;
(k)    all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Guarantor relating to Purchased Assets and Underlying Assets;
(l)    all rights, but not any obligations or liabilities, of Guarantor with respect to the Approved Investors relating to the Underlying Assets;
(m)    all property of Guarantor, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the foregoing Underlying Assets are at any time deposited;
(n)    all products and Proceeds of the foregoing;
(o)    any funds of Guarantor at any time deposited or held in the Over/Under Account; and
(p)    the Participation Agreement.
Review Appraisal: A review whereby a licensed appraiser reviews available information with respect to the related Mortgaged Property including, without limitation, exterior only pictures and multiple listing service data to assign a value with respect to such Mortgaged Property.
Sanctions: As defined in paragraph (u) of Exhibit L attached to this Agreement under the heading “Representations and Warranties Concerning Seller”.
S&P: S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
Safe Harbor Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
Scheduled Unavailability Date: As defined in Section 4.13 of this Agreement.
Seller: As set forth in the introductory paragraph of this Agreement.
Seller’s Release: A Seller’s release in substantially the form set forth on Exhibit O attached hereto.
Servicer: Guarantor, Cenlar FSB, or such other entity responsible for servicing of the Underlying Assets, which has been approved by Buyer in writing, or any successor or permitted assigns thereof.
Servicer Notice: The notice acknowledged by the Servicer substantially in the form of Exhibit K hereto.
Servicing Agreement: If the Underlying Assets are serviced by any third party servicer, the agreement with that third party in form and substance acceptable to Buyer.

Servicing Termination Event: The occurrence of any of the following conditions or events shall be a Servicing Termination Event:
(a)    Guarantor ceases to meet the qualifications for maintaining all Approvals, such Approvals are revoked or such Approvals are materially modified;
(b)    Any loanDepot Party becomes subject to any penalties and/or sanctions by any Agency, HUD, the FHA, the VA or the RD;
(c)    Any loanDepot Party fails to service a material portion of the Eligible Underlying Assets subject to Transactions materially in accordance with applicable Agency guides resulting in a diminution in value of any such Eligible Underlying Asset;
(d)    Servicer fails to maintain all state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property is located if such license is required, or to be in compliance with any licensing laws of any jurisdiction where Mortgaged Property is located; or
(e)    Servicer fails to remit Income as and when required pursuant to the Servicing Agreement.
Settlement Date: With respect to a Mortgage-Backed Security, the date on which the applicable Agency delivers such Mortgage-Backed Security to the Depository and it is registered as a book-entry security in the name of the Depository.
Shipping Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller to Buyer for each Mortgage Loan File, or portion thereof, Buyer delivers to Seller, an Approved Investor or other designee.
SOFR: With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the relevant Governmental Authority.
SOFR-Based Rate: SOFR or Term SOFR.
Standard Status: As of any date of determination, the Underlying Asset has been subject to a Transaction for less than the Maximum Dwell Time and is not a Noncompliant Mortgage Loan or a Defective Mortgage Loan.
Stock Certificate: With respect to a Cooperative Loan, the certificates evidencing ownership of the Cooperative Shares issued by the Cooperative Corporation.
Strict Compliance: The compliance of Guarantor and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency guidelines, as applicable and as amended by any agreements between Guarantor and the applicable Agency, sufficient to enable Guarantor to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security; provided, that until copies of any such agreements between Guarantor and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, have been provided to Buyer by loanDepot Parties and agreed to by Buyer, such agreements shall be deemed, as between Guarantor and Buyer, not to amend the requirements of the applicable Agency guidelines.

Subordinated Debt: Debt of a Person that has been subordinated to Buyer as provided in this Agreement or as otherwise approved by Buyer.
Subservicer Field: With respect to an eNote, the field entitled, “Subservicer” in the MERS eRegistry.
Subsidiary: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.
Successor Rate: A rate determined by Buyer in accordance with Section 4.13 hereof.
Successor Rate Conforming Changes: With respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of Buyer, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as Buyer determines to be necessary in its sole discretion).
Successor Servicer: The subservicer of the Underlying Assets appointed by Buyer as described in Section 6.2(h) of this Agreement.
Tangible Net Worth: As of any date of determination, (i) the net worth of a Person and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates, and minus (iii) loans held for investment and real estate owned net of acceptable financing (financing must be deemed acceptable by Buyer).
Takeout Price: The purchase price to be paid for a Purchased Asset or related Mortgage-Backed Security by the related Approved Investor pursuant to the related Purchase Commitment.
Taxes: As defined in Section 12.2(a) of this Agreement.
Temporary Modification to Aggregate Transaction Limit: Shall have the meaning assigned thereto in Section 3.9(a).
Temporary Modification to Minimum Over/Under Account Balance: Shall have the meaning assigned thereto in Section 3.9(b).
Temporary Modification to Type Sublimit: Shall have the meaning assigned thereto in Section 3.9(c).
Term SOFR: The forward-looking term rate for any period that is approximately one (1) month in duration (as determined by Buyer) and that is based on SOFR and that has been selected or recommended by the relevant Governmental Authority, in each case as published on an information service as selected by Buyer from time to time in its reasonable discretion.
Texas Cash-Out Refinance Mortgage Loan: A Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution.
TILA-RESPA Integrated Disclosure Rule: The Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.
Total Liabilities: As of any date of determination, the sum of (i) the total liabilities of Guarantor on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Guarantor’s financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Guarantor under any purchase, repurchase, refinance or other similar credit arrangements, plus (iii) to the extent not already included under GAAP, any “off balance sheet” purchase, repurchase, refinance or other similar credit arrangements (excluding any “off balance sheet” arrangements that are treated as true sale for legal and accounting purposes), minus (iv) non-recourse debt.
Trade Assignment: An assignment to Buyer of a forward trade between an Approved Investor and Guarantor with respect to one or more Underlying Assets that are Pooled Mortgage Loans or related Mortgage-Backed Security, in each case in substantially the form of Exhibit N hereto, together with the related Purchase Commitment that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.
Transaction: As set forth in the Recitals of this Agreement.
Transaction Request Deadline: That time, as set forth in the Transactions Terms Letter, by which Seller must submit to Buyer certain documents in order to initiate a Transaction.
Transaction Requirements: Those terms and conditions, as set forth in the Transactions Terms Letter, applicable to a specific type of Underlying Asset.
Transactions Terms Letter: The amended and restated document executed by Buyer and loanDepot Parties, dated as of the date hereof, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Transferable Record: An Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
Transfer of Control: With respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
Transfer of Control and Location: With respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
Transfer of Location: With respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.

Transfer of Servicing: With respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Master Servicer Field or Subservicer Field, as applicable, of such eNote.
Treasury Regulations: U.S. Federal Income Tax Regulations promulgated under the Code.
Type: A specific type of mortgage loan, as set forth in the Transactions Terms Letter.
Type Margin: With respect to each type of Underlying Asset that corresponds to the Type, the corresponding annual rate of interest that shall be added to the Applicable Pricing Rate to determine the annual rate of interest for the related Purchase Price, as set forth in the Transactions Terms Letter.
Type Purchase Price Percentage: With respect to each type of Underlying Asset that corresponds to the Type, the corresponding purchase price percentage, as set forth in the Transactions Terms Letter.
Type Sublimit: Any of the applicable Type Sublimits, as set forth in the Transactions Terms Letter.
UETA: The Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.
Unauthorized Servicing Modification: With respect to an eNote, an unauthorized Transfer of Location, an unauthorized Transfer of Servicing or any unauthorized change in any other information, status or data initiated by the Master Servicer, the Subservicer (if any) or a vendor of the Master Servicer or the Subservicer (if any) with respect to such eNote on the MERS eRegistry.
Underlying Asset: A Mortgage Loan the legal title of which is owned by Guarantor and allocated to the related Participation Interest acquired by Seller.
Underwriter Approval: Written evidence, in form and substance acceptable to Buyer, that an Underlying Asset has been underwritten to the satisfaction of the Approved Investor issuing the applicable Purchase Commitment.
Uniform Commercial Code: The Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
Unused Facility Fee: A fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller quarterly in arrears based upon the unused portion of the Aggregate Transaction Limit; provided, however, that no fee shall be due if the average difference between the Aggregate Transaction Limit and actual outstanding principal amount of all Transactions, calculated on a daily basis, during such quarter is less than that percent of the Aggregate Transaction Limit set forth in the Transactions Terms Letter.
VA: The Department of Veterans Affairs and any successor thereto.
VA Loan Guaranty Agreement: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, together with all amendments, modifications, supplements and restatements thereto.
VA Regulations: Regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to Government Mortgage Loans, including related handbooks, circulars and notices.

VA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “VA Streamline Refinance” program and VA regulations.
Warehouse Credit: The aggregate amount of credit, committed and uncommitted, available to Guarantor through warehouse lines of credit, repurchase facilities or similar mortgage finance arrangements.
Warehouse Lender’s Release: A warehouse lender’s release in substantially the form set forth on Exhibit P attached hereto.
Wet Deficiency Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller for each calendar day that loanDepot Parties fail to deliver to Buyer or its Custodian the Mortgage Loan Documents relating to any Wet Mortgage Loan purchased by Buyer following expiration of the Wet Mortgage Loans Maximum Dwell Time.
Wet Mortgage Loan: A Mortgage Loan as to which Buyer purchases a Participation Interest from Seller by delivering funds to the applicable Closing Agent prior to receipt by Buyer or its Custodian of the related Mortgage Loan Documents, subject to loanDepot Parties’ obligation to deliver the related Mortgage Loan Documents within the Wet Mortgage Loans Maximum Dwell Time.
Wet Mortgage Loans Maximum Dwell Time: That period of time, as set forth in the Transactions Terms Letter, by which loanDepot Parties must deliver to Buyer or its designee the Mortgage Loan Documents for a Wet Mortgage Loan.
Wet Mortgage Loans Sublimit: The maximum aggregate principal amount of Underlying Assets that may be Wet Mortgage Loans at any time, as set forth in the Transactions Terms Letter.
Wire Transfer Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller for each payment of the Purchase Price by wire transfer or for any payment (including the Repurchase Price) received by Buyer from Seller or its Approved Investor.

EXHIBIT B
IRREVOCABLE CLOSING INSTRUCTIONS
[DATE]

______________________ (“Closing Agent”)

____________________________________

____________________________________

Dear _______________________________

Re:    Irrevocable Closing Instructions

Closing Protection Letter Issued By, if applicable: ____________________________

Ladies and Gentlemen:
This letter is being sent in accordance with that Second Amended and Restated Master Repurchase Agreement dated as of August 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) between loanDepot BA Warehouse, LLC (“Seller”) and Bank of America, N.A. (“Buyer”), and acknowledged and agreed to by loanDepot.com, LLC (“Guarantor”) the terms of which do not affect Closing Agent except as set forth herein.
Pursuant to the Agreement, you have been identified as either:
•the title insurer to close and provide title insurance on certain mortgage loans made by Guarantor; or
•the closing agent to close and fund certain mortgage loans made by Guarantor and covered by the above referenced closing protection letter (the “Mortgage Loans”).
From time to time, Buyer will wire to you, for the account of Guarantor, funds requested by Guarantor under the terms of the Agreement to be used by you for the purpose of funding such Mortgage Loan(s) and for no other purpose. Notwithstanding anything to the contrary contained herein, you are not to distribute any of such funds to Guarantor. You must immediately return the funds to Buyer at the following account if one of the following conditions occurs:
•You do not close any Mortgage Loan within forty-eight (48) hours of the time you receive the applicable funds; or
•You receive funds for a Mortgage Loan for which you have not been instructed by Guarantor to (a) obtain title insurance from the title insurance company specified in the above referenced closing protection letter or (b) underwrite the title insurance.
Bank:        [***]
ABA No.:    [***]
Account No.:    [***]
Credit:         [***]

Reference:    [***]

If the Mortgage Loan Documents (as described below) have not been delivered to Guarantor prior to the funding of the Transaction, within forty-eight (48) hours of closing any Mortgage Loan, unless otherwise instructed by Buyer, you must deliver to Guarantor, the following Mortgage Loan Documents:
(a)    the original mortgage note evidencing the Mortgage Loan, endorsed by Guarantor in blank, with a complete chain from the originator to Guarantor;
(b)    if in your possession, an original assignment in blank executed by Guarantor for the mortgage or deed of trust securing the mortgage note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Guarantor;
(c)    a certified copy of the executed mortgage or deed of trust securing the mortgage note; and
(d)    an original or copy of the title insurance policy insuring the first lien or second lien position of the mortgage or deed of trust, as applicable, in at least the original principal amount of the related mortgage note and containing only those exceptions permitted by the purchase commitment, as set forth in the final closing instructions referred to below, or an unconditional commitment to issue such a title insurance policy, or a preliminary report and instructions received from Guarantor relating to the issuance of such a title insurance policy.
With respect to each Mortgage Loan for which you act as Closing Agent, Guarantor will deliver to you final closing instructions specific to such Mortgage Loan. In the event that the terms of the final closing instructions contradict the terms of these irrevocable closing instructions, the terms of these irrevocable closing instructions shall govern. Permission to change the scheduled closing date for any Mortgage Loan beyond the time permitted herein or permission to otherwise deviate from these irrevocable closing instructions must be furnished to you in a writing signed by Buyer and Guarantor.
By your participation in the closing and funding of a Mortgage Loan as Closing Agent, you agree to act as Buyer’s bailee with respect to such Mortgage Loan and the Mortgage Loan Documents referenced above and you thereby acknowledge your responsibility to Buyer as holder of an interest in such Mortgage Loan and to care for and protect Buyer’s interest in such Mortgage Loan. Section 14.14 (Counterparts) of the Agreement is hereby incorporated by reference herein, mutatis mutandis.
Sincerely,

BANK OF AMERICA, N.A.                LOANDEPOT BA WAREHOUSE, LLC

By:                            By:

Name:                             Name:

Title:                             Title:

LOANDEPOT.COM, LLC

By:

Name:

Title:

EXHIBIT C
SECRETARY’S CERTIFICATE
I, _______________________________, am the duly elected Secretary of loanDepot BA Warehouse, LLC (“Company”), and I hereby certify that:
1.     Each of the persons listed below has been duly elected to and now holds the office of the Company set forth opposite his or her name and is currently serving, in such capacity, and the signature of each such person set forth opposite his or her title is his or her true and genuine signature:

Name	Office	Signature

2.     Attached hereto as Exhibit A is a true and complete copy of the Certificate of Formation of the Company, as in full force and effect. No amendment or other document relating to or affecting the Certificate of Formation has been filed in the office of the Secretary of State of formation and no action has been taken by the Company or its shareholders, directors or officers in contemplation of the filing of any such amendment or other documents and no proceedings therefore have occurred;
3.     Attached hereto as Exhibit B is a true and complete copy of the limited liability company agreement of the Company, as in full force and effect, and such agreement has not been amended, except for amendments included in the copy attached hereto; and
4.    Attached hereto as Exhibit C is true and complete copy of the resolutions duly and validly adopted either at a special or regular meeting or by unanimous consent that apply to the Second Amended and Restated Master Repurchase Agreement among the Company, loanDepot.com LLC and Bank of America, N.A., and such resolutions have not been amended, modified or rescinded in any respect and remain in full force and effect without modification or amendment as of the date hereof.

Dated: ______________            By: _____________________________________
                            Secretary

EXHIBIT D
RESOLUTIONS
[***]

EXHIBIT E
[RESERVED]

EXHIBIT F
ASSIGNMENT OF CLOSING PROTECTION LETTER
loanDepot.com, LLC (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates Bank of America, N.A. (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by the closing protection letter issued by _________________ (Title Company) attached hereto (“Closing Protection Letter”). Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Closing Protection Letter. Assignee shall succeed to all rights of recovery of Assignor under the Closing Protection Letter and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation.
IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of [________], 20[__].
LOANDEPOT.COM, LLC

By:

Name:

Title:

EXHIBIT G
ASSIGNMENT OF FIDELITY BOND AND ERRORS AND OMISSION POLICY
loanDepot BA Warehouse, LLC and loanDepot.com, LLC (collectively, the “Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates Bank of America, N.A. (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by Assignor’s fidelity bond and errors and omission policy (collectively, the “Policy”). Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Policy. Assignee shall succeed to all rights of recovery of Assignor under the Policy and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation. This assignment is being delivered in connection with that certain Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Assignor, loanDepot BA Warehouse, LLC and Assignee.
IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of [________], 20[__].
LOANDEPOT BA WAREHOUSE, LLC

By:

Name:

Title:

LOANDEPOT.COM, LLC

By:

Name:

Title:

EXHIBIT H
FORM OF POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS:
WHEREAS, Bank of America, N.A. (“Buyer”), loanDepot BA Warehouse, LLC (“Seller”) and loanDepot.com, LLC (“Pledgor”) have entered into the Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement), pursuant to which Buyer has agreed to purchase from Seller certain participation interests from time to time, subject to the terms and conditions set forth therein;
WHEREAS, [Seller][Pledgor] has agreed to give to Buyer a power of attorney on the terms and conditions contained herein in order for Buyer to take any action that Buyer may deem necessary or advisable to accomplish the purposes of the Agreement;
NOW, THEREFORE, [Seller][Pledgor] hereby irrevocably constitutes and appoints Buyer its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform the following in connection with the [Participation Interests in the Underlying Assets purchased by Buyer from Seller][Underlying Assets pledged by Pledgor]1 under the Agreement (the “Purchased Assets”) or as otherwise provided below:
(1)    to receive, endorse and collect all checks made payable to the order of [Seller][Pledgor] representing any payment on account of the Purchased Assets;
(2)    to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the Purchased Assets;
(3)    to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the Purchased Assets, including, without limitation, unendorsing and re-endorsing a promissory note to another investor;
(4)    to complete and execute lost note affidavits or other lost document affidavits relating to the Purchased Assets;
(5)    to issue title requests and instructions relating to the Purchased Assets;
(6)    to give notice to any individual or entity of its interest in the Purchased Assets under the Agreement; and
(7)    to service and administer the Purchased Assets, including, without limitation, the receipt and collection of all sums payable in respect of the Purchased Assets.
[Seller][Pledgor] hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.
1 Note to form: select first set of brackets for Seller power of attorney and second set for Pledgor power of attorney.

Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.
[LOANDEPOT BA WAREHOUSE, LLC][LOANDEPOT.COM, LLC]

By:

Name:

Title:

WITNESS my hand this ____________ day of ________________, 20___.
STATE OF

County of

This instrument was acknowledged, subscribed and sworn to before me this _________ day of _________________, by ____________________________________________

                            Notary Public

My Commission Expires:

                                Notary Seal:

EXHIBIT I
ACKNOWLEDGEMENT OF PASSWORD CONFIDENTIALITY AGREEMENT
loanDepot BA Warehouse, LLC (“Seller”) and loanDepot.com LLC (“Guarantor”) have entered into a Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021 (the “Agreement”) with Bank of America, N.A. (“Buyer”). In connection therewith, Seller is being provided access to the website at www.bankofamerica.com/warehouselending (the “Website”). As consideration for being provided access to and use of the Website, Seller and Guarantor agree that:
1.    they may only access the Website by using a user name and password issued by Buyer.
2.    Buyer reserves the right to revoke or deactivate any user name and/or password at any time.
3.    they shall designate in writing an authorized representative (the “Authorized Representative”) to communicate with Buyer regarding the authorized users of the Website. The Authorized Representative shall be responsible for notifying Buyer of any changes, additions or deletions to the authorized users. Under no circumstances may user names and passwords be transferred between authorized users. Seller and Guarantor shall be solely responsible for all actions of its Authorized Representative and shall immediately notify Buyer of any change in its Authorized Representative. Buyer shall be entitled to rely on the authority and directions of the Authorized Representative without further inquiry. Authorized Representative shall communicate with Buyer in writing or via telephone by dialing [***].
4.    they shall be solely responsible for safeguarding access to user names and passwords and for implementing controls to prevent unauthorized usage of the Website.
5.    they are responsible for all requests, approvals and other transactions on the Website accessed through user names and/or passwords issued to Seller and/or Guarantor.
6.    Buyer shall be entitled to rely on all requests, approvals and other communications made on the Website through a user name and/or password issued to Seller and/or Guarantor until such time as:
(a)    Seller or Guarantor provides Buyer with written instructions to the contrary; and
(b)    Buyer has sufficient time to notify the appropriate employees and modify its computerized systems to deactivate the affected user name and/or password.
7.    any dispute regarding the use of user names and/or passwords shall be resolved in accordance with the terms and conditions of the Agreement.
By signing below you acknowledge your agreement to the terms and conditions set forth herein. Section 14.14 (Counterparts) of the Agreement is hereby incorporated by reference herein, mutatis mutandis.
[signatures on the following page]

SELLER AUTHORIZATIONS:
Any of the persons whose signatures and titles appear below, or attached hereto, are authorized, acting singly, to act for the Seller and Guarantor under this Acknowledgement of Password Confidentiality Agreement as an Authorized Representative.

By:                By:                    By:

Name:                Name:                    Name:

Title:                Title:                    Title:

LOANDEPOT BA WAREHOUSE, LLC

By:
Name:
Title:

Date:

LOANDEPOT.COM LLC

By:
Name:
Title:

Date:

EXHIBIT J
WIRING INSTRUCTIONS
Seller’s Wire Instructions:
Account #: [***]
Account Holder’s name: [***]
ABA #: [***]
Bank name: [***]
Bank Address: [***]
Buyer’s Wire Instructions:
Bank:        [***]
ABA No.:    [***]
Account No.:    [***]
Reference:    [***]

These wiring instructions may not be changed except by an authorized representative of Buyer or Seller, as applicable. Buyer shall be entitled to rely on these wiring instructions without further inquiry or verification.

EXHIBIT K
FORM OF SERVICER NOTICE AND ACKNOWLEDGEMENT

[Date]

[_______________], as Servicer
[ADDRESS]
Attention: __________________
Re:    Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021 (the “Repurchase Agreement”), by and between loanDepot BA Warehouse, LLC (the “Seller”) and Bank of America, N.A. (the “Buyer”), and acknowledged and agreed to by loanDepot.com LLC (“Guarantor”, and together with Seller, each a “loanDepot Party” and together, the “loanDepot Parties”)
Ladies and Gentlemen:
[_______________________] (“Servicer”) is servicing certain mortgage loans for loanDepot Parties pursuant to that certain [Servicing Agreement], dated as of [ ] (the “Servicing Agreement”) between Servicer and loanDepot Parties. Pursuant to the Repurchase Agreement between Buyer and loanDepot Parties, Servicer is hereby notified that loanDepot Parties may from time to time sell to Buyer certain mortgage loans (or interest in certain mortgage loans) which are currently being serviced by Servicer pursuant to the terms of the Servicing Agreement.
Section 1. Direction Notice. (a) Upon receipt of notice from Buyer (a “Direction Notice”) in which Buyer shall identify the mortgage loans (or interest therein) which are sold to Buyer under the Repurchase Agreement (the “Mortgage Loans”), Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Further, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans as reasonably requested by Buyer.
(b) Notwithstanding any contrary information which may be delivered to the Servicer by loanDepot Parties, Servicer may conclusively rely on any information delivered by Buyer, and loanDepot Parties shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information.
Section 2. No Modification of the Servicing Agreement. Without the prior written consent of Buyer exercised in Buyer’s sole discretion, Servicer shall not agree to (a) any material modification, amendment or waiver of the Servicing Agreement; (b) any termination of the Servicing Agreement or (c) the assignment, transfer, or material delegation of any of its rights or obligations under the Servicing Agreement.
Section 3. Right of Termination. Buyer shall have the right to terminate the Servicer’s rights and obligations to service the Mortgage Loans under the Servicing Agreement in accordance with the terms thereof. Any fees due to the Servicer (a) in connection with any termination shall be paid by loanDepot Parties and (b) incurred following receipt of a Direction Notice shall be paid by Buyer to the extent that such fees relate to the Mortgage Loans that are subject to the Servicing Agreement. loanDepot Parties and the Servicer shall cooperate in transferring the servicing with respect to such Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

Section 4. Notices. All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:
Any notices to Buyer should be delivered to the following addresses:
Bank of America, N.A.
One Bryant Park – 11th floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: [***]
Telephone: [***]
Facsimile: [***]
Email: [***]

and

Bank of America, N.A.
31303 Agoura Road
    Mail Code: CA6-917-02-63
    Westlake Village, California 91361
    Attention: [***]
    Telephone: [***]
    Facsimile: [***]
    Email: [***]

Any notices to Servicer should be delivered to the following addresses:
[ ]
Any notices to loanDepot Parties should be delivered to the following addresses:
            loanDepot.com, LLC
26642 Towne Centre Drive
Foothill Ranch, California 92610
Attn: [***]
Email: [***]
Cc: [***]
[***]

Section 5. Counterparts. This agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this agreement (each a “Communication”) may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This agreement may be executed simultaneously in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Buyer of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Section 6. Entire Agreement; Severability. This agreement shall supersede any existing agreements between the parties containing general terms and conditions for the servicing of the Mortgage Loans. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Section 7. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
(b) All legal actions between or among the parties regarding this agreement, including, without limitation, legal actions to enforce this agreement or because of a dispute, breach or default of this agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 4, and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
(c) The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby or thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
BANK OF AMERICA, N.A., as Buyer
By: ____________________________
Name:
Title:
LOANDEPOT BA WAREHOUSE, LLC, as Seller
By: ____________________________
Name:
Title:
LOANDEPOT.COM, LLC, as Guarantor
By: ____________________________
Name:
Title:
[ ], as Servicer
By: ____________________________
Name:
Title:

EXHIBIT L
REPRESENTATIONS AND WARRANTIES
Representations and Warranties Concerning Seller. Each loanDepot Party represents and warrants to and covenants with Buyer that the following are true and correct as of the Effective Date through and until the date on which all obligations of loanDepot Parties under this Agreement are fully satisfied. With respect to those representations and warranties which are made to the best of each loanDepot Party’s knowledge, if it is discovered by either loanDepot Party or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding loanDepot Parties’ lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
(a)    Due Formation and Good Standing. Each loanDepot Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the full legal power and authority to own its property and to carry on its business as currently conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.
(b)    Authorization. The execution, delivery and performance by each loanDepot Party of the Principal Agreements and all other documents and transactions contemplated thereby, are within such loanDepot Party’s corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of such loanDepot Party’s articles or certificate of incorporation or bylaws (or corresponding organizational documents if a loanDepot Party is not a corporation); (ii) a material breach of any legal restriction or any agreement or instrument to which such loanDepot Party is now a party or by which it is bound; (iii) a material default or an acceleration under any of the foregoing; or (iv) the violation of any law, rule, regulation, order, judgment or decree to which such loanDepot Party or its property is subject.
(c)    Enforceable Obligation. The Principal Agreements and all other documents contemplated thereby constitute legal, binding and valid obligations of each loanDepot Party, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.
(d)    Approvals. The execution and delivery of the Principal Agreements and all other documents contemplated thereby and the performance of each loanDepot Party’s obligations thereunder do not require any license, consent, approval, authorization or other action of any Person, including any state, federal, governmental or regulatory authority, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.
(e)    Compliance with Laws. No loanDepot Party is in violation of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that might have a material adverse effect on the business, operations, assets or financial condition of such loanDepot Party.
(f)    Financial Condition. All financial statements of Guarantor delivered to Buyer fairly and accurately present the financial condition of the Guarantor. The financial statements of Guarantor have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Guarantor. Since the close of the period covered by the latest financial statement delivered to Buyer with respect to Guarantor, there has been no material adverse change in the assets, liabilities or financial condition of Guarantor nor is Guarantor aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of any loanDepot Party, is threatened, that (i) might render any loanDepot Party unable to perform its obligations under the Principal Agreements and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) might adversely affect the financial condition of any loanDepot Party or the validity, priority or enforceability of the Principal Agreements or any other documents contemplated thereby.
(g)    Credit Facilities. The only credit facilities, including repurchase agreements for mortgage loans and mortgage-backed securities, of each loanDepot Party that are presently in effect and are secured by mortgage loans or provide for the purchase, repurchase or early funding of mortgage loan sales, are with Persons disclosed to Buyer as of the date of this Agreement, or thereafter disclosed to Buyer, or warehouse lenders that are Approved Payees.
(h)    Title to Assets. Each loanDepot Party has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer with respect to such loanDepot Party, except for such properties and other assets that have been disposed of in the ordinary course of business of such loanDepot Party’s business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.
(i)    Litigation. There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of any loanDepot Party, threatened or reasonably anticipated against or affecting any loanDepot Party in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of any loanDepot Party.
(j)    Payment of Taxes. Each loanDepot Party has timely filed all Tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income (whether or not shown on such Tax returns) that are due and payable, including interest and penalties, except those being contested in good faith, or has provided adequate reserves for the payment thereof in accordance with GAAP. Any Taxes, fees and other governmental charges payable by any loanDepot Party in connection with a Transaction and the execution and delivery of the Principal Agreements have been paid.
(k)    No Defaults. No loanDepot Party is in default under any indenture, mortgage or deed of trust to which it is a party or by which it is bound. No loanDepot Party is in default under any other material agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound, which default may lead to or result in a material adverse effect on the business, operations, assets or financial condition of any loanDepot Party.
(l)    ERISA. Each loanDepot Party and each Plan is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred with respect to any Plan maintained by each loanDepot Party or any of its ERISA Affiliates. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA or Section 412 of the Code (based on the assumptions used for purposes of Accounting Standards Codification (ASC) 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Each loanDepot Party and its Subsidiaries and their ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of any loanDepot Party are not “plan assets” within the meaning of 29 CFR Section 2510.3-101 as modified by section 3(42) of ERISA.
(m)    Approved Mortgagee. As of the date of this Agreement, Guarantor is an approved FHA, VA, RD, Ginnie Mae, Fannie Mae and/or Freddie Mac seller, mortgagee and/or servicer and is in good standing with these agencies.
(n)    True and Complete Disclosure. Each loanDepot Party has made full disclosure to Buyer of all information that could adversely affect the execution, delivery and performance by such loanDepot Party of its obligations under the Principal Agreements. All information furnished to Buyer by or on behalf of any loanDepot Party in connection with the Principal Agreements or any transaction contemplated thereby, was true, accurate and complete in all material respects on the date furnished, and there has been no material adverse change in the condition, financial or otherwise, of such loanDepot Party from the time such information was provided to Buyer unless Buyer is so notified by such loanDepot Party.
(o)    Ownership; Priority of Liens. Seller owns the Participation Interests in all Assets identified in the Transaction Terms Letter that are to become Purchased Assets, and any Transaction shall convey all of Seller’s right, title and interest in and to such Purchased Assets, including, with respect to the related Underlying Assets, the servicing rights related thereto, to Buyer. This Agreement shall also create in favor of Buyer, a valid, enforceable, perfected first priority lien and security interest in the Purchased Assets and the Underlying Assets , prior to the rights of all third Persons and subject to no other liens.
(p)    Investment Company Act. No loanDepot Party is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(q)    Filing Jurisdictions; Relevant States. As of the date of this Agreement, Schedule 1 sets forth all of the jurisdictions and filing offices in which a financing statement is required to be filed in order for Buyer to perfect its security interest in the Purchased Assets and Residual Collateral.
(r)    loanDepot Parties Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each loanDepot Party is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such loanDepot Party in accordance with GAAP) of such loanDepot Party and such loanDepot Party is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. No loanDepot Party intends to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. No loanDepot Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any loanDepot Party or any of its assets. No loanDepot Party is transferring or pledging any Purchased Assets or Underlying Assets with any intent to hinder, delay or defraud any of its creditors.
(s)    [reserved].
(t)    Chief Executive Office. Each loanDepot Party’s chief executive office on is located at 26642 Towne Centre Drive, Foothill Ranch, California 92610.

(u)    No Sanctions. Neither any loanDepot Party nor any of its Affiliates, officers, directors, partners or members, (i) is an entity or person (or to such loanDepot Party’s knowledge, owned or controlled by an entity or person) that (A) is currently the subject of any economic sanctions administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant authority (collectively, “Sanctions”) or (B) resides, is organized or chartered, or has a place of business in a country or territory that is currently the subject of Sanctions or (ii) is engaging or will engage in any dealings or transactions prohibited by Sanctions or will directly or indirectly use the proceeds of any Transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity, for the purpose of financing or supporting, directly or indirectly, the activities of any person or entity that is currently the subject of Sanctions.
(v)    Anti-Money Laundering Laws. Each loanDepot Party has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001, as amended, and the Bank Secrecy Act of 1970, as amended (collectively, the “Anti Money Laundering Laws”); such loanDepot Party has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Underlying Asset for purposes of the Anti-Money Laundering Laws, including with respect to the bona fide identity of the applicable Mortgagor and the origin of the assets used by said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.
(w)    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects as of each date each loanDepot Party delivers a Beneficial Ownership Certification to Buyer pursuant to Section 9.12 hereof.
(x)    Separateness. Each loanDepot Party is in compliance with the requirements of Section 9.14 hereof.
(y)     Acquisition of Underlying Assets. The Guarantor has issued Participation Interests pursuant to the terms of the Participation Agreement to the Seller, and the Guarantor retains no beneficial or economic interests in such Underlying Assets.
(z)    Participation Certificates; Participation Interests.
(i)The Participation Certificate represents all of the Participation Interests issued by the Guarantor. All of the Participation Interests are participation interests in the Underlying Assets.
(ii)Each Participation Certificate and the related Participation Interests have been duly and validly issued and remains in compliance with applicable law and the Participation Agreement and is fully paid and nonassessable.
(iii)Immediately prior to the sale, transfer and assignment of a Participation Certificate or Participation Interests to, and the registration thereof in the name of, Buyer pursuant to this Agreement, the Seller is the record and beneficial owner of, and has good and marketable title to, such Participation Certificate and Participation Interests.
(iv)Each Participation Certificate and the related Participation Interests are unencumbered (other than Liens created in favor of Buyer pursuant to this Agreement and Liens created by or through Buyer). Upon consummation of the Transaction contemplated to occur in respect of such any Participation Interests, the Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Interests free and clear of any Liens (other than Liens created in favor of Buyer pursuant to this Agreement and Liens created by or through Buyer).
(v)There are (x) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with any Participation Certificate or any Participation Interests, (y) no agreements on the part of Seller to issue, sell or distribute any Participation Certificate or Participation Interests (other than to Buyer), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of any Participation Certificate or Participation Interests.
(vi)Each Participation Certificate is a certificated security in registered form. It is the intent of the parties hereto that each Participation Certificate constitute a “security” as that term is defined in Section 8-102 of the New York Uniform Commercial Code.
(vii)No fraudulent acts were committed by any loanDepot Party or Affiliates thereof in connection with the issuance of any Participation Certificates or Participation Interests.
(viii)No loanDepot Party is a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects the rights and obligations of any holder of such Participation Interests for which Buyer’s consent has not been obtained and no loanDepot Party has consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists (other than changes or waivers to which Buyer has consented).
(ix)The Seller has full right, power and authority to sell the Participation Interests and no Participation Interests have been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof, except in connection with Underlying Assets.
(x)Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Principal Agreements governing such Participation Interests, no consent or approval by any Person is required in connection with Seller’s sale, and/or Buyer’s acquisition of such Participation Interests, or Buyer’s exercise of any rights or remedies in respect of such Participation Interests or for Buyer’s sale, pledge or other disposition of such Participation Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Participation Interests.
(xi)The issuance of Participation Interests by the Guarantor to the Seller was not for or on account of an antecedent debt owed by the Guarantor to the Seller and is not voidable or subject to avoidance under the Bankruptcy Code.
(xii)No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Interests, (ii) non-monetary default, breach or violation exists with respect to such Participation Interests, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such Participation Interests.
(xiii)The representations and warranties with respect to the related Underlying Asset set forth on this Exhibit L are true and correct.
(xiv)No loanDepot Party has received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interests is or may become obligated.
(xv)Seller has delivered to Buyer or its designee the original certificate or other similar indicia of ownership of such Participation Interests, however denominated, reissued in Buyer’s name.
(xvi)Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interests is or may become obligated.
Representations and Warranties Concerning Underlying Assets. Each loanDepot Party represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Underlying Asset as of the related Purchase Date through and until the date on which the Buyer’s security interest in such Underlying Asset is released by Buyer upon payment by loanDepot Parties to Buyer of the Related Repurchase price for the Participation Interest related to such Underlying Asset. With respect to those representations and warranties which are made to the best of such loanDepot Party’s knowledge, if it is discovered by any loanDepot Party or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding such loanDepot Party’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
(a)    Eligible Underlying Loan. The Mortgage Loan is an Eligible Mortgage Loan. The Mortgage Loan is a legal, valid and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms and subject to no offset, defense or counterclaim, obligating Mortgagor to make the payments specified therein.
(b)    Purchase Commitment. Unless otherwise stated in the Transactions Terms Letter, the Mortgage Loan is covered by a Purchase Commitment that permits a pledge of a security interest thereof to Buyer, does not exceed the availability under such Purchase Commitment, conforms to the requirements and specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor and is eligible for sale to and insurance or guaranty by, respectively, the applicable Approved Investor and any applicable Insurer.
(c)    Asset Data Record. The information contained in the Asset Data Record is materially true, correct and complete.
(d)    Origination and Servicing.  The Mortgage Loan has been originated and serviced in material compliance with Guarantor’s Underwriting Guidelines and Accepted Servicing Practices, applicable Approved Investor and Insurer requirements and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity

Act, the Federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, and all applicable usury, licensing, real property, consumer protection and other laws.
(e)    Mortgage Loan Documents. The Mortgage Loan is evidenced by instruments acceptable to FHA, VA, RD, Fannie Mae, Freddie Mac or the Approved Investor, as applicable, given the type of Mortgage Loan. The applicable Mortgage Loan Documents have been duly executed and delivered by the Mortgagor and create valid and legally binding obligations of the Mortgagor, enforceable in accordance with their terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor's rights generally, and there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. With respect to each Foreign National Mortgage Loan, the non-U.S. citizenship of the Mortgagor will neither prevent nor materially impair the enforceability of the related Mortgage Loan.
(f)    Lien Position. The Mortgage Loan is secured by a valid first priority lien on the Mortgaged Property under the laws of the state where the related mortgaged property in located; provided, however, that if the Mortgage Loan is a Closed-End Second Lien Mortgage Loan or HELOC Mortgage Loan, it is secured by a valid second lien on the Mortgaged Property.
(g)    No Future Advances. The full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, except with respect to specific mortgage products agreed upon by Buyer in writing. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. With respect to any Mortgage Loan, the terms of which require a loanDepot Party to make additional advances or disbursements to or on behalf of the Mortgagor named therein after the date of origination, Guarantor has made all such advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program, and such additional amounts have been advanced or disbursed from Guarantor’s own funds and not from the funds representing any Purchase Price paid by Buyer to Seller hereunder. For all Mortgage Loans other than specific mortgage products agreed upon by Buyer in writing, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.
(h)    No Default. Other than Mortgage Loans which are no more than 30 days past due, there is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. No loanDepot Party has waived any default, breach, violation or event of acceleration; and with respect to each Cooperative Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and Guarantor has the right under the terms of the Mortgage Note, Assignment of Proprietary Lease and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.
(i)    No Waiver. The terms of the Mortgage Loan have not been waived, impaired, changed or modified, except to the extent such amendment or modification has been disclosed to Buyer in writing and does not affect the salability of the Mortgage Loan pursuant to the applicable Purchase Commitment.
(j)    Taxes and Insurance. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents that previously became due and owing have been paid, are being contested in good faith or an escrow of funds has been established in an amount sufficient to pay for every such item that remains unpaid.

(k)    Private Mortgage Insurance. Each Conventional Conforming Mortgage Loan is insured by a policy of private mortgage insurance in the amount required by Fannie Mae or Freddie Mac, as applicable, and by an Insurer and all provisions of such private mortgage insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. There are no defenses, counterclaims or rights of setoff affecting the Conventional Conforming Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance applicable to such Mortgage Loan.
(l)    Government Mortgage Loans. If the Mortgage Loan is represented by each loanDepot Party to have, or to be eligible for, FHA insurance, such Mortgage Loan is insured, or eligible to be insured, pursuant to the National Housing Act. If the Mortgage Loan is represented by each loanDepot Party to be guaranteed, or to be eligible for guarantee, by the VA, such Mortgage Loan is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. If the Mortgage Loan is represented by each loanDepot Party to be guaranteed, or to be eligible for guarantee, by the RD, such Mortgage Loan is guaranteed, or eligible to be guaranteed, under the provisions of the RD Regulations. As to each FHA insurance certificate, each VA guaranty certificate or each RD loan guaranty, each loanDepot Party has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission that would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be in full force and effect with respect to such Government Mortgage Loan. There are no defenses, counterclaims or rights of setoff affecting the Government Mortgage Loan or affecting the validity or enforceability of the FHA insurance, VA guaranty or RD loan guaranty applicable to such Mortgage Loan.
(m)    Hazard Insurance. The Mortgage Loan is covered by a policy of hazard insurance, flood insurance and insurance against other insurable risks and hazards as required by the applicable Approved Investor and the agreements applicable to such Mortgage Loan, in amounts not less than the outstanding principal balance of the Mortgage Loan or such maximum lesser amount as permitted by the applicable Approved Investor and applicable law, all in a form usual and customary in the industry and that is in full force and effect, and all amounts required to have been paid under any such policy have been paid.
(n)    Title Insurance. A valid and enforceable title insurance policy has been issued or a commitment to issue such title insurance policy has been obtained for the Mortgage Loan in an amount not less than the original principal amount of such Mortgage Loan, which title insurance policy insures that the Mortgage relating thereto is a valid first lien or second lien, as applicable, on the Mortgaged Property therein described and that such Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage (or with respect to a Closed-End Second Lien Mortgage Loan, the priority over the second lien of the Mortgage (other than, for the avoidance of doubt, any first lien of the Mortgage that has been disclosed to Buyer)) and otherwise in compliance with the requirements of the applicable Approved Investor. The title insurance company that issued the applicable Closing Protection Letter has also issued or has committed to issue the title insurance policy.
(o)    Assignment. The Assignment (i) has been duly authorized by all necessary corporate action by Guarantor, duly executed and delivered by Guarantor and is the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, and (ii) complies with all applicable laws including all applicable recording, filing and registration laws and regulations and is adequate and legally sufficient for the purpose intended to be accomplished thereby, including, without limitation, the assignment of all of the rights, powers and benefits of Guarantor as mortgagee.
(p)    No Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence has taken place with respect to the Mortgage Loan on the part of any Person, including, without limitation, the

Mortgagor, any appraiser, any builder or developer or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.
(q)    Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Guarantor shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.
(r)    HOEPA. No Mortgage Loan is (a) subject to the provisions of 12 U.S.C. Section 226.32 of Regulation Z implementing the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).
(s)    Compliance with Guidelines. Each Ginnie Mae EBO Mortgage Loan was originated in Strict Compliance with and remains in compliance with the Ginnie Mae Guide.
(t)    Qualified Mortgage. Each Mortgage Loan (other than Bond Loans – 1st Liens, Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014 and Permitted Non-Qualified Mortgage Loans) satisfies the following criteria:
(i)    Such Mortgage Loan is a Qualified Mortgage;
(ii)    Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;
(iii)    Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and
(iv)    Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.
(u)    Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or, to any loanDepot Party’s knowledge, threatened against any loanDepot Party in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with, (x) except with respect to a Bond Loan – 1st Lien or a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule or, (y) except with respect to a Bond Loan – 1st Lien, a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014 or a Permitted Non-Qualified Mortgage Loan, the QM Rule.

(v)    Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan) did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.
(w)    Permitted Non-Qualified Mortgage. Each Mortgage Loan that is a Permitted Non-Qualified Mortgage Loan satisfies the following criteria:
(i)    Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and
(ii)    Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule.
(x)    Cooperative Loan: Valid First Lien. With respect to each Cooperative Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related Cooperative Shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest. There are no liens against or security interests in the Cooperative Shares relating to each Cooperative Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Cooperative Loan), which have priority equal to or over loanDepot Parties’ security interest in such Cooperative Shares.
(y)    Cooperative Loan: Compliance with Law. With respect to each Cooperative Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Internal Revenue Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property.
(z)    Cooperative Loan: No Pledge. With respect to each Cooperative Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Proprietary Lease. With respect to each Cooperative Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.
(aa)    Cooperative Loan: Acceleration of Payment. With respect to each Cooperative Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby. The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.
(bb)    Appraisal. Except for Closed-End Second Lien Mortgage Loans with an original loan amount less than or equal to $100,000, a full appraisal of the related Mortgaged Property was conducted and executed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Guarantor, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the relevant FHA, VA, RD, Fannie Mae and Freddie Mac guidelines, as applicable, each as amended and as in effect on the date the Mortgage Loan was originated. With respect to a Closed-End Second Lien Mortgage Loan with an original loan amount less than or equal to $100,000, a Review Appraisal approved by Buyer in its sole discretion was conducted and executed prior to the funding of the Mortgage Loan by a qualified appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan.

(cc)    TRID Compliance. To the extent applicable, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

(dd)    Pooled Mortgage Loans. Each Underlying Asset that will be pooled to support a Mortgage-Backed Security is being serviced by a subservicer having all Agency approvals necessary to make such Underlying Asset eligible to back the related Mortgage-Backed Security.

(ee)    Purchase Commitment; Trade Assignment. Unless otherwise stated in the Transactions Terms Letter, the Mortgage-Backed Security expected to be issued with respect to a Pooled Mortgage Loan is covered by a Purchase Commitment that (i) permits assignment thereof to Buyer, (ii) does not exceed the availability under such Purchase Commitment (taking into consideration mortgage loans or securities, as applicable, which have been purchased by the respective Approved Investor under the Purchase Commitment), (iii) conforms to the requirements and the specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor, and (iv) is eligible for sale to and insurance or guaranty by the applicable Approved Investor and any applicable insurer, respectively. Each such Purchase Commitment is enforceable, is in full force and effect, is validly and effectively assigned to Buyer pursuant to a Trade Assignment and confirms the details of such forward trade with respect to the related Mortgage-Backed Security. Each such Trade Assignment is enforceable and is in full force and effect, and was delivered by loanDepot Parties to Buyer in accordance with the requirements set forth in Section 7.2(h). Each Purchase Commitment and Trade Assignment is a legal, valid and binding obligation of loanDepot Parties enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(ff)    Mortgage-Backed Securities. Each Mortgage-Backed Security subject to a Transaction, (i) is backed by Mortgage Loans eligible for sale to or securitization by an Agency and satisfy the “Good Delivery Guidelines” promulgated by SIFMA, (ii) is subject to a valid and binding Purchase Commitment that is enforceable in accordance with its terms, (iii) with respect to which, the Applicable Agency Documents (as defined in the Custodial Agreement) list Buyer as sole subscriber, (iv) has been validly issued, and is fully paid and non-assessable, and has been issued in compliance with all applicable laws, including, without limitation, the guidelines promulgated by the applicable Agency, (v) is in book-entry form and held through the facilities of the applicable Depository, and (vi) is unencumbered (other than liens created in favor of Buyer pursuant to this Agreement and liens created by or through Buyer). There are (i) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with any Mortgage-Backed Security, (ii) no agreements on the part of any loanDepot Party to issue, sell or distribute the Mortgage-Backed Securities, and (iii) no obligations on the part of any loanDepot Party (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Mortgage-Backed Securities.

(gg)    Occupancy and Use of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied in accordance with applicable law, to the extent that such property is occupied on such date; provided that in any event, if the Mortgagor is not occupying such property as of the Purchase Date, the Mortgagor shall occupy such Mortgaged Property in accordance with applicable law no later than sixty (60) days from the origination of such Mortgage Loan (or such other shorter time period required under the Guarantor’s Underwriting Guidelines or by the Agencies). All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No loanDepot Party has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No loanDepot Party has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Solely with respect to Jumbo Mortgage Loans and Closed-End Second Lien Mortgage Loans, and to the best of loanDepot Party’s knowledge, the Mortgaged Property is not being used for business purposes, as defined in either the Federal Truth-in-Lending Act of 1968, as amended, or Regulation Z thereunder.

(hh)    eNote Legend. If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

(ii)    eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:
(i)the eNote bears a digital or electronic signature;
(ii)the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
(iii)there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the Uniform Commercial Code or Section 16 of the UETA, as applicable, that is held in the eVault;
(iv)the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;
(v)the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;
(vi)the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;
(vii)the Master Servicer Field status of the eNote on the MERS eRegistry reflects the MERS Org ID of Guarantor;
(viii)the Subservicer Field status of the eNote on the MERS eRegistry (i) reflects, if there is a third-party subservicer, such subservicer’s MERS Org ID or (ii) if there is not a subservicer, is blank;

(ix)there is no Control Failure, eNote Replacement Failure or Unauthorized Servicing Modification with respect to such eNote;
(x)the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the Uniform Commercial Code;
(xi)there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the Uniform Commercial Code, as applicable) of the Transferable Record; and
(xii)there is no paper copy of the eNote in existence nor has the eNote been papered-out.

EXHIBIT M
FORM OF CONFIRMATION OF TEMPORARY MODIFICATION (MASTER REPURCHASE AGREEMENT)
loanDepot.com, LLC
26642 Towne Centre Drive
Foothill Ranch, California 92610
Attn: [***]
Email: [***]
Cc: [***]

[___________], 20__

Re:    Temporary Modifications Under the Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), between Bank of America, N.A. (“Buyer”) and loanDepot BA Warehouse, LLC (“Seller”), and acknowledged and agreed to by loanDepot.com, LLC (“Guarantor”) and the Transactions Terms Letter (as such term is defined in the Master Repurchase Agreement) (as amended, restated, supplemented or otherwise modified from time to time, the “Transactions Terms Letter”; collectively with the Master Repurchase Agreement, the “Agreements”), between Buyer and Seller

Ladies and Gentlemen:
This confirmation (“Confirmation”) sets forth the agreement between Buyer, Seller and Guarantor to temporarily modify the [Aggregate Transaction Limit / Minimum Over/Under Account Balance / Type Sublimit] strictly in accordance with the terms set forth below and the provisions of the Agreements:
Temporary Modification to Aggregate Transaction Limit:  [+] [-] $___________.
Modified Aggregate Transaction Limit: $___________.
Temporary Modification to Minimum Over/Under Account Balance: [+] [-] $___________.
Modified Minimum Over/Under Account Balance: $___________.
Temporary Modification to Type Sublimit -- Type [__]: [_____________]: [+] [-] %____.
Modified Type Sublimit -- Type [__]: %____.
Effective date:  [dd/mm/yyyy]
Termination date:  [dd/mm/yyyy]
On and after the effective date indicated above and until the termination date indicated above, the [Aggregate Transaction Limit / Minimum Over/Under Account Balance / Type Sublimit] shall equal the modified [Aggregate Transaction Limit / Minimum Over/Under Account Balance / Type Sublimit] indicated above for all purposes of the Agreements.

Upon the termination of any Temporary Modification to Aggregate Transaction Limit that has increased the Aggregate Transaction Limit, (i) Seller shall repurchase Participation Interests in Purchased Assets in a requisite amount to reduce the total aggregate Transactions outstanding to the Aggregate Transaction Limit within [__] Business Days after such termination date; provided, that, at any time after such termination date, Buyer may provide Seller with a written notice which requires the immediate repurchase of Participation Interests in Purchased Assets in a requisite amount to reduce the total aggregate Transactions outstanding to the Aggregate Transaction Limit, irrespective of the [__] Business Day grace period, and (ii) the aggregate type of Transactions outstanding at such time shall not exceed the applicable Type Sublimit.
All terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreements, as applicable.
[signature page follows]

Sincerely,                        Agreed to and Accepted by:

BANK OF AMERICA, N.A.                LOANDEPOT BA WAREHOUSE, LLC

By:                            By:
Name:                            Name:
Title:                            Title:

LOANDEPOT.COM, LLC

                            By:
                            Name:
Title:

EXHIBIT N
FORM OF TRADE ASSIGNMENT

__________ (“Approved Investor”)
(Address)

Attention:
Fax No.:
Dear Sirs:
    Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), trade-dated _________ __, ____, to purchase
[$______of __% ___ year,
(Check Box)

(a)	Ginnie Mae;

(b)	Fannie Mae; or

(c)	Freddie Mac

mortgage-backed pass-through securities (“Securities”) at a purchase price of $___________ from _________ on [insert Settlement Date].
    Our intention is to assign $_____ of this Commitment’s full amount, which assignment shall be effective and shall be fully enforceable by the assignee on the Settlement Date. This is to confirm that (i) the form of this assignment conforms to the SIFMA guidelines, (ii) the Commitment is in full force and effect, (iii) the Commitment has been assigned to Bank of America, N.A. (“BANA”) as security for the obligations of loanDepot BA Warehouse, LLC, the “Seller” under that certain Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021, among Seller, loanDepot.com, LLC and BANA, whose acceptance of such assignment is indicated below, [and] (iv) upon delivery of this trade assignment to you by BANA you will accept Seller’s direction set forth herein to pay BANA for such Securities, [(v) you will accept delivery of such Securities directly from BANA, (vi) BANA is obligated to make delivery of such Securities to you in accordance with the attached Commitment and (vii) you have released Seller from its obligation to deliver the Securities to you under the Commitment.] Payment will be made “delivery versus payment (DVP)” to BANA in immediately available funds.

    If you have any questions, please call [SELLER CONTACT] at (___) ___-____ immediately or contact him by fax at (___) ___-____.
Very truly yours,

LOANDEPOT.COM, LLC

By:
Name:
Title:

Agreed to:
BANK OF AMERICA, N.A.

By:________________________
Name:______________________
Title:______________________
Notice of delivery and confirmation of receipt are the obligations of BANA. Prompt notification of incorrect information or rejection of the trade assignment should be made to [______].

Exhibit 1 to Trade Assignment
Purchase Commitment

EXHIBIT O
FORM OF SELLER’S RELEASE
Bank of America, N.A.
Warehouse Lending
200 N. College St.
Mail Code: NC1-004-04-21
Charlotte, North Carolina 28255
Telephone: [***]
Facsimile: [***]

Attention: Warehouse Lending Collateral Team

Ladies and Gentlemen:
Reference is made to the Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”) between Bank of America, N.A. (“Buyer”) and loanDepot BA Warehouse, LLC (“Seller”), and acknowledged and agreed to by loanDepot.com, LLC, as guarantor. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Repurchase Agreement.
With respect to the mortgage loans referenced in the attached schedule (GNMA/FNMA/FHLMC Pool/Contract # _________) such pool consisting of ____ loans with an aggregate principal balance of $ ____, (a) we hereby certify to you that the mortgage loans are not subject to a lien of any warehouse lender and (b) we hereby release all right, interest or claim of any kind with respect to such mortgage loans, such release to be effective automatically without any further action by any party upon payment from Buyer to Seller of an amount equal to the Purchase Price, in accordance with the wire instructions in effect on the date of such payment.
Very truly yours,

LOANDEPOT BA WAREHOUSE, LLC

By:____________________________________
Name:
Title:

EXHIBIT P
FORM OF WAREHOUSE LENDER’S RELEASE
Bank of America, N.A.
Warehouse Lending
200 N. College St.
Mail Code: NC1-004-04-21
Charlotte, North Carolina 28255
Telephone: [***]
Facsimile: [***]

Attention: Warehouse Lending Collateral Team
Ladies and Gentlemen:
Reference is made to the Second Amended and Restated Master Repurchase Agreement, dated as of August 20, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”) between Bank of America, N.A., as buyer, and loanDepot BA Warehouse, LLC, as seller, and acknowledged and agreed to by loanDepot.com, LLC, as guarantor. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Repurchase Agreement.
We hereby release all right, interest or claim of any kind (including, without limitation, any security interest or lien) with respect to the mortgage loans referenced in the attached schedule, such release to be effective automatically without any further action by any party, upon payment, in one or more installments in accordance with the wire instructions below, in immediately available funds, of an aggregate amount equal to or greater than $__________________.
Wire Instructions:
Bank:            __________________
ABA#:            __________________
Account Number:    __________________
Account Name:        __________________
Attention:        __________________

Very truly yours,

[WAREHOUSE LENDER]

By:____________________________________
Name:
Title:

SCHEDULE 1
FILING JURISDICTIONS AND OFFICES

Alabama
Alaska
Arizona
Arkansas
California
Colorado
Connecticut
Delaware
District of Columbia
Florida
Georgia
Hawaii
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky
Louisiana
Maine
Maryland
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Montana
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico
New York
North Carolina
North Dakota
Ohio
Oklahoma
Oregon
Pennsylvania
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Utah
Vermont

Virginia
Washington
West Virginia
Wisconsin
Wyoming